   As filed with the Securities and Exchange Commission on September 19, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                           KMC TELECOM HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                --------------

               Delaware                 4813                     22-3545325
    (State or other
     jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer
    incorporation or
      organization)         Classification Code Number)      Identification No.)


                           1545 Route 206, Suite 300
                          Bedminster, New Jersey 07921
                                 (908) 470-2100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------
                               William F. Lenahan
                            Chief Executive Officer
                           KMC Telecom Holdings, Inc.
                           1545 Route 206, Suite 300
                              Bedminster, NJ 07921
                                 (908) 470-2100
          (Name and address, including zip code, and telephone number, including area code, of agent for service)


                                with copies to:
           M. Ridgway Barker,                 James S. Scott, Sr.,
                  Esq.                                Esq.
            Brian J. Calvey,                   Shearman & Sterling
                  Esq.                        599 Lexington Avenue
          Randi-Jean G. Hedin,                 New York, New York
                  Esq.                                10022
          Kelley Drye & Warren                   (212) 848-4000
                   LLP
             101 Park Avenue
           New York, New York
                  10178

                                --------------
             (212) 808-7800
  Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                               Proposed Maximum
                           Title of Each Class of                             Aggregate Offering    Amount of
                        Securities to be Registered                              Price(1)(2)     Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.....................................      $200,000,000        $52,800
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1)Includes shares subject to an over-allotment option granted to the Underwriters.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

                                --------------
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued September 19, 2000

                                         Shares

                               [LOGO] KMC Telecom
                                  COMMON STOCK

                                  -----------

KMC Telecom Holdings, Inc. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares.
We anticipate that the initial public offering price will be between $    and
$    per share.

                                  -----------

We have applied to list our common stock on the Nasdaq National Market under the symbol "KMCT."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

                                  -----------

                              PRICE $     A SHARE

                                  -----------

                                                Price  Underwriting
                                                  to   Discounts and Proceeds to
                                                Public  Commissions  KMC Telecom
                                                ------ ------------- -----------
Per Share......................................  $         $            $
Total.......................................... $         $            $

KMC Telecom Holdings, Inc. has granted the underwriters the right to purchase
up to an additional      shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on     , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER _________________________________GOLDMAN, SACHS & CO.

CREDIT SUISSE FIRST BOSTON

              MERRILL LYNCH & CO.

                                                       DRESDNER KLEINWORT BENSON

      , 2000

[Map of the United States indicating the markets in which the company has or is developing operations.]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................   10
Special Note Regarding Forward-
 Looking Statements.................   19
Use of Proceeds.....................   20
Dividend Policy.....................   20
Capitalization......................   21
Dilution............................   22
Selected Financial and Operating
 Data...............................   23
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   25
Business............................   34
Management..........................   53

                                     Page
                                     ----
Certain Relationships and Related
 Transactions......................   66
Principal Stockholders.............   68
Description of Certain
 Indebtedness......................   71
Description of Capital Stock.......   74
Shares Eligible for Future Sale....   78
United States Tax Consequences to
 Non-U.S. Holders of Common Stock..   79
Underwriters.......................   82
Legal Matters......................   84
Experts............................   84
Where You Can Find More
 Information.......................   84
Index to Financial Statements......  F-1


                               ----------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

This prospectus includes statistical data and forecasts concerning the telecommunications industry that we obtained from industry publications. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. For example, we do not know what rate of general economic growth in the areas in which we operate were assumed in preparing forecasts. Forecasts of developing industries, such as ours, are not based upon sophisticated analysis of a substantial amount of historical data as is the case for more mature industries. Often, interviews with corporate leaders in developing industries, such as ours, form the basis for much statistical data and forecasts. Thus, statistical data and forecasts for developing industries, such as ours, are much less likely to be accurate.

Our corporate logo and some of the titles and logos of our services mentioned in this prospectus, such as "Creative Solutions with a Hometown Touch" and "ClearStar," are our trademarks or service marks. Each trademark, trade name or service mark of any other company appearing in the prospectus belongs to its holder.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company, our common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. Except as otherwise noted, all information in this prospectus assumes the conversion of all outstanding shares of our convertible preferred
stock into shares of our common stock, and a   -for-   split of our common
stock, all of which will occur automatically upon consummation of this offering. Unless otherwise indicated, all information contained in this prospectus assumes that there will be no exercise of the underwriters' over-allotment option.

                           KMC Telecom Holdings, Inc.

   We are a rapidly growing fiber-based integrated communications provider offering data, voice and Internet infrastructure services. We offer these services to businesses, governments and institutional end-users, Internet service providers, long distance carriers and wireless service providers. Our business has two distinct components: serving communications-intensive customers in Tier III markets, and providing data services on a nationwide basis.

  . We provide a full suite of broadband communications services in 35 Tier III markets, which we define as markets with a population between 100,000 and 750,000. We own and operate robust fiber-based networks and Lucent switching equipment in all of our Tier III markets, which are predominantly located in the South, Southeast, Midwest and Mid-Atlantic United States. We will continue to expand in Tier III markets because we believe that these markets have attractive growth attributes and are typically less competitive than larger markets. Our customers in these markets include: AT&T, Boeing, City of Augusta, Columbia Hospital, NASA, Pillsbury, State of Wisconsin, Texas A&M University and Wal-Mart.

  . We provide nationwide data services under long-term guaranteed revenue contracts with Qwest and Broadwing. Under these contracts, we provide local Internet access infrastructure and other enhanced data services. Currently, we have contracts representing approximately $250 million in annualized revenues in approximately 140 markets. We expect these markets to be operational by the first quarter of 2001. The Internet infrastructure we are deploying includes the latest technology platforms from Cisco and Nortel, which we believe will result in a cost-effective and technologically superior solution for our customers. We are currently testing and expect to pilot next generation Internet Protocol data and voice services in 2001.

   The following table sets forth our recent growth:

                                                  June 30,
                                          -------------------------
                                                                    Percentage
                                              1999         2000       Growth
                                          ------------ ------------ ----------
   Revenue (for the six months ended).... $ 26,712,000 $ 68,076,000    155%
   Total lines in service................      190,960      767,992    302%
   Fiber miles...........................       82,293      122,376     49%
   Customers.............................        4,135        8,513    106%
   Gross networks, property and
    equipment............................ $406,256,000 $853,651,000    110%

Full Service Integrated Communications Provider in Tier III Markets

   Our objective is to be the preferred data and voice alternative to the incumbent local exchange carrier in our Tier III markets by emphasizing our local presence, which includes providing local direct sales, technical, billing and service personnel. We currently provide on-net local dial tone, Internet access infrastructure, integrated services digital network (ISDN), long distance, dedicated access, private line and a variety of other advanced services and features. Data services represented over 60% of our revenue for the first six months of 2000.

   We intend to increase market penetration and continue to maintain low customer turnover by offering enhanced services such as digital subscriber lines (DSL), web hosting, data storage services and application hosting services. We are installing DSL for data services in all 35 of our markets and are testing voice over digital subscriber lines (VoDSL) in selected markets. We expect that these services will be commercially available in 2001.

   Through our robust fiber-based network facilities, we intend to become the leading broadband local access point for data communications services in the Tier III markets we serve. We believe that, by owning our networks, we are able to provide high quality services, create capacity to deliver higher-margin enhanced data and voice services, and effectively control network costs. We estimate that our networks currently carry more than 95% of our traffic.

   We believe that Tier III markets have a number of attractive attributes:

  . these markets represent over 20% of all business communications lines in the U.S.,

  . these markets are among the fastest growing population centers in the U.S. and therefore among the fastest growing markets for communications services, and

  . generally, the incumbent local exchange carriers and competitive local exchange carriers have focused on Tier I and II markets and, therefore, have a limited sales presence and a more limited fiber optic infrastructure in Tier III markets.

Nationwide Data Platform

   Our nationwide data platform will initially support the long-term guaranteed revenue contracts we have with Qwest and Broadwing covering more than one million ports in approximately 140 markets. In Tier III markets, these carrier customers serve as anchor tenants for our full service strategy. In Tier I and II markets, these carrier customers leverage our core strengths in technology management and infrastructure deployment with their larger sales organizations to brand and distribute data services. These contracts also provide us with a platform to develop next generation data services. We are deploying our nationwide data platform to meet current customer demand while designing into it the infrastructure and facilities to support rapid and cost-effective future growth. Because these contracts provide us with guaranteed revenue as we expand into new markets, we believe that the risks associated with expansion are significantly reduced.

   We plan to capitalize on the convergence of data and voice over a common Internet Protocol-based packet network by introducing a full suite of carrier-class services including Voice over Internet Protocol and other broadband data applications. We believe that these systems will deliver a more cost-effective approach to providing integrated data and voice applications and services than those currently deployed. We believe that by providing next generation local access services in partnership with major carriers we will be positioned as a leading provider of local access infrastructure nationwide.

Business Strategy

   We intend to become a leading competitive provider of data and voice services in the Tier III markets that we serve directly. We also intend to form alliances with carriers in Tier I and II markets to deliver next generation data services. The key components of our strategy are to:

  . continue to deploy and operate robust fiber optic networks in Tier III markets to support broadband applications,

  . continue to strengthen our local presence with personalized customer service in Tier III markets,

  . expand our data platform offerings by leveraging our relationships with major carrier customers and by expanding into new markets,

  . enhance our existing infrastructure to deliver next generation voice and data services, and

  .  accelerate growth through potential strategic acquisitions.


                                ----------------

   We are a Delaware corporation. Our principal executive offices are located at 1545 Route 206, Suite 300, Bedminster, New Jersey 07921 and our telephone number at that location is (908) 470-2100.

                                  THE OFFERING

 Common stock offered by us.........................     shares

 Common stock to be outstanding after the offering..     shares

 Use of proceeds.................................... To fund capital expenditures in connection
                                                     with the expansion of our
                                                     networks, for working
                                                     capital and other general
                                                     corporate purposes,
                                                     including to fund net
                                                     losses, and potential
                                                     strategic acquisitions.
                                                     See "Use of Proceeds."

 Proposed Nasdaq National Market Symbol............. KMCT

   The number of shares to be outstanding after the offering excludes:

  .     shares of common stock issuable upon the exercise of options granted
     under our stock plan at exercise prices ranging from $   to $   per
     share, with a weighted average exercise price of $  .

  .     shares of common stock issuable upon the exercise of outstanding
     warrants at an exercise price of $   per share.

  .  up to      shares of common stock that may be issued to pay accumulated dividends on our Series G Convertible Preferred Stock upon its conversion to common stock as a result of this offering.

  .  up to     shares that may be issued to the underwriters to cover over-
     allotments.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

   The summary historical financial data for the years ended December 31, 1997, 1998 and 1999 presented below were derived from our audited financial statements. The summary historical consolidated financial data as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 presented below were derived from our unaudited consolidated financial statements. This data is unaudited but in the opinion of our management reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this information in conjunction with the historical financial statements and notes included in the back of this prospectus and with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   Year Ended                   Six Months
                                  December 31,                Ended June 30,
                          -------------------------------  ----------------------
                            1997       1998       1999        1999        2000
                          ---------  ---------  ---------  ----------  ----------
                                                                (dollars in
                             (dollars in thousands)             thousands)
                                                                (unaudited)
Statement of Operations
 Data:
Revenue.................  $   3,417  $  22,425  $  64,313  $   26,712  $   68,076
Operating expenses:
 Network operating
  costs:
  Non-cash stock
   compensation.........      1,110        566      2,387       1,616       1,853
  Other network
   operating costs .....      5,482     27,699     81,678      32,560      65,290
 Selling, general and
  administrative:
  Non-cash stock
   compensation ........     12,760      6,514     27,446      18,585      20,819
  Other selling, general
   and administrative...     12,176     34,171     84,434      38,219      79,050
 Depreciation and
  amortization..........      2,506      9,257     29,077      11,636      31,118
                          ---------  ---------  ---------  ----------  ----------
    Total operating
     expenses...........     34,034     78,207    225,022     102,616     198,130
                          ---------  ---------  ---------  ----------  ----------
 Loss from operations...    (30,617)   (55,782)  (160,709)    (75,904)   (130,054)
Other expense...........        --         --      (4,297)     (4,297)        --
Interest income.........        513      8,818      8,701       3,055       4,508
Interest expense........     (2,582)   (29,789)   (69,411)    (26,014)    (58,400)
                          ---------  ---------  ---------  ----------  ----------
 Net loss before
  cumulative effect of
  change in accounting
  principle.............    (32,686)   (76,753)  (225,716)   (103,160)   (183,946)
Cumulative effect of
 change in accounting
 principle..............        --         --         --          --       (1,705)
                          ---------  ---------  ---------  ----------  ----------
 Net loss...............    (32,686)   (76,753)  (225,716)   (103,160)   (185,651)
Dividends and accretion
 on redeemable preferred
 stock..................     (8,904)   (18,285)   (81,633)    (43,415)    (58,981)
                          ---------  ---------  ---------  ----------  ----------
 Net loss applicable to
  common shareholders...  $ (41,590) $ (95,038) $(307,349) $ (146,575) $ (244,632)
                          =========  =========  =========  ==========  ==========

Other Financial Data:
Capital expenditures ...  $  61,146  $ 161,803  $ 440,733  $  170,697  $  177,360
Adjusted EBITDA(a)......    (14,241)   (39,445)  (101,799)    (44,067)    (76,264)
EBITDA(a)...............    (28,111)   (46,525)  (135,929)    (68,565)    (98,936)
                               As of December 31,             As of June 30,
                          -------------------------------  ----------------------
                            1997       1998       1999        1999        2000
                          ---------  ---------  ---------  ----------  ----------
                                              (unaudited)
Other Operating Data:
Route miles.............        289        714      1,475       1,269       1,989
Fiber miles.............     13,696     47,797     94,119      82,293     122,376
Number of collocations..        --          35         81          56         124
Number of customers.....        300      1,713      6,060       4,135       8,513
Access lines in
 service................      9,258     48,342    113,750      77,474     197,721
Dedicated circuits in
 service................     32,583     78,621    204,281     113,486     570,271
                          ---------  ---------  ---------  ----------  ----------
 Total lines in
  service...............     41,841    126,963    318,031     190,960     767,992

                                                        (see accompanying notes)

                             As of December 31,                As of June 30, 2000
                          ---------------------------  -------------------------------------
                                                                      Pro       Pro Forma,
                           1997      1998      1999      Actual    Forma(b)   as Adjusted(c)
                          -------  --------  --------  ----------  ---------  --------------
                               (in thousands)               (unaudited, in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $15,553  $ 21,181  $ 85,966  $   60,297  $ 234,469      $
Restricted investments..      --        --     88,571      77,748     77,748
Working capital.........    3,672    (1,391)  (57,007)     (2,989)   171,183
Networks, property and
 equipment, net.........   71,371   224,890   639,324     785,874    785,874
Total assets ...........   95,943   311,310   886,040   1,182,127  1,356,299
Long-term notes
 payable................   61,277    41,414   235,000     575,190    575,190
Other long-term debt....      --    267,811   576,137     595,013    595,013
Total nonredeemable
 equity (deficiency)....  (26,673) (104,353) (384,413)   (616,707)  (621,353)

--------
(a) Adjusted EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization charges, stock option compensation expense (a non-cash charge), other expense and cumulative effect of change in accounting principle. EBITDA consists of earnings (loss) before all of the foregoing items except stock option compensation expense and other expense. These items are provided because they are measures commonly used in the telecommunications industry. They are presented to enhance an understanding of our operating results and they are not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. Adjusted EBITDA and EBITDA are not calculated under generally accepted accounting principles and are not necessarily comparable to similarly titled measures of other companies.
(b) Pro forma balance sheet data gives effect to the issuance of $182.5 million of our Series G Convertible Preferred Stock, net of issuance costs, in July 2000, the issuance of an aggregate of 4,192 shares of Series E and Series F Preferred Stock in payment for regular quarterly PIK dividends in July 2000 and the redemption of 2,965 shares of Series F Preferred Stock in September 2000, as if they had all occurred on June 30, 2000.
(c)  Reflects the items referred to in note (b), above, and $    million of
     proceeds from this offering at an assumed initial offering price of $ per share (which is the midpoint of the filing range on the cover of this prospectus) as if they had occurred on June 30, 2000.

                                 RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We Have a Limited Operating History and Have Incurred Significant Negative Cash Flow from Operations and Significant Negative EBITDA Since Inception

   We commenced material operations in 1996 and, as a result, we have a limited operating history and limited revenues. We have only recently completed the process of building many of our networks. Accordingly, you will have limited historical financial information upon which to base your evaluation of our business and an investment in our common stock. You should consider our prospects for financial and operational success in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

   In connection with the construction of our networks we have incurred and expect to continue to incur significant negative cash flow from operations and significant negative EBITDA while we expand our business and build our customer base. Our negative cash flow and negative EBITDA have increased in each of the last four years. Our operating losses, negative EBITDA, cash used by operations and capital expenditures will increase as a result of the continuation of our expansion strategy.

   For the six months ended June 30, 2000, we had revenues of $68.1 million, negative cash flow from operations of $149.1 million and negative EBITDA of $98.9 million. On a pro forma basis giving effect to the increase in interest expense resulting from the establishment of our new credit facility for our subsidiary, KMC Telecom IV, Inc., as if it occurred on January 1, 2000, our free cash flow (EBITDA minus capital expenditures and pro forma interest expense) for the six months ended June 30, 2000 would have been negative $336.4 million and would have been insufficient to cover fixed charges by $191.6 million.

   We might not achieve or sustain profitability or generate positive EBITDA or at any time have sufficient resources to meet our capital expenditure and working capital requirements. We will need to significantly increase our revenues and cash flows to meet our debt service obligations.

Our Future Growth May Require Substantial Additional Capital

   Our current plans for expansion may require substantial additional cash from outside sources. We currently anticipate that our capital expenditures for the second half of 2000, excluding the Internet access infrastructure equipment with a cost of $168.6 million described below, will be approximately $200.0 million related to our Tier III markets and $75.0 million related to our nationwide data platform. We will also have substantial net losses to fund. Our substantial cash requirements will continue into the foreseeable future.

   In June 2000, we took delivery of $168.6 million of Internet access infrastructure equipment in association with entering into agreements with Qwest. We are obligated to make payments of approximately $84.4 million on November 1, 2000 and $42.1 million on each of January 1 and March 1, 2001 to pay for this equipment. We have a commitment to finance this equipment which is subject to satisfactory documentation.

   If we are successful in completing the financing for the Qwest equipment described above, we believe that our cash, investments held for future capital expenditures, amounts currently available under our credit facilities, the proceeds of our recent placement of Series G Convertible Preferred Stock and the proceeds from this offering will fund us until we become EBITDA positive.

   However, in the event that:

  .  our plans change,

  .  the assumptions upon which our plans are based prove inaccurate,

  .  we expand or accelerate our business plan, or

  .  we consummate acquisitions,

the foregoing sources of funds may prove to be insufficient, and we may require additional financing sooner than we currently expect.

   Additional sources of financing may include:

  .  public or private equity or debt financings,

  .  capitalized leases, and

  .  other financing arrangements.

   Additional financing may not be available to us on acceptable terms, within the limitations contained in the documents relating to our indebtedness, or at all. Failure to obtain such additional financing could result in the delay or abandonment of some or all of our development and expansion plans and expenditures.

We Have a Substantial Amount of Indebtedness, Significant Debt Service Requirements and Refinancing Risks

   As of June 30, 2000, we had approximately $1.2 billion of indebtedness outstanding. In addition, until February 15, 2003, our senior discount notes accrete in value instead of paying cash interest. The carrying value of the notes is $320.0 million on our June 30, 2000 balance sheet and will accrete to a principal amount of $460.8 million as of February 15, 2003. Subsequently, we will be required to make semi-annual cash interest payments on these notes. Our substantial indebtedness could have important consequences to you. For example, it could:

  .  limit our ability to obtain additional financing in the future,

  . require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the funds available to us for other purposes, including working capital and capital expenditures,

  . limit our flexibility in planning for, or reacting to changes in, our business or the industry in which we operate,

  . make us more highly leveraged than many, if not all, of our competitors, which could place us at a competitive disadvantage relative to our competitors that are less leveraged, and

  .  increase our vulnerability in the event of a downturn in our business.

   The documents under which our long-term debt was issued contain a number of significant covenants. These covenants limit, among other things, our ability to:

  .  borrow additional money,

  .  create liens,

  .  engage in sale-leaseback transactions,

  .  pay dividends,

  .  make investments,

  .  sell assets,

  .  issue capital stock,

  .  redeem capital stock,

  .  merge or consolidate, and

  .  enter into transactions with our stockholders and affiliates.

   The limitations contained in the documents under which our long-term debt was issued are subject to a number of important qualifications and exceptions. In particular, while the indentures applicable to our senior discount notes and our senior notes restrict our ability to incur additional indebtedness, they do permit us to incur an unlimited amount of purchase money indebtedness. If we incur new indebtedness, the related risks that we and our subsidiaries now face could intensify.

   Under our credit facilities, our subsidiaries are required to meet a number of financial tests at the end of each quarter. In addition, our subsidiaries are required to obtain at least $35 million in additional equity contributions from us prior to August 31, 2001. Failure to comply with these tests or to obtain the required equity contributions could limit their ability to make further borrowings, or could result in a default under our credit facilities, allowing the lenders to accelerate the maturity of the loans made thereunder. Our subsidiaries might not be able to comply with these covenants in the future.

   If we fail to meet our obligations under the documents governing our indebtedness there could be a default on our indebtedness which would permit the holders of substantially all of our indebtedness to accelerate the maturity thereof.

   In connection with the build-out of our networks and expansion of our services, we recorded negative EBITDA and our earnings were insufficient to cover fixed charges for 1997, 1998, 1999 and the six months ended June 30, 2000. After giving pro forma effect to the increase in interest expense resulting from the establishment of our new credit facility for our subsidiary, KMC Telecom IV, Inc., as if it occurred on January 1, 2000, our earnings would have been insufficient to cover fixed charges by $191.6 million for the six months ended June 30, 2000. We might not be able to improve our earnings before fixed charges or EBITDA. If we do not, we will not be able to meet our debt service obligations.

There Are Risks in Connection With Our Nationwide Data Platform

   We have entered into a number of guaranteed revenue contracts with Qwest and Broadwing whereby we, as the local service provider, will provide data telecommunications services to these companies for approximately three and one-half to four years. At the present time we have commitments under these agreements to provide more than one million ports.

   To date, we have principally financed the capital cost of the equipment associated with the provision of this service through an off balance sheet operating lease. We are wholly dependent upon payment of fees under agreements with the customer, Qwest or Broadwing, in order to fund the required financing.

   We do not have an option to renew or extend these agreements. In addition, while there are purchase options at the end of the term of our operating lease agreements, given the rapid change in technology in the telecommunications industry, the equipment may be obsolete at the end of the term.

   Currently, more than 96% of the ports comprising our nationwide data platform are subject to our contracts with Qwest. Any failure by Qwest to make the contracted payments would have a material adverse effect on our business.

Our Industry is Extremely Competitive and Many of Our Competitors Have Greater Resources Than We Have

   The telecommunications industry is extremely competitive, particularly with respect to price and service. We face competition in all of our markets, primarily from incumbent local exchange carriers. Generally, our incumbent local exchange carrier competitor is one of the regional Bell operating companies. The incumbent local exchange carriers:

  .  have long-standing relationships with their customers,

  . have financial, technical and marketing resources substantially greater than we have,

  . have the potential to fund competitive services with revenues from a variety of businesses, and

  . currently benefit from a number of existing regulations that favor these carriers.

   We do not believe that Tier III markets can profitably support more than two facilities-based competitors to the incumbent local exchange carrier. In several of our markets we face competition from two or more facilities-based competitive local exchange carriers. After establishing and funding a network in a given market, the marginal cost of carrying an additional call is negligible. Accordingly, in Tier III markets where there are three or more facilities-based competitive local exchange carriers, we expect substantial price competition. We believe that such markets may be unprofitable for one or more operators.

   Potential competitors in our markets include:

  .  microwave carriers,

  .  wireless telecommunications providers,

  . cable television companies, utilities, regional Bell operating companies seeking to operate outside their current local service areas,

  .  independent telephone companies, and

  . large long distance carriers, such as AT&T and MCI WorldCom, which have begun to offer integrated local and long distance telecommunications services.

Industry consolidation and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could also give rise to significant new competitors for us.

   One of the primary purposes of the Telecommunications Act of 1996 is to promote competition, particularly in local markets. Recent regulatory initiatives allow competitive local exchange carriers like us to interconnect with incumbent local exchange carrier facilities. This provides increased business opportunities for us. However, these regulatory initiatives have been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the incumbent local exchange carriers. If the incumbent local exchange carriers engage in increased volume and discount pricing practices or charge us increased fees for interconnection to their networks, or if the incumbent local exchange carriers delay implementation of our interconnection to their networks, our business may be adversely affected.

   To the extent we interconnect with and use incumbent local exchange carrier networks to serve our customers, we are dependent upon their technology and capabilities. The Telecommunications Act imposes interconnection obligations on incumbent local exchange carriers, but we cannot assure you that we will be able to obtain the interconnections we require at desirable rates, terms and conditions. In the event that we experience difficulties in obtaining appropriate and reasonably priced service from the incumbent local exchange carriers, our ability to serve our customers would be impaired.

   Both the long distance and data transmission businesses are extremely competitive. Prices in both businesses have declined significantly in recent years and are expected to continue to decline. Our long distance services face competition from large carriers such as AT&T, MCI WorldCom and Sprint. We will rely on other carriers to provide transmission and termination for our long distance traffic and therefore will be dependent on such carriers.

   Although we expect to experience declining prices and increasing price competition, we might not be able to achieve or maintain adequate market share or revenue, or compete effectively, in any of our markets.

Incumbent Local Exchange Carriers Have Disputed the Entitlement of Competitive Local Exchange Carriers to Reciprocal Compensation for Certain Calls to Internet Service Providers

   In most states in which we provide services, our arrangements with the incumbent local exchange carriers provide that every time a customer of an incumbent local exchange carrier connects to an Internet service provider that is one of our customers, we are entitled to receive payment from the incumbent local exchange carrier. This payment is called "reciprocal compensation." The incumbent local exchange carriers have objected to making reciprocal compensation payments and are seeking to have this changed by legislation, regulation and litigation. The incumbent local exchange carriers have threatened to withhold, and in many cases have withheld, reciprocal compensation for such calls. We recognized reciprocal compensation revenue of approximately $10.3 million, or 15.1% of our revenue, related to these calls for the six months ended June 30, 2000. As of June 30, 2000, the receivable related to these calls was $5.8 million.

   In May 2000, we reached a resolution of our claims for payment of certain reciprocal compensation charges previously disputed by BellSouth Corporation. Under the agreement, BellSouth made a one-time payment that resolved all amounts billed through March 31, 2000. In addition, we agreed with BellSouth on future rates for reciprocal compensation, setting new contractual terms for payment. Our prior agreement with BellSouth provided for a rate of $.009 per minute of use for reciprocal compensation. Under the terms of the new agreement, the rates for reciprocal compensation which will apply to all local traffic, including Internet service provider-bound traffic, will decrease over time. The reduction will be phased in over a three year period beginning with a rate of $.002 per minute of use in year 2000, $.00175 per minute of use in year 2001 and $.0015 per minute of use in year 2002.

   We are currently pursuing resolution of this issue with other incumbent local exchange carriers. Our goal is to reach mutually acceptable terms for both outstanding and future reciprocal compensation amounts for all traffic. We cannot assure you that we will reach new agreements with these carriers on favorable terms; nor can we assure you that changes in legislation or regulation will not adversely affect our ability to collect reciprocal compensation.

We Rely on Incumbent Local Exchange Carriers for Interconnection and
Provisioning

   Although the incumbent local exchange carriers are legally required to "unbundle" their network into discrete elements and permit us to purchase only the network elements we need to originate and terminate our traffic, thereby decreasing operating expenses, we cannot assure you that this unbundling will be timely or result in favorable prices. We cannot service a new customer unless the incumbent local exchange carrier sends a technician to physically alter its network (known as provisioning). We have experienced delays in provisioning unbundled network elements from incumbent local exchange carriers in the past and these delays have hampered our revenue growth. These delays may continue to occur.

   In January 1999, the Supreme Court overturned the Federal Communications Commission's rules regarding which network elements must be unbundled by the incumbent local exchange carriers, and remanded to the Federal Communications Commission the question of which network elements are "necessary" to competing carriers like us. The Supreme Court also remanded several issues to the U.S. Court of Appeals for the 8th Circuit for further consideration.

   On November 5, 1999, the Federal Communications Commission issued an order establishing the network elements that must be offered by incumbent local exchange carriers as unbundled network elements. The Federal Communications Commission required that most, but not all, of the network elements specified in its initial order, as well as some new network elements not included on the original list, be made available by incumbent local exchange carriers. The Federal Communications Commission also changed the obligation of incumbent local exchange carriers to provide certain combinations of network elements. Various parties have sought reconsideration and filed appeals of the Federal Communications Commission's order. Those appeals and petitions are pending and there can be no assurance as to their ultimate outcome.

   On July 18, 2000, the U.S. Court of Appeals for the 8th Circuit issued a decision in which it upheld the Federal Communication Commission's use of a forward-looking methodology to establish prices for network elements, but the Court vacated the agency's rule that the methodology applied should be based on the use of the most efficient telecommunications technology currently available and the lowest cost network configuration. Rather, the Court held that the methodology must be applied based on the costs of the incumbent local exchange carriers' existing facilities and equipment. The issue was remanded to the Federal Communications Commission for further consideration. The Court's ruling may result in efforts by the incumbent local exchange carriers to initiate cost proceedings in many states and we are unable to provide assurances as to the outcome of these proceedings or of the remand proceeding that must be conducted by the Federal Communications Commission.

   The 8th Circuit also affirmed its prior decision to vacate the Federal Communications Commission rule that required incumbent local exchange carriers to provide combinations of network elements that are not ordinarily combined in their networks. The Court's decision keeps in place the system whereby carriers cannot obtain network element combinations unless the incumbent local exchange carrier has already combined the elements in its network today.

We Must Complete the Installation of Our New Customer Service Systems

   Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Until recently, our billing and information systems were designed largely in-house with partial reliance on third-party vendors. These systems have generally met our needs due in part to our low volume of bills and orders. As we expand our services and our customer base, the need for sophisticated billing and information systems has increased significantly. We have recently embarked upon a program to implement a full suite of order management, customer service, billing and financial applications. These applications include electronic order tracking software developed by Eftia OSS Solutions Inc., a new industry participant, software providing comprehensive billing functions developed by Billing Concepts Systems, Inc. and financial software developed by PeopleSoft, Inc. Initial installation of the new operational support systems was made during the third quarter of 1999, with development and expansion to continue through the first quarter of 2001. The initial installation of the new billing and financial systems was completed during the second quarter of 1999. Additional development of the billing and financial systems will be phased in over the remainder of the year 2000. Our failure to:

  .  implement the new operational support systems on a timely basis,

  .  adequately identify all of our information and processing needs, or

  .  upgrade our systems as necessary,

could have a material adverse effect on our business.

There Are Risks in Providing Long Distance Services

   We recently began to offer long distance services. As a new entrant in the long distance business, we expect to generate low gross margins and substantial start-up expenses as we continue to roll out our long distance service offerings.

   We enter into wholesale agreements with long distance carriers to provide us with long distance transmission capacity. These agreements typically provide for the resale of long distance services on a per minute basis (some with minimum volume commitments or volume discounts). The negotiation of these agreements involves estimates of future supply and demand for long distance telecommunications transmission capacity, as well as estimates of the calling pattern and traffic levels of our future long distance customers. Should we fail to meet our minimum volume commitments, if any, pursuant to these agreements, we may be obligated to pay underutilization charges or we may lose the benefit of all or a portion of the volume discounts we have negotiated. Likewise, we may underestimate our need for long distance facilities and therefore be required to obtain the necessary transmission capacity in "spot markets" which are often more expensive than longer term contracts. We cannot assure you that we will acquire long distance capacity on favorable terms or that we can accurately predict long distance prices and volumes so that we can generate favorable gross margins from our long distance business.

We Are Subject to Significant Government Regulation Which May Change in an Adverse Manner

   Our networks and the provision of switched and private line services are subject to significant regulation at the federal, state and local levels. The telecommunications industry in general, and the competitive local exchange carrier industry in particular, are undergoing substantial regulatory change and uncertainty. We cannot assure you that future regulatory, judicial or legislative changes, or other regulatory activities, will not have a material adverse effect on our business. For a further discussion of regulatory issues see the section of this prospectus entitled "Business--Regulation."

We Will Be Dependent Upon KNT Network Technologies LLC For Outside Network Related Construction and Maintenance Services

   We have entered into an exclusive five-year agreement with KNT Network Technologies LLC, a company owned by Harold N. Kamine, the Chairman of our board of directors, and an affiliate of Nassau Capital Partners L.P., two of our principal stockholders, under which KNT will be our exclusive provider of outside network related construction and maintenance services. The employees of KNT are primarily individuals who previously worked for our former construction division. KNT will provide construction and maintenance services to us in exchange for cost plus certain fees. Accordingly, we will be dependent upon KNT for performance of our network related construction needs.

We Are Dependent on Agreements with Third Parties for Our Rights-of-Way and Franchises

   We must obtain easements, rights-of-way, entry to premises, franchises and licenses from various private parties, actual and potential competitors and state and local governments in order to construct and operate our networks, some of which may be terminated upon 30 or 60 days' notice to us. We cannot assure you that we will obtain rights-of-way and franchise agreements on acceptable terms or that current or potential competitors will not obtain similar rights-of-way and franchise agreements that will allow them to compete against us. If any of our existing franchise or license agreements were terminated or not renewed and we were forced to remove our fiber optic cables or abandon our networks in place, such termination could have a material adverse effect on our business. Our agreements for rights-of-way and similar matters generally require us to indemnify the party providing such rights. Such indemnities could make us liable for actions (including negligence of the other party).

The Telecommunications Industry is Subject to Rapid Technological Change

   The telecommunications industry is subject to rapid and significant changes in technology, and we must rely on third parties for the development of and access to new technology. We cannot predict the effect of technological changes on our business. For example, Voice over Internet Protocol technology is not currently being used to any material extent for many of the purposes for which we believe it will in the future. There may be significant obstacles in implementing Voice over Internet Protocol for these purposes. We believe our future success will depend, in part, on our ability to anticipate or adapt to these changes and to offer, on a timely basis, services that meet customer demands. In particular, service offerings in the data transmission sector of the industry are expanding rapidly. We may not be able to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customers' demands.

The Future Success of Our Business Depends Upon Key Personnel

   We believe that the efforts of a number of key management and operating personnel will largely determine our success and the loss of any of such persons could adversely affect us. We do not maintain so-called "key man" insurance on any of our personnel. We have employment agreements with Mr. Lenahan, our Chief Executive Officer, Mr. Young, our President and Chief Operating Officer, and Mr. Stewart, our Chief Financial Officer, which expire at various times from March 2003 through April 2005. Our success will also depend in part upon our ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, we may not be able to hire or retain necessary personnel.

Control by Principal Stockholders

   On a fully-diluted basis, after the conversion of our convertible preferred stock, Nassau Capital Partners L.P. and its affiliates and Mr. Kamine own approximately 23% and 19% of the outstanding shares of our common stock, respectively. Following the offering, Nassau and Mr. Kamine will continue to own approximately % and % of the outstanding shares of our common stock, respectively, and together with the other existing stockholders, including Dresdner Kleinwort Benson Equity Partners LP and Lucent Technologies Inc., generally will have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. Some decisions concerning our operations or financial structure may present conflicts of interest between Nassau, Mr. Kamine, and other existing stockholders and you as a holder of our common stock. Pursuant to a stockholders agreement, certain of our existing stockholders have agreed to vote their shares and take all necessary actions to elect the following individuals to our board of directors: our Chief Executive Officer, our President, three individuals designated by Nassau, two individuals designated by Mr. Kamine, one individual designated by Dresdner and one individual as an independent director approved by Nassau, Mr. Kamine and other principal existing stockholders. Lucent or a person to whom Lucent transfers its shares may be entitled to designate one individual under certain circumstances. The number of directors each of Nassau, Mr. Kamine and Dresdner is entitled to designate will decrease as their respective percentages of ownership decrease. See "Management-Election of Directors."

Some Provisions of Delaware Law, Our Employment Contracts and our Corporate Documents May Make a Takeover More Difficult Even if a Takeover Would Benefit Stockholders

   Some of the provisions of the Delaware General Corporation Law and some of our employment agreements may delay, deter or prevent someone from acquiring us in a transaction that results in stockholders receiving a premium over the market price for the shares of common stock. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. In addition, the employment agreements between us and each of Messrs. Lenahan, Young and Stewart contain provisions which require us to make payments to those officers in some instances if employment is terminated following specified events.

   In addition to the foregoing, under the terms of the instruments governing our senior discount notes, senior notes, senior secured credit facilities, and our Series E and Series F Preferred Stock, in the event of a change of control we must offer to repay that indebtedness and offer to purchase those outstanding shares at a purchase price equal to up to 101% of the principal amount or the accreted value of such debt or liquidation preference of such preferred stock plus all accumulated and unpaid interest or dividends, as applicable. This requirement may deter third parties from entering into a merger or similar transaction with us.

The Market Price of Our Common Stock is Likely to be Volatile

   The market price of our common stock can be expected to be significantly affected by factors such as:

  .  quarterly variations in our results of operations,

  . the announcement of new services or service enhancements by us or our competitors,

  .  technological innovation by us or our competitors,

  .  changes in earnings estimates or buy/sell recommendations by analysts,

  . the operating and stock price performance of other comparable companies, and

  . general market conditions or market conditions specific to particular industries.

   In particular, the stock prices for many companies in the telecommunications sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies.

There Has Not Been a Prior Public Market for Our Common Stock and We Cannot Assure You That One Will Develop

   Our common stock is a new issue of securities for which there is currently no trading market. Although we expect our common stock to be quoted on the NASDAQ National Market, an active trading market for our common stock may not develop or be sustained following this offering. If you purchase shares in this offering, you may not be able to resell your shares at prices equal to or greater than the initial public offering price.

Future Sales of Our Common Stock in the Public Market May Depress Our Stock
Price

   The market price of our common stock could decline as a result of sales, or the perception that such sales, by our existing stockholders of a large number of shares of our common stock in the market after this offering may occur. These sales might also make it more difficult for us to sell additional equity securities at a price that we deem appropriate. Certain of our existing security holders have registration rights. For a description of these registration rights, see the section of this prospectus entitled "Description of Capital Stock--Registration Rights."

You Will Experience an Immediate and Substantial Dilution in the Book Value of Your Investment

   Prior investors have paid substantially less per share than the price in this offering. Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution.

We Do Not Expect to Pay Dividends for the Foreseeable Future

   We are effectively prohibited from paying cash dividends on our common stock for the foreseeable future under the terms of our senior credit facilities, the indentures related to our senior discount notes and senior notes and by the terms of our Series E and Series F Preferred Stock. Moreover, we plan to retain all earnings for investment in our business, and do not plan to pay cash dividends at any time in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

   This prospectus includes forward-looking statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. In some cases, you can identify these statements by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", "would" and similar expressions. These forward-looking statements are based on all information currently available to us and subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include matters related to:

  .  our operations and prospects,

  .  our expected financial position,

  .  our funding needs and financing sources,

  .  our business and financing plans,

  .  our network construction and development plans,

  . the ability of Tier III markets to profitably support one or more competitive telecommunications companies,

  .  regulatory matters, and

  .  expected competitors in our markets.

   You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                USE OF PROCEEDS

   Our net proceeds from this offering are estimated to be approximately $
million (approximately $   million if the underwriters' over-allotment option
is exercised in full), assuming an offering price of $   per share and after
deducting underwriting discounts, commissions and other expenses of $ million payable by us. We intend to use the net proceeds to us from this offering to fund:

  . capital expenditures in connection with the expansion of our networks, including continued fiber installation, and the provision of enhanced data and voice services,

  . working capital and other general corporate purposes, including net losses, and

  .  potential strategic acquisitions.

   Pending their use for these purposes, the net proceeds of this offering will be invested in short-term, interest bearing investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States government.

                                DIVIDEND POLICY

   We have not paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business. In addition, our ability to pay cash dividends is currently restricted under the terms of the indentures related to our senior discount notes and senior notes and by the terms of our Series E and Series F Preferred Stock. The terms of our indentures effectively prohibit the payment of dividends on our common stock for at least several years. Future dividends, if any, will be determined by our board of directors.

                                CAPITALIZATION

   The following table sets forth our cash and capitalization as of June 30, 2000:

  .  on a historical basis, and

  . after giving pro forma effect to the issuance of Series G Convertible Preferred Stock and the issuance of an aggregate of 4,192 shares of Series E and Series F Preferred Stock in payment for regular quarterly PIK dividends, all of which occurred in July 2000 and the redemption of 2,965 shares of our Series F Preferred Stock which occurred in September 2000, and

  .  pro forma, as adjusted to give effect to the items referred to above and
     to $    million of net proceeds from the offering of our common stock made by this prospectus at an assumed initial offering price of $ per share (which is the midpoint of the filing range on the cover of this prospectus), after deducting discounts, commissions and expenses of the offering payable by us and the conversion of the outstanding shares of our Series A, Series C and Series G Convertible Preferred Stock into common stock.

As of June 30, 2000, our subsidiaries had an additional $159.8 million of borrowing capacity available from lenders under their credit facilities, subject to a number of conditions.

                                               As of June 30, 2000
                                         ----------------------------------
                                                                Pro Forma,
                                          Actual    Pro Forma   as Adjusted
                                         ---------  ----------  ----------- ---
                                              (unaudited, dollars in
                                                    thousands)

Cash and cash equivalents............... $ 60, 297  $  234,469     $
Restricted investments..................    77,748      77,748
                                         ---------  ----------     -----
 Total cash and investments............. $ 138,045  $  312,217     $
                                         =========  ==========     =====

Long-term debt:
 Senior secured credit facilities....... $ 575,190  $  575,190     $
 Senior discount notes, net of original
  issue discount........................   320,013     320,013
 Senior notes...........................   275,000     275,000
                                         ---------  ----------     -----
   Total long-term debt................. 1,170,203   1,170,203
                                         ---------  ----------     -----
Redeemable equity:
 Senior redeemable, exchangeable, PIK
  preferred stock, par value $.01 per
  share; authorized: 630,000 shares;
  issued and outstanding:
   Series E, 69,815 shares actual and
    72,311 shares pro forma and
    shares pro forma, as adjusted.......    56,217      58,713
   Series F, 47,447 shares actual and
    46,178 shares pro forma and
    shares pro forma, as adjusted.......    45,936      44,758
 Redeemable cumulative convertible
  preferred stock, par value $.01 per
  share; authorized: 498,800 shares;
  issued and outstanding:
   Series A, 123,800 shares actual and
    pro forma and    shares pro forma,
    as adjusted.........................    96,792      96,792
   Series C, 175,000 shares actual and
    pro forma and   shares pro forma, as
    adjusted............................    63,826      63,826
 Redeemable cumulative convertible
  Series G preferred stock, 540,000
  shares subscribed and    shares pro
  forma and pro forma, as adjusted......   182,500          --
 Less: Redeemable cumulative
  convertible Series G preferred stock
  subscription receivable...............  (182,500)         --
 Redeemable cumulative convertible
  preferred stock, par value $.01 per
  share; authorized: 2,500,000 shares;
  issued and outstanding:
   Series G-1, -0- shares actual, 58,881
    shares pro forma, and    shares pro
    forma, as adjusted..................        --      19,355
   Series G-2, -0- shares actual,
    481,108 shares pro forma, and
    shares pro forma, as adjusted.......        --     158,145
 Redeemable common stock; 224,041
  shares issued and outstanding actual
  and pro forma and    shares pro
  forma, as adjusted....................    41,752      41,752
 Redeemable common stock warrants;
  exercisable for 35,173 shares of
  common stock..........................    15,262      15,262
                                         ---------  ----------     -----
   Total redeemable equity..............   319,785     498,603
                                         ---------  ----------     -----
Nonredeemable equity (deficiency):
 Common stock, par value $.01 per
  share; authorized: 3,000,000 shares
  actual and pro forma and     shares
  pro forma, as adjusted: issued and
  outstanding: 629,734 shares actual
  and pro forma and     shares pro
  forma, as adjusted....................         6           6
 Additional paid-in capital.............     1,561          --
 Unearned compensation..................   (30,638)    (30,638)
 Accumulated deficit....................  (587,636)   (590,721)
                                         ---------  ----------     -----
   Total nonredeemable equity
    (deficiency)........................  (616,707)   (621,353)
                                         ---------  ----------     -----
     Total capitalization............... $ 873,281  $1,047,453     $
                                         =========  ==========     =====

                                   DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was $   million,
or $   per share of common stock. We have calculated this amount by:

  .  subtracting our total liabilities from total tangible assets, and

  . then dividing the difference by the pro forma, as adjusted number of shares of common stock outstanding, including the number of shares of common stock that will be issued upon the automatic conversion of all redeemable convertible preferred stock upon the completion of this offering.

   If we give effect to our sale of      shares of common stock in this
offering at an assumed initial public offering price of $   per share, after
deducting the estimated underwriting discounts and commissions and the
estimated offering expenses payable by us of $   million, our adjusted pro
forma net tangible book value as of June 30, 2000 would have been $   million,
or $   per share. This amount represents an immediate dilution of $   per
share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................      $
     Pro forma net tangible book value per share before this
      offering..................................................... $
     Increase in pro forma net tangible book value per share
      attributable to new investors................................
                                                                    ----
   Pro forma net tangible book value per share after this
    offering.......................................................
                                                                         -----
     Dilution per share to new investors...........................
                                                                         =====

   The following table summarizes, as of June 30, 2000, after giving effect to the conversion of the redeemable convertible preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at an assumed initial
public offering price of $   per share before deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by us:

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- --------------   Price
                                         Number Percent Amount Percent Per Share
                                         ------ ------- ------ ------- ---------
   Existing stockholders................              % $            %  $
   New investors........................
                                          ----   -----  -----   -----   ------
     Total..............................
                                          ====   =====  =====   =====   ======

   If the underwriters exercise their over-allotment option in full, the
number of shares held by new investors will increase to      shares, or   % of
the total shares of common stock outstanding after this offering, the number
of shares held by existing stockholders will be reduced to   % of the total
shares of common stock outstanding after this offering, and the dilution to
new investors will be $   per share.

   The table above assumes no exercise of stock options or warrants outstanding on June 30, 2000. As of June 30, 2000, there were options
outstanding to purchase     shares of common stock at a weighted average
exercise price of $   per share and     warrants outstanding to purchase
shares of common stock at an exercise price of $   per share. To the extent
any of these options or warrants are exercised, there will be further dilution to new investors. If all of these outstanding options and warrants had been exercised as of June 30, 2000, pro forma net tangible book value per share
after this offering would have been    and total dilution per share to new
investors would have been $  .

                     SELECTED FINANCIAL AND OPERATING DATA

   Our selected financial data set forth below as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 were derived from our audited financial statements and those of our predecessors. Our selected financial data as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited, but in the opinion of our management, they reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read the selected financial data in conjunction with the financial statements and the notes included in the back of this prospectus and with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                Six Months
                                    Year Ended December 31,                   Ended June 30,
                          ------------------------------------------------  --------------------
                            1995     1996      1997      1998      1999       1999       2000
                          --------  -------  --------  --------  ---------  ---------  ---------
                                  (dollars in thousands, except per share amounts)
                                                                                (unaudited)
Statement of Operations
 Data:
Revenue.................  $     --  $   205  $  3,417  $ 22,425  $  64,313  $  26,712  $  68,076
Operating expenses:
 Network operating
  costs:
 Non-cash stock
  compensation..........        --       19     1,110       566      2,387      1,616      1,853
 Other network operating
  costs.................        --    1,361     5,482    27,699     81,678     32,560     65,290
 Selling, general and
  administrative:
 Non-cash stock
  compensation..........        --      221    12,760     6,514     27,446     18,585     20,819
 Other selling, general
  and administrative....     1,591    2,216    12,176    34,171     84,434     38,219     79,050
 Depreciation and
  amortization..........         6      287     2,506     9,257     29,077     11,636     31,118
                          --------  -------  --------  --------  ---------  ---------  ---------
  Total operating
   expenses.............     1,597    4,104    34,034    78,207    225,022    102,616    198,130
                          --------  -------  --------  --------  ---------  ---------  ---------
 Loss from operations...    (1,597)  (3,899)  (30,617)  (55,782)  (160,709)   (75,904)  (130,054)
Other expense(a)........        --       --        --        --     (4,297)    (4,297)        --
Interest income.........        --       --       513     8,818      8,701      3,055      4,508
Interest expense(b).....       (23)    (596)   (2,582)  (29,789)   (69,411)   (26,014)   (58,400)
                          --------  -------  --------  --------  ---------  ---------  ---------
 Net loss before
  cumulative effect of
  change in accounting
  principle.............    (1,620)  (4,495)  (32,686)  (76,753)  (225,716)  (103,160)  (183,946)
Cumulative effect of
 change in accounting
 principle(c)...........        --       --        --        --         --         --     (1,705)
                          --------  -------  --------  --------  ---------  ---------  ---------
 Net loss...............    (1,620)  (4,495)  (32,686)  (76,753)  (225,716)  (103,160)  (185,651)
Dividends and accretion
 on redeemable preferred
 stock..................        --       --    (8,904)  (18,285)   (81,633)   (43,415)   (58,981)
                          --------  -------  --------  --------  ---------  ---------  ---------
 Net loss applicable to
  common shareholders...  $ (1,620) $(4,495) $(41,590) $(95,038) $(307,349) $(146,575) $(244,632)
                          ========  =======  ========  ========  =========  =========  =========
Net loss per common
 share before cumulative
 effect of change in
 accounting principle...  $  (2.70) $ (7.49) $ (64.93) $(114.42) $ (360.88) $ (172.31) $ (284.60)
Cumulative effect of
 change in accounting
 principle(c)...........        --       --        --        --         --         --      (2.00)
                          --------  -------  --------  --------  ---------  ---------  ---------
 Net loss per common
  share.................  $  (2.70) $ (7.49) $ (64.93) $(114.42) $ (360.88) $ (172.31) $ (286.60)
                          ========  =======  ========  ========  =========  =========  =========
Pro forma amounts
 assuming the change in
 accounting principle
 was applied
 retroactively:
 Net loss applicable to
  common shareholders...  $ (1,620) $(4,495) $(41,746) $(95,424) $(309,054) $(147,195) $(242,927)
 Net loss per common
  share.................  $  (2.70) $ (7.49) $ (65.17) $(114.88) $ (362.88) $ (173.04) $ (284.60)
Weighted average number
 of common shares
 outstanding............       600      600       641       831        852        851        854
Other Financial Data:
Capital expenditures(d)
 .......................  $  3,498  $ 9,111  $ 61,146  $161,803  $ 440,733  $ 170,697  $ 177,360
Adjusted EBITDA(e)......    (1,591)  (3,372)  (14,241)  (39,445)  (101,799)   (44,067)   (76,264)
EBITDA(e)...............    (1,591)  (3,612)  (28,111)  (46,525)  (135,929)   (68,565)   (98,936)
                                                 As of December 31,           As of June 30,
                                             -----------------------------  --------------------
                                               1997      1998      1999       1999       2000
                                             --------  --------  ---------  ---------  ---------
                                                               (unaudited)
Other Operating Data:
Route miles.............                          289       714      1,475      1,269      1,989
Fiber miles.............                       13,696    47,797     94,119     82,293    122,376
Number of collocations..                           --        35         81         56        124
Number of customers.....                          300     1,713      6,060      4,135      8,513
Access lines in
 service................                        9,258    48,342    113,750     77,474    197,721
Dedicated circuits in
 service................                       32,583    78,621    204,281    113,486    570,271
                                             --------  --------  ---------  ---------  ---------
 Total lines in
  service...............                       41,841   126,963    318,031    190,960    767,992

                                As of December 31,                   As of June 30, 2000
                          --------------------------------  ---------------------------------------
                                                                                       Pro Forma,
                           1997         1998        1999      Actual    Pro Forma(f) as Adjusted(g)
                          -------  -------------- --------  ----------  ------------ --------------
                                   (in thousands)                 (unaudited, in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $15,553     $ 21,181    $ 85,966  $   60,297   $  234,469      $
Restricted investments..       --           --      88,571      77,748       77,748
Working capital.........    3,672       (1,391)    (57,007)     (2,989)     171,183
Networks, property and
 equipment, net.........   71,371      224,890     639,324     785,874      785,874
Total assets............   95,943      311,310     886,040   1,182,127    1,356,299
Long-term notes
 payable................   61,277       41,414     235,000     575,190      575,190
Other long-term debt....       --      267,811     576,137     595,013      595,013
Total nonredeemable
 equity.................  (26,673)    (104,353)   (384,413)   (616,707)    (621,353)

--------
(a) During the second quarter of 1999, we recorded a $4.3 million charge to other expense in connection with an unfavorable arbitration award. The net amount due under the terms of the award was paid in full in June 1999.
(b) Excludes capitalized interest of (i) $37,000 for 1995, (ii) $103,000 for 1996, (iii) $854,000 for 1997, (iv) $5.1 million for 1998, (v) $6.6 million for 1999 and (vi) $5.9 million for the six months ended June 30, 2000. During the construction of our networks, the interest costs related to construction expenditures are capitalized.
(c) In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Through December 31, 1999, we recognized installation revenue upon completion of the installation. Effective January 1, 2000, in accordance with the provisions of SAB 101, we are recognizing installation revenue over the average contract period. The cumulative effect of this change in accounting principle resulted in a charge of approximately $1.7 million which was recorded in the quarter ended March 31, 2000. For the six months ended June 30, 2000, the net effect of adopting this change in accounting principle was a deferral of the recognition of $322,000 of revenue, which increased net loss for the period by $0.38 per share. Revenue for the six months ended June 30, 2000 includes $543,000 of revenues that, prior to the accounting change, had been recognized through December 31, 1999.
(d) The figure for 1997 includes $2.0 million related to the acquisition of a network.
(e) Adjusted EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization charges, stock option compensation expense (a non-cash charge), other expense and cumulative effect of change in accounting principle. EBITDA consists of earnings (loss) before all of the foregoing items except stock option compensation expense and other expense. These items are provided because they are measures commonly used in the telecommunications industry. They are presented to enhance an understanding of our operating results and they are not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. Adjusted EBITDA and EBITDA are not calculated under generally accepted accounting principles and are not necessarily comparable to similarly titled measures of other companies.
(f) Pro forma balance sheet data gives effect to the issuance of $182.5 million of our Series G Convertible Preferred Stock, net of issuance costs, in July 2000, the issuance of an aggregate of 4,192 shares of Series E and Series F Preferred Stock in payment for regular quarterly PIK dividends in July 2000 and the redemption of 2,965 shares of Series F Preferred Stock in September 2000, as if they had all occurred on June 30, 2000.
(g) Reflects the items referred to in note (f), above, and $    million of
    proceeds from this offering at an assumed initial offering price of $ per share (which is the midpoint of the filing range on the cover of this prospectus) as if they had occurred on June 30, 2000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis together with our financial statements, including the notes and the other financial information appearing in the back of this prospectus. Due to our limited operating history, startup nature and rapid growth, period-to-period comparisons of financial data are not necessarily indicative, and you should not rely upon them as an indicator of our future performance. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see the section of this prospectus entitled "Risk Factors."

Overview

   We are a rapidly growing fiber-based integrated communications provider offering data, voice and Internet infrastructure services. We offer these services to businesses, governments and institutional end-users, Internet service providers, long distance carriers and wireless service providers. Our business has two distinct components: serving communications-intensive customers in Tier III markets, and providing data services on a nationwide basis.

   We provide a full suite of broadband communications services in 35 Tier III markets, which we define as markets with a population between 100,000 and 750,000. We own and operate robust fiber-based networks and Lucent switching equipment in all of our Tier III markets, which are predominantly located in the South, Southeast, Midwest and Mid-Atlantic United States. We will continue to expand in Tier III markets because we believe that these markets have attractive growth attributes and are typically less competitive than larger markets. Our customers in these markets include: AT&T, Boeing, City of Augusta, Columbia Hospital, NASA, Pillsbury, State of Wisconsin, Texas A&M University and Wal-Mart.

   We also provide nationwide data services under long-term guaranteed revenue contracts with Qwest and Broadwing. Under these contracts, we provide local Internet access infrastructure and other enhanced data services. Currently, we have contracts representing approximately $250 million in annualized revenues in approximately 140 markets. We expect these markets to be operational by the first quarter of 2001. The Internet infrastructure we are deploying includes the latest technology platforms from Cisco and Nortel, which we believe will result in a cost-effective and technologically superior solution for our customers. We are currently testing and expect to pilot next generation Internet Protocol data and voice services in 2001.

   Tier III Markets. We have installed fiber-based SONET networks, or self-healing synchronous optical networks, using a Lucent 5ESS(R) switch in each of our 35 operational markets, and are currently constructing networks in two additional Tier III markets using a similar architecture. Our fiber optic networks are initially designed and built to reach approximately 80% of the business access lines in each of our markets, typically requiring a local fiber loop of about 30 to 40 miles.

   As our switches have become operational, our operating margins have improved meaningfully. Our operating margins have also improved due to increased on-network revenues relative to resale revenues. On-network revenues are revenues earned from services provided on our network, including by direct connection to our switch, unbundled network element or dedicated circuit. Resale revenues are generated when traffic is carried completely on the incumbent local exchange carriers' facilities. Resale revenues have declined from approximately 56% of our revenues during the first quarter of 1999 to approximately 7% of our revenues during the second quarter of 2000.

   The table below provides selected key operational and financial data as of the following dates:

                                                 Quarter Ended
                         --------------------------------------------------------------
                                    June                                         June
                         March 31,   30,   September 30, December 31, March 31,   30,
                           1999     1999       1999          1999       2000     2000
                         --------- ------- ------------- ------------ --------- -------
Tier III operational
 markets................       22       23         23           34          35       35
Route miles.............      913    1,269      1,328        1,475       1,724    1,989
Fiber miles.............   60,584   82,293     85,581       94,119     110,335  122,376
Collocations............       56       56         72           81         111      124
Customers...............    3,069    4,135      4,786        6,060       7,305    8,513
Total buildings
 connected..............    1,167    1,665      2,989        4,108       5,615    7,088
Access lines in
 service................   64,723   77,474     98,431      113,750     148,439  197,721
Dedicated circuits in
 service................   96,035  113,486    169,769      204,281     331,640  570,271
                          -------  -------    -------      -------     -------  -------
  Total lines in
   service..............  160,758  190,960    268,200      318,031     480,079  767,992
On-network
 revenues(1)(2).........      44%      62%        69%          87%         88%      93%
Resale revenues(1)(3)...      56%      38%        31%          13%         12%       7%

--------
(1) As a percentage of total revenues.
(2) On-network revenues are revenues earned from services provided on our network, including by direct connection to our switch, unbundled network element or dedicated circuit.
(3) Resale revenues are generated when traffic is carried completely on the incumbent local exchange carriers' facilities.

   Nationwide Data Platform. We currently provide Internet access infrastructure for Qwest and Broadwing. We provide this service using remote access servers manufactured by Cisco and Nortel which we are deploying in our supernodes. Supernodes are concentration points for high-speed connectivity to the Internet. We will have 32 supernodes, including seven in our existing markets.

   Under the terms of our existing guaranteed revenue contracts, we provide the routing and ancillary equipment for each supernode, as well as data transport service from the incumbent local exchange carrier to our supernode location. Our customers pay us a fixed price per port and compensate us for certain expenses, including space, power and transport, that we may incur above an agreed level. This structure provides highly predictable revenues and costs over the life of each contract, currently ranging from three and one-half to four years. These contracts began generating revenues during the third quarter of 2000. Revenues will continue to increase as the contracts are phased in through the second quarter of 2001. We expect these contracts to provide positive margins and cash flow beginning with the commencement of revenues in the third quarter of 2000.

   We purchased approximately $134.4 million of equipment relating to these contracts during the first quarter of 2000. We sold this equipment to General Electric Credit Corporation and CIT Lending Services Corporation, and leased it back from them, during the second quarter of 2000. The term of this sale-leaseback including renewal periods, matches the initial term of these data contracts. As a result, this equipment was shown on our balance sheet as of March 31, 2000, but was not reflected on our balance sheet as of June 30, 2000. We purchased an additional $168.6 million of equipment relating to these contracts during the second quarter of 2000. We have a commitment to finance this equipment which is subject to satisfactory documentation.

   Revenue. Our revenue is derived from the sale of local switched services, long distance services, Centrex-type services, private line services, special access services and Internet access infrastructure. Historically, a significant portion of our revenue has been derived from the resale of switched services. We have transitioned the majority of our customers on-network and as a result the portion of our revenue related to the resale of switched services has decreased from 68% of total revenue for the year ended 1997 to 31% of total revenue for the year ended 1999, and further decreased to 9% of total revenue for the six months ended June 30, 2000. We expect that the revenue recognized related to the nationwide data platform guaranteed revenue contracts will continue to increase beginning in the third quarter of 2000 as they are implemented.

   Reciprocal Compensation. We recognized reciprocal compensation revenue of approximately $9.7 million, or 15.1% of our total revenue for 1999 and approximately $10.3 million or 15.1% of our total revenue for the six months ended June 30, 2000. In May 2000, we reached a resolution of our claims for payment of certain reciprocal compensation charges, previously disputed by BellSouth Corporation. Under the agreement, BellSouth made a one-time payment that resolved all amounts billed through March 31, 2000. In addition, we agreed with BellSouth on future rates for reciprocal compensation, setting new contractual terms for payment. Our prior agreement with BellSouth provided for a rate of $.009 per minute of use for reciprocal compensation. Under the terms of the new agreement, the rates for reciprocal compensation which will apply to all local traffic, including ISP-bound traffic, will decrease over time. The reduction will be phased in over a three-year period beginning with a rate of $.002 per minute of use in year 2000, $.00175 per minute of use in year 2001 and $.0015 per minute of use in year 2002.

   We are currently pursuing resolution of this issue with other incumbent local exchange carriers. Our goal is to reach mutually acceptable terms for both outstanding and future reciprocal compensation amounts for all traffic. We cannot assure you that we will reach new agreements with these carriers on favorable terms.

   As of June 30, 2000, we have provided reserves which we believe are sufficient to cover any amounts which may not be collected, but we cannot assure you that this will be the case. Our management will continue to consider the circumstances surrounding this dispute periodically in determining whether additional reserves against unpaid balances are warranted.

   Operating Expenses. Our principal operating expenses consist of network operating costs, selling, general and administrative expenses, stock option compensation expense and depreciation and amortization. Network operating costs include charges from termination and unbundled network element charges; charges from incumbent local exchange carriers for resale services; charges from long distance carriers for resale of long distance services; salaries and benefits associated with network operations, billing and information services and customer care personnel; franchise fees and other costs. Network operating costs also include a percentage of both our intrastate and interstate revenues which we pay as universal service fund charges. National data platform operating expenses include space, power, transport, maintenance, staffing, sales, general and administrative and rental expenses under our operating lease agreements. Certain of these costs are passed through to the carrier customer which allows us to limit our maintenance and servicing costs to a predetermined level, and to receive offsetting revenues for any costs in excess of that level. Selling, general and administrative expenses consist of sales personnel and support costs, corporate and finance personnel and support costs and legal and accounting expenses. Depreciation and amortization includes charges related to plant, property and equipment and amortization of intangible assets, including franchise acquisition costs. Depreciation and amortization expense will increase as we place additional networks into service or expand existing networks.

   Interest Expense. Interest expense includes interest charges on our senior notes, senior discount notes and our senior secured credit facilities. Interest expense also includes amortization of deferred financing costs.

Results of Operations

   Six Months Ended June 30, 2000 Compared To Six Months Ended June 30, 1999

   Revenue. On an as reported basis, revenue increased 155% from $26.7 million for the six months ended June 30, 1999 (the "1999 Six Months") to $68.1 million for the six months ended June 30, 2000 (the "2000 Six Months"). This increase is primarily attributable to revenues derived from 35 markets we serviced during the 2000 Six Months compared to the 23 markets we serviced during the 1999 Six Months. In addition, each of our markets that generated revenues during the 1999 Six Months generated increased revenues during the 2000 Six Months.

   On an as reported basis, on-network revenue increased 321% from $14.7 million in the 1999 Six Months to $61.9 million in the 2000 Six Months, while resale revenues decreased 48% from $12.0 million to $6.2 million over the same period primarily as a result of the conversion of resale customers to on-network. On-network revenues are revenues earned from services provided on our network, including by direct connection to our switch, unbundled network element or dedicated ciruit. On-network revenues represented 91% of total revenue in the 2000 Six Months, compared to 55% of total revenue in the 1999 Six Months. In addition, we recognized reciprocal compensation revenue of $4.6 million and $10.3 million, or 17% and 15% of our total revenues during the 1999 Six Months and 2000 Six Months, respectively.

   Network Operating Costs. Network operating costs, excluding non-cash stock compensation expense, increased 100% from $32.6 million for the 1999 Six Months to $65.3 million for the 2000 Six Months. This increase of approximately $32.7 million was due primarily to the increase in the number of markets in which we operated in the 2000 Six Months as compared to the 1999 Six Months. The components of this increase are $12.2 million in direct costs associated with providing on-network services, including leasing unbundled network elements, and resale services, $11.5 million in personnel costs, $4.7 million in network support services, $1.6 million in consulting and professional services costs, $1.5 million in telecommunications costs and $1.2 million in other direct operating costs.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses, excluding non-cash stock compensation expense, increased 107% from $38.2 million for the 1999 Six Months to $79.0 million in the 2000 Six Months. This increase of approximately $40.8 million is due primarily to the increase in the number of markets in which we operated in the 2000 Six Months as compared to the 1999 Six Months. The components of this increase are $22.0 million in personnel costs, $2.3 million in facility costs, $1.6 million in telecommunications costs, $1.6 million in travel related costs, $1.2 million in professional costs, as well as increases in other marketing and general and administrative costs aggregating approximately $12.1 million.

   Stock Option Compensation Expense. Stock option compensation expense, a non-cash charge, in aggregate increased 12% from $20.2 million in the 1999 Six Months to $22.7 million for the 2000 Six Months. This increase is due primarily to an increase in the estimated fair value of our common stock, as well as the grant of additional option awards as compared to the 1999 Six Months.

   Depreciation and Amortization. Depreciation and amortization expense increased 167% from $11.6 million for the 1999 Six Months to $31.1 million for the 2000 Six Months. This increase is due primarily to depreciation expense associated with the greater number of networks in commercial operation during the 2000 Six Months.

   Interest Income. Interest income increased 45% from $3.1 million in the 1999 Six Months to $4.5 million in the 2000 Six Months. The increase is due primarily to larger average cash, cash equivalent and restricted cash balances during the 2000 Six Months as compared to the 1999 Six Months as well as receiving interest at a higher average rate.

   Interest Expense. Interest expense increased 124% from $26.0 million in the 1999 Six Months to $58.4 million in the 2000 Six Months. Of this increase, $14.9 million is attributable to the issuance of $275 million of 13 1/2% senior notes in May 1999, $14.3 million is related to higher borrowings under our senior secured credit facilities and $3.2 million is due to accretion on our senior discount notes. We capitalized interest related to network construction projects of $1.3 million during the 1999 Six Months and $5.9 million during the 2000 Six Months.

   Net Loss Before Cumulative Effect of Change in Accounting Principle. For the reasons stated above, net loss before cumulative effect of change in accounting principle increased from $103.2 million for the 1999 Six Months to $183.9 million for the 2000 Six Months.

   Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Revenue increased 187% from $22.4 million for 1998 to $64.3 million for 1999. This increase is primarily attributable to revenues derived from 23 markets we serviced during 1999, as compared to 1998 when we derived revenues from only 8 markets during the entire year, and began to derive revenues from 14 additional markets during the fourth quarter of 1998. In addition, each of our markets that generated revenues during 1998 generated increased revenues during 1999.

   During 1998 and 1999, we recognized revenue which we believed was due to us from incumbent local exchange carriers for terminating local traffic of Internet service providers. We determined to recognize this revenue because we concluded, based upon all of the facts and circumstances known to us at the time, including numerous state public service commission and state and federal court decisions upholding competitive local exchange carriers' entitlement to reciprocal compensation for such calls, that realization of those amounts was reasonably assured. On October 13, 1999, however, the Louisiana Public Service Commission ruled that local traffic to Internet service providers in Louisiana is not eligible for reciprocal compensation. As a result of that ruling, we determined that we could no longer conclude that realization of amounts attributable to termination of local calls to Internet service providers in Louisiana was reasonably assured. Accordingly, we recorded an adjustment to reduce revenue in the third quarter of 1999, which reversed all reciprocal revenue recognized related to Internet service provider traffic in Louisiana for the entire year of 1998 and the first nine months of 1999. The adjustment amounted to $4.4 million, of which $1.1 million relates to the year ended December 31, 1998 and $3.3 million relates to the nine months ended September 30, 1999.

   Although incumbent local exchange carriers, such as BellSouth, have generally withheld payments of amounts due for reciprocal compensation to competitive local exchange carriers like us for calls to Internet service providers and disputed the entitlement of competitive local exchange carriers to reciprocal compensation for such calls in jurisdictions other than Louisiana as well, we have determined to continue to recognize amounts due to us for reciprocal compensation for such calls in jurisdictions other than Louisiana and South Carolina (which is the only other jurisdiction in which we currently operate that has adopted a similar position) because we have concluded, based upon all of the facts and circumstances, including numerous state public service commissions and state and federal court decisions upholding competitive local exchange carriers' entitlement to reciprocal compensation for such calls, that realization of such amounts is reasonably assured.

   Revenue for 1998 and 1999 included $14.2 million and $19.7 million, respectively, derived from resale services and an aggregate of $8.2 million and $44.6 million (including, after giving effect to the third quarter 1999 $4.4 million adjustment for Louisiana, $9.7 million of revenue related to reciprocal compensation during 1999), respectively, of revenue derived from on-network services. Resale services represented 63.2% of revenue in 1998 and 30.6% of revenue in 1999.

   Network Operating Costs. Network operating costs, excluding non-cash stock compensation expense, increased 195% from $27.7 million in 1998 to $81.7 million in 1999. This increase of $54.0 million was due primarily to the increase in the number of markets in which we operated in 1999. The components of this increase are $27.7 million in direct costs associated with providing on-network services, including leasing unbundled network elements, and resale services, $14.3 million in personnel costs, $4.2 million in network support services, $5.1 million in consulting and professional services costs, $600,000 in facility costs, $900,000 in travel costs and $1.2 million in telecommunications and other direct operating costs.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses, excluding non-cash stock compensation expense, increased 147% from $34.2 million in 1998 to $84.4 million in 1999. This increase of approximately $50.2 million resulted primarily from increases of $25.4 million in personnel costs, $5.1 million in professional costs, $3.4 million in travel related costs, as well as increases in other marketing and general and administrative costs aggregating approximately $16.4 million. These increases were due primarily to the greater number of networks in commercial operation during 1999.

   Stock Option Compensation Expense. Stock option compensation expense, a non-cash charge, increased 320% from an aggregate of $7.1 million for 1998 to $29.8 million for 1999. This increase primarily resulted from an increase in the estimated fair value of our common stock, as well as the grant of additional option awards during 1999.

   Depreciation and Amortization. Depreciation and amortization expense increased from $9.3 million for 1998 to $29.1 million for 1999, primarily as a result of depreciation expense associated with the greater number of networks in commercial operation during 1999.

   Other Expense. During the second quarter of 1999, we recorded a $4.3 million charge to other expense in connection with an unfavorable arbitration award. The net amount due under the terms of the award was paid in full in June 1999.

   Interest Income. Interest income remained consistent from $8.8 million in 1998 to $8.7 million in 1999.

   Interest Expense. Interest expense increased from $29.8 million in 1998 to $69.4 million in 1999. The increase resulted primarily from the issuance of our 13 1/2% senior notes in May 1999, additional accretion of $33.3 million on our senior discount notes and $6.3 million of interest charges related to higher borrowings under our senior secured credit facility. We capitalized interest related to network construction projects of $5.1 million during 1998 and $6.6 million during 1999.

   Net Loss. For the reasons stated above, net loss increased from $76.8 million for 1998 to $225.7 million for 1999.

   Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Revenue increased 559% from $3.4 million for 1997 to $22.4 million for 1998. This increase is primarily attributable to revenues derived from 8 markets during the entire 1998 year, as well as 14 additional markets from which we began to derive revenues at various points during 1998, as compared to 1997 when we derived revenues from only 1 market during the entire year, and began to derive revenues from 7 additional markets at various points during the year. In addition, each of our markets that generated revenues during 1997 generated increased revenues during 1998. Revenue for 1997 and 1998 included $2.3 million and $14.2 million, respectively, of revenue derived from resale services and an aggregate of $1.1 million and $8.2 million (including $2.9 million of revenue from reciprocal compensation in 1998), respectively, of revenue derived from on-network services. Resale services represented 67.6% of revenue in 1997 and 63.2% of revenue in 1998.

   Network Operating Costs. Network operating costs, excluding non-cash stock compensation expense, increased 404% from $5.5 million in 1997 to $27.7 million in 1998. This increase of approximately $22.2 million was due primarily to the increase in the number of markets in which we operated in 1998 and the related increases of $14.5 million in costs associated with providing on-network services, including leasing unbundled network elements, and resale services, $3.3 million in personnel costs, $1.3 million in consulting and professional services costs, $1.2 million in contracted network support costs, and $300,000 in facilities related costs, $600,000 in travel related costs and $1.0 million in other direct operating costs.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses, excluding non-cash stock compensation expense, increased 180% from $12.2 million in 1997 to $34.2 million in 1998. This increase of approximately $22.0 million resulted primarily from increases of $10.5 million in personnel costs and $1.2 million in professional costs (consisting primarily of legal costs relating to regulatory matters), $1.6 million in travel related costs, as well as increases in other marketing and general and administrative costs aggregating approximately $8.7 million.

   Stock Option Compensation Expense. Stock option compensation expense, a non-cash charge, decreased 49% from an aggregate of $13.9 million in 1997 to $7.1 million in 1998. These charges are directly impacted by changes in the estimated fair value of our common stock. The increase in the estimated fair value of such stock in 1998 was less than the increase in 1997. The expense charge for 1998 includes the net effect of a credit resulting from the termination of the KMC Telecom Inc. stock option plan, which was substantially offset by a charge related to the adoption of the KMC Telecom Holdings, Inc., stock option plan, in September 1998.

   Depreciation and Amortization. Depreciation and amortization expense increased from $2.5 million for 1997 to $9.3 million for 1998, primarily as a result of depreciation expense associated with the greater number of networks in commercial operation during 1998, as well as higher amortization of intangible assets.

   Interest Expense. Interest expense increased from $2.6 million in 1997 to $29.8 million in 1998. This increase resulted primarily from the issuance of our $460.8 million 12 1/2% senior discount notes during the first quarter of 1998, which generated interest expense of $29.6 million in 1998, as well as the increased expense attributable to the higher level of borrowings under a credit facility in 1998. We capitalized interest of $5.1 million related to network construction projects during 1998 and $854,000 during 1997.

   Net Loss. For the reasons stated above, net loss increased from $32.7 million for 1997 to $76.8 million for 1998.

Stock Compensation Plan

   During 1996 and 1997, one of our principal operating subsidiaries granted options to purchase shares of its common stock pursuant to its 1996 Stock Plan. On June 26, 1998, our board of directors adopted the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates which authorizes the grant of options to purchase shares of our common stock and replaced our 1996 Stock Plan. During the third quarter of 1998, we replaced the options to purchase shares of common stock previously granted under the 1996 Stock Plan, with options to purchase shares of our common stock granted under the 1998 Stock Plan. We also granted new options to some additional employees. Upon cancellation of the outstanding options under the 1996 Stock Plan, we reversed all compensation expense previously recorded with respect to those options. Additionally, to the extent the fair value of our common stock exceeded the exercise price of the options granted under the 1998 Stock Plan, we recognized compensation expense related to such options to the extent vested. The net effect of the cancellation of the options outstanding under the 1996 Stock Plan and the grant of options under the 1998 Stock Plan resulted in a credit to compensation expense of approximately $600,000 in 1998.

   Some of the provisions in the stock option awards granted under the 1998 Stock Plan will necessitate that the awards be treated as variable stock compensation awards pursuant to Accounting Principles Board Opinion No. 25. Accordingly, compensation expense will be charged or credited periodically through the date of exercise or cancellation of such stock options, based on changes in the value of our stock as well as the vesting schedule of such options. These compensation charges or credits are non-cash in nature, but could have a material effect on our future reported net income (loss).

Liquidity and Capital Resources

   We have incurred significant operating and net losses as a result of the development and operation of our networks. We expect that such losses will continue as we emphasize the development, construction and expansion of our networks and build our customer base. As a result, we do not expect there to be any cash provided by operations in the near future. We will also need to fund the expansion of our networks and the building of new networks as well as to fund our capital expenditures related to our nationwide data platform business. We have financed our operating losses and capital expenditures with equity invested by our founders, preferred stock placements, credit facility borrowings, operating leases and our 12 1/2% senior discount notes and 13 1/2% senior notes.

   During the first quarter of 2000, we amended, restated and combined our prior senior secured credit facility and our prior Lucent facility in a single $700.0 million facility. Under this amended senior secured credit facility, our subsidiaries which own our 35 existing networks and the two Tier III networks which are to be completed during 2000 are permitted to borrow up to an aggregate of $700.0 million, subject to certain conditions, for the purchase of fiber optic cable, switches and other telecommunications equipment and, once certain financial conditions are met, for working capital and other general corporate purposes.

   During the quarter ended June 30, 2000, our subsidiary, KMC Telecom, IV, Inc., closed a new senior secured term loan from Lucent Technologies Inc. Proceeds from this loan may be used to purchase or install Lucent products. The loan is initially capped at $35.0 million until certain conditions are met that allow for additional borrowings up to a ceiling of $50.0 million. This loan will be used to purchase equipment for future expansion.

   We agreed, as of June 30, 2000, to issue shares of Series G Convertible Preferred Stock to Lucent Technologies, Dresdner Kleinwort Benson Private Equity Partners, CIT Lending Services, Nassau Capital Partners and Harold N. Kamine, our Chairman, for aggregate gross proceeds of $182.5 million. The transaction closed and the proceeds were received in early July 2000. The Series G Convertible Preferred Stock has an aggregate liquidation preference of $182.5 million and an annual cumulative dividend equal to 7% of the liquidation preference. Payment of the unpaid dividends is triggered by an initial public offering in which we receive aggregate gross proceeds of at least $80.0 million or a merger, consolidation or sale of substantially all of our assets. In such event, we may elect to pay these dividends with additional shares of our common stock.

   As of August 31, 2000, we had $580.8 million and $34.8 million of indebtedness outstanding under the amended senior secured credit facility and the Telecom IV senior secured term loan, respectively. Subject to certain conditions, as of that date we had an additional $119.2 million and $200,000 in borrowing capacity available under these facilities, respectively. The amended senior secured credit facility contains a number of affirmative and negative covenants, one of which requires us to make additional cash capital contributions to our subsidiaries which are the borrowers thereunder of at least $35.0 million prior to August 31, 2001. The original covenant required $185.0 million in cash capital contributions by April 1, 2001. However, because we contributed $150.0 million of the proceeds of our Series G private equity financing toward fulfilling this requirement, the lenders amended this covenant by extending the due date on the remaining $35.0 million of cash capital contributions to August 31, 2001. Because the entire $185.0 million cash capital contribution was not made by July 31, 2000, however, the applicable interest rate associated with the facility has increased by 100 basis points until the remaining $35.0 million amount is contributed.

   Net cash provided by financing activities from borrowings was $334.9 million and our net cash used in operating and investing activities was $360.6 million for the six months ended June 30, 2000.

   We made capital expenditures of $170.7 million in the 1999 Six Months versus $177.4 million in the 2000 Six Months. As of August 31, 2000, we had outstanding purchase commitments aggregating approximately $94.6 million related to the purchase of fiber optic cable and telecommunications equipment under our agreements with certain suppliers and service providers. We also had operating lease commitments of $59.1 million. Continued significant capital expenditures are expected to be made during the remainder of 2000 and thereafter. The majority of these expenditures are expected to be made for network construction and the purchase of switches and related equipment to facilitate the offering of our services. We expect to continue to incur operating losses while we expand our business and build our customer base. Actual capital expenditures and operating losses will depend on numerous factors, including the nature of future expansion and acquisition opportunities and factors beyond our control, including economic conditions, competition, regulatory developments and the availability of capital.

   In addition to the capital expenditures above, we took delivery of approximately $134.4 million and $168.6 million of Internet access infrastructure equipment in March and June 2000, respectively, in association with entering into agreements with Qwest. We entered into a lease financing transaction in the quarter ended June 30, 2000 to fund the cost of the $134.4 million of equipment purchased in March and we expect to enter into a financing transaction to fund the $168.6 million of equipment. We are obligated to make payments of approximately $84.4 million on November 1, 2000 and $42.1 million on each of January 1 and March 1, 2001 to pay for the equipment purchased in June 2000. We have a commitment to finance this equipment which is subject to satisfactory documentation.

   If we are successful in completing the financing for the Qwest equipment described above, we believe that our cash, investments held for future capital expenditures, amounts currently available under our credit facilities, the proceeds of our recent placement of Series G Convertible Preferred Stock and the proceeds of this offering will fund us until we become EBITDA positive.

   However, in the event that our plans change, the assumptions upon which our plans are based prove inaccurate, we expand or accelerate our business plan or we determine to consummate acquisitions, the foregoing sources of funds may prove insufficient and we may be required to seek additional financing sooner than we currently expect. Additional sources of financing may include public or private equity or debt financings, leases and other financing arrangements. We can give no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms.

Quantitative and Qualitative Disclosure About Market Risk

   Market risks relating to our operations result primarily from changes in interest rates. A substantial portion of our long-term debt bears interest at a fixed rate. However, the fair market value of the fixed rate debt is sensitive to changes in interest rates. We are subject to the risk that market interest rates will decline and the interest expense due under the fixed rate debt will exceed the amounts due based on current market rates. We have entered into two interest rate swap agreements with commercial banks to reduce the impact of changes in interest rates on a portion of our outstanding variable rate debt. The agreements effectively fix the interest rate on $415.0 million of our outstanding variable rate borrowings under our amended senior secured credit facility due 2007. A $325 million interest rate swap agreement entered into in April 2000 terminates in April 2004 and a $90 million interest rate swap agreement entered into in June 2000 terminates in June 2005. For other information regarding the swap agreements, see Note 11 of the Notes to Unaudited Condensed Consolidated Financial Statements included in the back of this prospectus.

   The following table provides information about our significant financial instruments that are sensitive to changes in interest rates (in millions):

                                                   Future Principal Payments
                         Fair Value on --------------------------------------------------
                         June 30, 2000  2000    2001    2002    2003    2004   Thereafter  Total
                         ------------- ------- ------- ------- ------- ------- ---------- --------
Long-Term Debt:
Fixed Rate:
Senior Discount Notes,
 Interest payable at 12
 1/2%,
 maturing 2008..........   $  205.9    $    -- $    -- $    -- $    -- $    --  $  320.0  $  320.0
Senior Notes, interest
 payable at 13 1/2%,
 maturing 2009..........      266.0         --      --      --      --      --     275.0     275.0
Variable rate:
Amended Senior Secured
 Credit Facility,
 interest variable
 (10.76% at June 30,
 2000) (a)..............      540.4         --      --     0.6    47.6    86.3     405.9     540.4
Telecom IV Senior
 Secured Term Loan,
 interest variable
 (11.31% at June 30,
 2000) (a)..............       34.8         --      --      --     3.5     3.5      27.8      34.8
                           --------    ------- ------- ------- ------- -------  --------  --------
Interest rate swaps:
Variable rate for fixed
 rate ..................       (3.6)        --      --      --      --      --        --        --
                           --------    ------- ------- ------- ------- -------  --------  --------
 Total..................   $1,043.5    $    -- $    -- $   0.6 $  51.1 $  89.8  $1,028.7  $1,170.2
                           ========    ======= ======= ======= ======= =======  ========  ========

--------
(a) Interest is based on a variable rate, which at our option, is determined by either a base rate or LIBOR, plus, in each case, a specified margin.

                                   BUSINESS

The Company

   We are a rapidly growing fiber-based integrated communications provider offering data, voice and Internet infrastructure services. We offer these services to businesses, governments and institutional end-users, Internet service providers, long distance carriers and wireless service providers. Our business has two distinct components: serving communications-intensive customers in Tier III markets, and providing data services on a nationwide basis.

   We provide a full suite of broadband communications services in 35 Tier III markets, which we define as markets with a population between 100,000 and 750,000. We own and operate robust fiber-based networks and Lucent switching equipment in all of our Tier III markets, which are predominantly located in the South, Southeast, Midwest and Mid-Atlantic United States. We will continue to expand in Tier III markets because we believe that these markets have attractive growth attributes and are typically less competitive than larger markets. Our customers in these markets include: AT&T, Boeing, City of Augusta, Columbia Hospital, NASA, Pillsbury, State of Wisconsin, Texas A&M University and Wal-Mart.

   We also provide nationwide data services under long-term guaranteed revenue contracts with Qwest and Broadwing. Under these contracts, we provide local Internet access infrastructure and other enhanced data services. Currently, we have contracts representing approximately $250 million in annualized revenues in approximately 140 markets. These contracts have a total value of approximately $900 million. We expect these markets to be operational by the first quarter of 2001. The Internet infrastructure we are deploying includes the latest technology platforms from Cisco and Nortel, which we believe will result in a cost-effective and technologically superior solution for our customers. We are currently testing and expect to pilot next generation Internet Protocol data and voice services in 2001.

Market Opportunity

   A number of important trends are reshaping the U.S. telecommunications industry, creating substantial opportunities for growth by competitive local exchange carriers. These trends are described below.

   Expansion of Competitive Local Telecommunications Industry. The Telecommunications Act of 1996 and certain state regulatory initiatives have provided increased opportunities in the telecommunications marketplace by opening all local markets to competition and requiring incumbent local exchange carriers to provide increased direct interconnection. According to the Federal Communications Commission's Trends in Telephone Service, local service providers in the United States generated approximately $113.4 billion in revenue in 1998 from the provision of local exchange services. Incumbent local exchange carriers accounted for $108.2 billion of this amount. We believe that competitive local exchange carriers' market share will continue to grow rapidly.

   Large and Rapidly Growing Market. According to International Data Corporation, or IDC, the market for regulated, switched and unswitched data and voice traffic is estimated to have generated a total of $230.0 billion in revenues in 1999 and is expected to grow to $283.0 billion by 2004. IDC estimates that U.S. competitive local exchange carrier revenue is expected to grow from approximately $9.0 billion in 1999 to approximately $18.0 billion in 2004, an approximately 14.9% compound annual growth rate. In particular, data traffic is expected to experience significant growth. According to Forrester Research, the total amount of terabits of data attributable to Internet access by businesses in the United States is expected to grow from approximately 0.3 terabits in 1999 to approximately 3.6 terabits in 2003, an approximately 86% compound annual growth rate. IDC also estimates that IP-telephony services revenue is expected to grow from $480 million in 1999 to approximately $19 billion in 2004, a compound annual growth rate of 108%.

   We believe that the rapid opening of the local telecommunications market to competition has accelerated the growth in local traffic related to Internet access and the demand for bundled voice and data service offerings. Currently, an opportunity exists for new entrants to achieve significant market penetration through offering a differentiated product. We believe that the following business products and applications will drive growth for integrated communications providers:

  .  digital subscriber line (DSL),

  .  data storage and backup,

  .  business/office applications managed by third parties (ASP),

  .  e-commerce applications,

  .  voice over packet data networks, and

  .  advanced data applications such as streaming video.

   We believe success in this environment will depend primarily on speed-to-market, marketing creativity, the ability to provide competitively priced services rapidly, and customer service and responsiveness. In order to deliver these services, modern telecommunications facilities, fiber optic cable and switches are generally used, which require capital.

   Growing Demand for High-Speed Data Communications. High-speed connectivity has become important to businesses due to the dramatic increase in Internet usage and the proliferation of applications based on the personal computer and Internet Protocol. According to IDC Internet Commerce Model Version 6.3 June 2000, the number of Internet users worldwide was approximately 266.8 million in 1999 and is forecasted to grow to approximately 741.6 million by 2004, a compound annual growth rate of approximately 23%. The popularity of the Internet with consumers has also driven the rapid adoption of the Internet as a commercial medium. As a result, businesses have established Web sites, corporate intranets and extranets and implemented e-commerce applications to expand their customer reach and improve their communications efficiency. Importantly, these applications are increasingly required by businesses of all sizes, making broadband capacity, network quality, an enhanced services portfolio and technical capability competitive distinctions among service providers.

   Tier III Market Opportunity. Tier III markets, which we define as markets with a population between 100,000 and 750,000, present a significant growth opportunity for telecommunications carriers. We believe that Tier III markets have a number of attractive attributes, including being among the fastest growing population centers in the U.S. and therefore among the fastest growing markets for telecommunications services. Incumbent local exchange carriers have historically focused their resources on larger markets and have generally neglected Tier III markets. Incumbent local exchange carriers generally operate a copper infrastructure in Tier III markets which has limited bandwidth capacity and have typically consolidated their sales and marketing efforts in Tier I and Tier II markets away from their customers in Tier III markets. Consequently, business customers in Tier III markets generally do not have access to the same set of services that are available to business customers in larger markets, such as high speed Internet access, dedicated lines, and advanced data applications. We believe the relative size of Tier III markets serves to discourage new entry from facilities-based integrated communications providers in markets where one or more integrated communications providers already have operating networks.

   Business customers in Tier III markets demand comprehensive telephony and data services from their telecommunications providers. As these customers grow, the sophistication of their telephony and data needs will grow too. This represents a significant opportunity for fiber-based integrated communications providers.

Business Strategy

   We intend to become a leading competitive provider of data and voice services in the Tier III markets that we serve directly. We also intend to continue to form alliances with carriers in Tier I and II markets to deliver next generation data services. To accomplish these objectives we will:

   Continue to Deploy and Operate Robust Fiber Optic Networks in Tier III Markets to Support Broadband Applications. We will continue to build geographically extensive, full service, fiber-based networks in Tier III markets to support both voice and broadband data applications. We believe our networks are generally more technologically advanced than those of the incumbent local exchange carrier, facilitate the capture of market share, and are likely to deter other alternative competitive local exchange carriers from penetrating our markets due to the cost of constructing a competing network of equal capability. In all of our operational markets, we have completed our backbone construction connecting the market's central business district with outlying office parks, large institutions, the locations of long distance carriers' transmission equipment and major incumbent local exchange carrier central offices. We intend to continue to expand our networks in response to customer demand. We expedite network construction and time-to-market through our "switch-in-the-box" concept which incorporates a turn key process that allows installation and testing of the switch at the manufacturing facility before shipment. The switch and its housing are then shipped and placed on-site for integration into the network.

   Continue to Strengthen Our Local Presence with Personalized Customer Service in Tier III Markets. We seek to capture and retain customers in Tier III markets through local, personalized sales, marketing and customer service programs. In order to accomplish this, we will continue to:

  . establish local sales offices in each market in which we operate a network,

  . recruit our city directors and sales staff primarily from the local market,

  .  rely primarily on a face-to-face direct selling approach, and

  . support our sales staff with locally based customer service, billing and technical support personnel and participation in the local community.

Most of our existing sales personnel are local residents who have previously worked for the incumbent local exchange carrier or other telecommunications companies. We believe that our "Creative Solutions with a Hometown Touch(R)" sales approach is very important to customers in Tier III markets, who do not typically receive localized sales contact or customer support from the incumbent local exchange carrier.

   Expand Our Data Platform Offerings by Leveraging Our Relationships with Major Carrier Customers and by Expanding into New Markets. In Tier I, II and III markets, we are creating a nationwide next generation local broadband network to provide data communications services through strategic alliances with major carrier customers, including Qwest and Broadwing. We believe that these alliances leverage our core strengths in managing technology and developing infrastructure and use the carriers' larger sales organizations to brand and distribute these capabilities. We expect to use our guaranteed revenue contracts with these carriers to reduce the risks associated with expansion. We will build our networks to meet existing requirements under these contracts while preserving the flexibility to rapidly and cost-effectively expand capacity with demand.

   Enhance our Existing Infrastructure to Deliver Next Generation Voice and Data Services. We will expand our existing infrastructure so that we can continue to offer new voice and data services, thereby enhancing our market penetration and maintaining low customer turnover. Services we expect to offer in the future include DSL, web hosting, data storage and application service hosting. We also intend to become the leading gateway for data communications services to the Tier III markets we serve. We provide data services directly to our own customers and to long distance carriers, Internet service providers and other businesses which require broadband access in our markets but do not currently have their own facilities or connections in those markets.

   Accelerate Growth Through Potential Strategic Acquisitions. We intend to accelerate our growth and expand our presence in our target markets by acquiring telecommunications companies and related businesses and assets. We seek acquisition targets that offer similar services to ours which can be integrated into our existing operations and networks. We also seek acquisition targets which may allow us to offer additional enhanced or other related services as well as new technologies that we may seek to implement. We currently have no agreements relating to any material acquisitions.

Services

   We offer a comprehensive suite of data and voice services. Historically, we have resold switched services which we purchased from incumbent local exchange carriers. In December 1997, we began providing our own on-network services to our customers. Our on-network services and resale services account for all of our revenues. The allocation between on-network revenues and resale revenues was as follows:

                                                         Year Ended      Six Months
                                                        December 31,       Ended
                                                       ----------------   June 30,
                                                       1997  1998  1999     2000
                                                       ----  ----  ----  ----------
On-network revenues...................................  32%   37%   69%      91%
Resale revenues.......................................  68%   63%   31%       9%

  Voice Services

   For the six months ended June 30, 2000, voice services accounted for approximately 40% of our revenue. These voice services include:

   Local Switched Services. Local switched services allow customers to connect their key systems and PBX system with the public network through dial tone lines and trunks. We also offer enhanced services such as call waiting, conferencing, speed dialing and voice mail to our customers. We currently have switches commercially operable in each of our existing markets and expect to have switches commercially operable in two additional Tier III markets by December 31, 2000. We have added and will continue to add capacity in all markets to insure services are available when required by our customers.

   Long Distance Services. We offer a full range of long distance services including inter- and intra-LATA, interstate, international, calling card, prepaid calling card and 800 type services. We offer long distance services to our customers by entering into wholesale agreements with various long distance carriers and reselling their transmission services to our customers. We believe that many of our customers will prefer the option of purchasing long distance services from us in conjunction with their local switched services as part of their one-stop telecommunications solution.

   Centrex-type Services. Centrex-type services provide customers the functionality of PBX without the capital expense of installing these systems. Centrex-type services reduce customers' maintenance expenses and increase communications reliability. We introduced these services in all our operational markets during 1999 and the first quarter of 2000. These services feature call forwarding, speed dialing, conferencing and intercom, transfer and voice mail capabilities. Centrex-type services can be provided over standard voice connections or, where voice and data services are required, ISDN connections.

   Private Line and Special Access Services. We currently provide various types of on-network dedicated services which permit the transmission of voice and data between two or more specified points and are dedicated to a particular customer. Private line services are provided over dedicated circuits and are available in different capacities. DS-1 circuits are dedicated lines that provide 24 separate channels that transport voice and/or data.

DS-3 circuits provide 672 channels. The use of the channels and capacity of the service is determined by the needs of the customer. Special access services are provided to long distance carriers to connect their customers to the long distance carriers' locations or to multiple locations of the carrier. The services are provided over DS-1 and DS-3 circuits. If additional capacity is desired we have the ability to provide OC-3, OC-12 and higher capacities that deliver multiple DS-3 equivalent capacities. Our private line and special access services are designed to meet the needs of our customers.

  Data Services

   Data services represented approximately 60% of our revenue for the six months ended June 30, 2000. We believe that these services enhance our ability to provide an integrated turnkey solution to our customers' data, voice and video transmission requirements. Our current data service offerings include:

   Primary Rate ISDN. Primary Rate ISDN provides customers the equivalent of
1.544 megabits per second of digital communications via a T-1 type facility, with 23 channels for data and voice communications and a 24th channel providing network signaling and control for the services. We focus our Primary Rate ISDN sales efforts on Internet service providers who use it as a means of supporting customer access to their operations, and end-user customers who use it as a network access facility for their internal telecommunications systems.

   Internet Infrastructure. Our Internet infrastructure service provides large bandwidth users with data switching capability at the network level, allowing them to acquire capacity as required without investing in data switching equipment. Internet infrastructure service gives us the ability to provide data switching to Internet service providers by allowing data calls to be terminated through port wholesale equipment rather than the switch. This enables the Internet service provider to more cost effectively manage its data requirements while, at the same time, increasing the efficiency and capacity of our Lucent Technologies Series 5ESS(R)-type switches.

   Basic Rate ISDN. Basic Rate ISDN, or BRI, provides customers the potential of 144 kilobits per second of digital communications via a single network facility interface. We believe it will be attractive to medium and small size customers, since it provides dial-up access to the Internet, and other dial-up data applications, while simultaneously providing the ability to integrate voice traffic on a single network facility.

   Frame Relay/ATM. Frame relay and ATM, or asynchronous transfer mode, are used by some of our data customers as a fast data transport service for Wide Area Networks. Today we resell these services. In the future we intend to provide these services over our own network and utilize a third party provider for transport outside our network.

   Our future data service offerings will include:

   DSL. DSL, or digital subscriber line, is a method of using existing copper wire for high bit-rate data transport in the "last mile" connecting our network backbone ring to the customer's premises. DSL provides the customer with a choice of bandwidth based upon its particular needs. Beginning in 2001, we plan to offer HDSL, SDSL and ADSL to provide high bandwidth data and video service as well as Voice over DSL to medium and small size customers.


   We have deployed DSLAMs, or digital subscriber line access multiplexers, in collocation offices in 18 cities. These DSLAMs are equipped with the components necessary to support our provisioning of T-1 circuits via DSL. During the fourth quarter of 2000, we will upgrade these DSLAMs to support SDSL, ADSL and Voice over DSL applications. Concurrently, we plan to begin deployment during the fourth quarter of 2000 of DSLAMs which will support all of these applications from the outset. This deployment will continue in 2001.

   Application Service Provider. We plan to host applications and data for customers on reliable and secure servers. We envision a variety of services including consulting, installation, software maintenance, Internet access, monitoring and software subscription. The applications provided will cover e-mail, accounting/business management and vertical applications.

   Web Hosting. We plan to offer web site design services and web hosting on secured, monitored servers. These services will provide small to medium size customers a turn key e-commerce solution.

   Data Storage and Backup. We plan to offer automatic and secure off-site storage of enterprise data. These services will include consulting, testing and hosting, with 24 hours-per-day, seven days-per-week monitoring.

Operations Support System

   We continue the implementation of our high quality operations support system encompassing comprehensive billing, service order, customer care and electronic bonding capability. The system is expected to support our existing and contemplated services. Initial installation of the new operational support system was made during the third quarter of 1999, with development and expansion to continue through the first quarter of 2001. The system is designed to provide us with a single "flow-through" order system that will allow each order to be tracked from service provisioning through installation.

   We implemented the service order module and the number tracking module in all our existing markets in July and August 2000. The implementation included full testing of capabilities and training of personnel in all markets. All existing markets are utilizing the system for order entry.

   We are currently electronically bonded with two carriers and expect to be electronically bonded with our remaining carriers by the end of the year. Electronic bonding is the ability to electronically share customer order information between us and the incumbent local exchange carrier or interconnection carrier. Even when we are electronically bonded, we may not achieve the anticipated efficiencies if the information provided to us by the incumbent local exchange carrier is not in a format that we can readily use or if the incumbent local exchange carrier does not promptly provision new lines for us.

   The asset and inventory modules, which will provide each market's inventory, are currently being loaded with the necessary data including circuit data. Completion of the data loading, verification process and testing will conclude the implementation and provide full "flow-through" capability in the first quarter of 2001.

   We believe that our operations support system will allow us to quickly address customer concerns, and improve operations efficiency which provides us with a significant competitive advantage.

Tier III Markets

   We target Tier III markets, which we define as markets with a population from 100,000 to 750,000. As part of our market selection process we analyze the demographic, economic, competitive and telecommunications demand characteristics of the market. We estimate market demand using data gathered from long distance carriers, the Federal Communications Commission, local sources, site visits and specific market studies commissioned by us. We also analyze the concentration of potential business, government and institutional end-user customers and the general economic prospects for the area.

   We depend upon a detailed business analysis coupled with a "success-based" return on capital employed analysis to drive our capital deployment. Each year capital is deployed based on forecasts, and investment is made when the forecasted investment return exceeds our threshold requirement.

   Once we target a Tier III market for development, we design a network to provide access to approximately 80% of the business customers in that market either through direct connections to our network or through unbundled network elements leased from the incumbent local exchange carrier. Typically, we construct a SONET, or self-healing synchronous optical network, backbone ring to provide coverage of the major business districts, government offices, hospitals, office parks and universities, the principal locations of the transmission equipment of long distance carriers offering services in the area, and the incumbent local exchange carrier's central office(s). Following construction of our backbone network, we build additional loops to increase the size of our addressable market as demand grows.

   The construction of a network requires us to obtain municipal franchises and other permits. These rights are typically subject to non-exclusive agreements of finite duration providing for the payment of fees by us or the provision of services by us to the municipality without compensation. In addition, we must secure rights-of-way and other access rights which are also typically provided under non-exclusive, multi-year agreements and generally contain renewal options. Generally, these rights are obtained from utilities, incumbent local exchange carriers, other competitive local exchange carriers, railroads and long distance carriers. The Telecommunications Act of 1996 requires most utilities to provide rights-of-way to competitive local exchange carriers on non-discriminatory terms and conditions and at reasonable rates.

   Our requirements for a planned network are communicated to KNT Network Technologies LLC which provides program management for construction of the outside plant portion of the network. Our own personnel negotiate required contracts and rights-of-way and test the network components prior to commencing commercial service. Cable, equipment and supplies required for the networks are available from a variety of sources at competitive rates. The construction period for a new network varies depending upon such factors as the number of backbone route miles to be installed, the relative use of aerial as opposed to buried cable deployment, the initial number of buildings targeted for connection to the network backbone and other factors. We believe that a new fiber optic network can be commercially operable within approximately nine months after construction commences.

   During Phase I of our network construction program we completed networks in eight Tier III markets. We completed networks in 15 Tier III markets during Phase II of the program and will add networks in 14 additional markets during Phase III. Twelve of the 14 networks to be added during Phase III have been completed and the remaining two networks will be completed by the end of 2000. The markets in which we established or plan to establish networks during each phase of the program are as follows:

       Phase I                    Phase II                     Phase III
----------------------  ----------------------------- ---------------------------
Huntsville, Alabama     Daytona Beach, Florida        Montgomery, Alabama
Melbourne, Florida      Fort Myers, Florida           Clearwater/St. Petersburg,
Augusta, Georgia        Pensacola, Florida             Florida
Savannah, Georgia       Sarasota, Florida             Monroe, Louisiana
Baton Rouge, Louisiana  Tallahassee, Florida          Lansing, Michigan
Shreveport, Louisiana   Fort Wayne, Indiana           Biloxi/Gulfport,
Corpus Christi, Texas   Topeka, Kansas                 Mississippi
Madison, Wisconsin      Ann Arbor, Michigan           Akron, Ohio
                        Eden Prairie, Minnesota       Dayton, Ohio
                        Fayetteville, North Carolina  Toledo, Ohio
                        Greensboro, North Carolina    Charleston, South Carolina
                        Winston-Salem, North Carolina Columbia, South Carolina
                        Longview, Texas               Spartanburg, South Carolina
                        Norfolk, Virginia             Chattanooga, Tennessee
                        Roanoke, Virginia

                                                          Under Construction
                                                      ---------------------------
                                                      Rockville/Bethesda/
                                                       Frederick, Maryland
                                                      Johnson City/Kingsport,
                                                       Tennessee

   The following table provides aggregate data as of June 30, 2000 for the networks placed in operation during Phase I, Phase II and Phase III of our network construction program, respectively:

                                Access     Dedicated         Addressable
                               Lines In     Circuits   Route  Commercial
                              Service(1) In Service(2) Miles Buildings(3)  Collocations
                          --- ---------- ------------- ----- ------------ -------------
Phase I (8 markets).....        76,942      221,821      635    14,853          32
Phase II (15 markets)...       102,870      276,240      874    26,214          54
Phase III (14 markets)..        17,909       72,210      480    27,294          38
                          ---  -------      -------    -----    ------         ---
  Total.................       197,721      570,271    1,989    68,361         124

--------
(1) Represents all active switched channels we provide to customers either by unbundled network elements leased from the incumbent local exchange carrier, by direct connection to our own network, or by resale via the incumbent local exchange carrier's network.
(2) Represents all active dedicated circuits we provide to customers expressed on a DS-0 equivalent basis.
(3) Addressable by either unbundled network elements leased from the incumbent local exchange carrier or by a direct connection to our own network. We define a commercial building as one with greater than ten employees.

Tier III Network Architecture

   Our networks are designed for high-speed data and voice communications, using Lucent 5ESS(R) digital switching devices. These devices are deployed in all of our networks, as part of a total central office configuration that includes electronic digital cross connect devices, SONET transport equipment and associated DC power plants and AC emergency power facilities. We currently offer end-to-end fully protected fiber services using the SONET ring architecture which routes customer traffic simultaneously in both directions around the ring to provide protection against fiber cuts. If a line is cut, traffic is automatically reversed and sent to its destination around the other side of the ring. In addition, back-up electronics become operational in the event of failure of the primary components. The switches and associated transport equipment are deployed in an initial configuration that permits rapid growth as our business in the local market grows. Our networks provide access to customers through SONET-based fiber optic rings, for on-network service and through unbundled network elements which are connected to our central office through SONET fiber rings between the incumbent local exchange carrier tandem and at least two incumbent local exchange carrier service offices. In addition, at least three interexchange carriers are connected from their points of presence to our central office by SONET rings, for long distance connectivity.

   We expedite new market service installation by deploying our switch-in-the-box concept using a turn key process that allows installation and testing of the switch in specially designed portable buildings at the manufacturing facility before deployment. The switch and its housing are then shipped and placed on-site for integration into the network.

   We have deployed subscriber loop carrier equipment in each incumbent local exchange carrier collocation for connection to customer premise equipment, and service is then concentrated for transport to our central office for distribution. In addition, we are deploying equipment to permit digital subscriber line (DSL) services to be served on qualifying unbundled network element copper facilities. The incumbent local exchange carrier collocations are engineered to provide access to business, institutional, governmental or other large services. In addition, for large customer services, the fiber backbone can be extended to provide fiber access all the way to the business complex or building for on-network services. We provide customer premise electronic equipment to connect to both unbundled network element and on-network facilities.

   We have also deployed a nationwide primary rate interface (PRI) capability that permits the provisioning of Internet infrastructure services to large Internet service providers without the need to utilize the Class 5 switching capacity. This capability is managed via two centralized KMC NextGen SoftSwitch controllers, which permit the growth of Internet services quickly. This technology provides economical and highly scalable PRI growth and avoids the higher cost associated with placing additional capacity on the existing Lucent 5ESS(R) switch in each city.


   [Diagram reflecting the principal elements of and connections in our networks.]

   We currently deploy a 72-strand fiber optic network. Our optical bandwidth capacity in fiber rings ranges from OC-3 to OC-48. We are evaluating the potential deployment of dense wave division multiplexing (DWDM) to enhance bandwidth capability.

   We monitor our fiber optic networks and electronics 24 hours-per-day, seven days-per-week, using a combination of local and national network control centers. Local network monitoring is accomplished by means of an automatic notification system that monitors for system anomalies. This system provides instantaneous alarms to an on-call network technician whenever an anomaly is detected. The local market technician is trained in network problem resolution and provides on-site corrective procedures when appropriate. A national Network Knowledge Center, located in Denver, Colorado, acts as the focal point for all of our operating networks, providing integrated and centralized network monitoring, correlation and problem management. The Network Knowledge Center has access to all operating networks and can work independently of the local systems to effect repair or restoration activities. The Network Knowledge Center is currently provided by Lucent on a contractual basis.

   We manage our network systems both locally and centrally. Customer service calls and maintenance are primarily handled through the local offices. In addition, as described above, we contract to provide integrated monitoring of our networks via Lucent's Network Knowledge Center. This is accomplished by the use of a sophisticated integrated management system that is connected to all of our locations, including our operations center which is located in Lawrenceville, Georgia. With this system the Network Knowledge Center is capable of accessing all available information regarding the configuration and operating condition of any network components in use. This proactive monitoring capability is further augmented by a 24 hours-per-day, seven-days-per-week call center, also provided by Lucent at the Network Knowledge Center, that receives, tracks and manages all customer calls and issues to satisfactory conclusion. The call center works with our own customer care representatives and engineers in the Lawrenceville facility to ensure that timely and consistent service is provided.

  Nationwide Data Platform

   We are a growing nationwide provider of Internet infrastructure in Tier I, II and III markets. We currently provide dial-up Internet access and other data services to carriers such as Qwest and Broadwing using remote access servers, a type of switch that uses Internet Protocol rather than traditional circuit-based switching. This technology uses packets to transfer information and uses bandwidth more efficiently and at a lower cost than similar services based on circuit switching. We are deploying a nationwide data platform which we believe will enable us to reach approximately 50% of the U.S. population. We expect to leverage this network to enable us to offer next generation services, such as Voice over Internet Protocol, as they become technologically feasible.

   We are deploying a platform that will provide Internet access infrastructure and remote access service capability in Tier I, II and III markets across the United States. In the markets in which we currently provide integrated communications services, connectivity is integrated into our existing architecture. In the markets in which we do not operate systems, we establish a point of presence, lease fiber and provide the Internet service providers with the same basic architecture for their applications. This provides the capability to create revenue for these major customers beyond our existing markets.

   Under our agreements with Qwest, Qwest monitors the data equipment from its network operations center in Arlington, Virginia. We provide all circuit pack replacement, hardware support and any other required support activity for equipment located in our Tier III cities. Qwest performs all diagnostics, trouble isolation and analysis from its network operations center. For equipment located outside of our Tier III cities, maintenance is provided by collocation facilities that are not manned by us. When Qwest detects a problem that requires hardware support, they contact the Lucent Network Knowledge Center in Denver, Colorado and the Network Knowledge Center dispatches the appropriate personnel. We have service level agreements with both Qwest and Lucent covering response times, repair times and service availability to ensure appropriate attention is given to each occurrence.

   Going forward, the application of Internet Protocol packet technology to the public-switched telephone network may provide many distinct advantages over the current time division multiplexing transport infrastructure, including:

  . much less expensive and demanding deployment, less costly equipment, lower space and power requirements, and faster implementation,

  . the ability for customers to integrate data and voice over the same networks, saving cost and complexity, as well as the ability to support new services combining both data and voice communications,

  . the opportunity for carriers to leverage the growing volume of data traffic, and

  . DSL, fiber, and other broadband access technologies are particularly compatible with packet-based transport.

   As national and global carriers implement managed Internet Protocol networks for end-to-end connectivity, they will require local Internet Protocol infrastructure, including local access devices, packet switches and routers, SS7 and other gateways, and local softswitches.

   We currently have a local infrastructure for dial-up access pursuant to agreements with several next generation carriers and Internet service providers. In 2001, we expect to implement Voice over Internet Protocol with the introduction of a full suite of carrier-class systems. We will introduce broadband access via DSL technology, including Voice over DSL. Additional opportunities include broadband Internet Protocol platforms. This initiative is consistent with our current strategy and infrastructure and will also position us as a major participant among next-generation telecom providers.

   Voice over Internet Protocol is not currently being used to any material extent for many of the purposes we believe it will serve in the future.

   Our existing contracts require us to provide over one million ports in approximately 140 markets nationwide by the first quarter of 2001. We are currently in the process of deploying Cisco and Nortel equipment to provide these ports through 32 supernodes, or concentration points for high-speed connectivity to the Internet, located in various cities, including seven in our existing markets. Our service allows our carrier customers to provide access to the Internet. These calls originate on the incumbent local exchange carrier's network and terminate on ours by calling a local dial-up number and therefore qualify for reciprocal compensation from the incumbent local exchange carrier. Reciprocal compensation is incremental to the revenues that we receive from our carrier customers.

   All of these contracts to date have been structured so that our customers pay a fixed amount to us, regardless of their level of usage. These contracts have terms of three and one-half to four years and have certain cost pass-throughs which allow us to limit our maintenance and servicing costs to a predetermined level, and receive offsetting revenues for any costs in excess of that level.

   We currently have a dedicated team devoted to service and maintenance under these contracts. We expect personnel demands to diminish significantly after initial deployment, which will reduce our costs associated with this business, over the remaining lives of these contracts.

New Technology Evaluation

   We evaluate and test new concepts and capabilities in our laboratory in Lawrenceville, Georgia, as well as in field trials. New capabilities for existing technologies are evaluated, along with converging technologies that could potentially be used for data oriented services. We are currently evaluating next generation metropolitan DWDM, evolutionary PRI and modem pooling technology, fixed wireless network extensions, as well as passive optical networking. We are currently testing and expect to pilot next generation Internet Protocol data and voice services in 2001.

Sales

   We target our sales activities at three separate customer groups: Tier III local customers, Tier III national customers and national data platform customers. Tier III local customers include local governments, hospitals and educational facilities as well as businesses. Tier III national customers are usually large corporations which have branches or local offices within our Tier III markets, but which make their buying decisions centrally from their corporate offices. National data platform customers include major long distance carriers and Internet service providers.

   Tier III Local. We establish local sales offices in each Tier III market we serve. Each local sales office is staffed by a city director, sales manager, six to eight account executives and sales support personnel. The sales support personnel include customer service, technical, and billing personnel.

   We seek to hire local, seasoned telecommunications managers with sales experience as City Directors. City Directors assist with the initial network build out and oversee the daily operations of their networks, in addition to managing sales staff and market development. Their daily operations responsibilities include management of provisioning, customer service, pricing decisions and the billing process. City Directors work with senior management in the strategic planning process, including capital expenditure and budget planning. They perform cash flow analysis for fiber connections of new buildings to the network, and participate in planning fiber network extensions in their markets.

   In our Tier III markets, we use a face-to-face direct sales force of 190 account executives managed by 40 sales managers. Most of our sales personnel are hired locally because we believe that knowledge of, and contacts in, a local market are key factors for competitive differentiation and commercial success in a Tier III market. We believe that this local focus will help to set us apart from the incumbent local exchange carriers, our principal competitors.

   Tier III National. While there are few Fortune 500 companies with headquarters located in our operating cities, there are branches and local offices of large corporations within our market areas. Often these large corporations make their buying decisions centrally, either through their telecommunications or MIS functions, which are normally located at corporate headquarters. Our national accounts sales organization is structured to assist them in determining requirements for their various locations within our markets. We believe that this focus on national accounts will further increase our market penetration with large companies in our cities. We currently have 10 national account managers.

   Nationwide Data Platform. We currently have 10 data customer account managers who build relationships with major long distance carriers and Internet service providers. These relationships facilitate initial sales of our services. We believe, and our contracts with Qwest and Broadwing have shown, that once national data platform customers experience our service they will allow us to provide additional services to them and expand the relationship.

   We recruit our sales force and sales managers from several sources including incumbent local exchange carriers, competitive local exchange carriers, inter-exchange carriers, cellular companies and interconnect companies. Once hired, our local Tier III sales force is put through a program of intense local training and computer based data and voice product training at the local sales office. All sales personnel participate in consultative sales and product training at our corporate operations facility. Our sales force is compensated based on a fixed base salary and variable payments for the sale of recurring monthly revenue.

Customers

   As of June 30, 2000, we had 8,513 customers, which can be broken down into the following categories:

  . Tier III local customers are local to a particular city and include local governments, hospitals and educational facilities as well as businesses, including local and regional Internet service providers. Our business customers range from large businesses to medium and small size businesses, including medical and insurance offices, car dealerships, broadcast media outlets and real estate brokerages.

  . Tier III national customers consist of Fortune 500 companies, other large companies, major long distance carriers, wireless service providers and other competitive local exchange providers that have a local or branch office in several of our markets.

  . Nationwide data platform customers consist of major long distance carriers and Internet service providers.

   Examples of our customers in each of these categories are shown below:

     Tier III
     Local                                             Nationwide Data Platform
     Customers        Tier III National Customers             Customers
     -----------  ------------------------------------ ------------------------
     Boeing       AT&T Corp.                           Broadwing
     City of
      Augusta,
      Georgia     Burlington Northern Santa Fe Railway Qwest
     Columbia
      Hospital    Krispy Kreme Donuts
     NASA         Sprint
     Pillsbury    UUNet
     State of     Walgreens
      Wisconsin
     Texas A&M
      University  Wal-Mart

Marketing

   We market our local services through a combination of media channels and personal service in each of our local markets. We seek to gain brand awareness through advertising on local television, radio and print media. We also use outdoor advertising in prominent locations, customer testimonials, and local events and sponsorships, such as charity golf tournaments.

   Consistent with our "Creative Solutions with a Hometown Touch(R)" motto, we also seek to actively participate in our local communities. Each City Director is typically a long-time local resident with extensive telecommunications experience and is well known and respected in the community. The City Director typically seeks to hire other local residents, further strengthening our involvement with and contacts throughout the local market. Each local office is typically an active member of the local Chamber of Commerce, and contributes to local charities. We believe that these activities provide us with a point of differentiation compared to the incumbent local exchange carriers, who have generally underserved Tier III markets in favor of larger markets.

Suppliers

   We depend on a number of suppliers in order to build and operate our networks. The following companies are our primary suppliers.

   Telecommunications Equipment. We have contracted with Lucent, as our primary supplier, to purchase switching, transport and digital cross connect products. Lucent has also agreed to implement and test our switches and related equipment. In addition, we have entered into an agreement with Lucent pursuant to which Lucent has agreed to monitor our switches on an on-going basis. Lucent is an investor in our preferred stock and a lender under our credit facilities. We also have agreements with Cisco and Nortel under which they have agreed to provide us with data platform equipment.

   Billing Support Systems Implementation. In the second quarter of 1999, we installed software developed by Billing Concepts Systems, Inc. to provide us with comprehensive billing functionality, including the ability to capture call detail records, message rating, bill calculation, invoice generation, commission tracking, customer care and inquiry, collections management, and quality assurance. This software enables us to produce a single bill covering all of the products and services that we provide to a customer. Additional development of new billing systems will take place over the remainder of the year 2000.

   Operational Support Systems Implementation. We entered into an agreement in 1998 with Eftia OSS Solutions Inc., a new industry participant, to develop our operational support systems. These systems manage service order processing, circuit and asset inventory, telephone number inventory and trouble administration. Initial installation of the operational support systems was made during the third quarter of 1999, with development and expansion to continue through the first quarter of 2001.

   Outside Network Related Construction. We recently entered into an exclusive five year agreement with KNT Network Technologies LLC, a company owned by two of our principal stockholders, pursuant to which KNT will provide outside construction and maintenance services in connection with the establishment of our networks. KNT will provide comprehensive program management services for the construction of new networks and the expansion of existing networks. The employees of KNT are primarily individuals who previously worked for our former construction division.

   The services and products which we obtained from these principal suppliers are also available from a number of other sources. If we were forced to change suppliers for any reason, however, we may experience some difficulties, particularly with respect to the compatibility of equipment from new suppliers with our existing Lucent equipment.

Competition

   Overview. The telecommunications industry is highly competitive. Our principal competitors in Tier III markets are the incumbent local exchange carriers. In most instances the incumbent local exchange carrier is one of the regional Bell operating companies (such as Verizon, BellSouth or SBC). Incumbent local exchange carriers presently have a majority of the market share in those areas we consider our market areas. Because of their relatively small size, we do not believe that Tier III markets can profitably support more than two facilities-based competitors in addition to the incumbent local exchange carrier.

   Other competitors may include competitive local exchange carriers, microwave carriers, wireless telecommunications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities, incumbent local exchange carriers, regional Bell operating companies seeking to operate outside their current local service areas and independent telephone companies. In addition, there will be future competition from large long distance carriers, such as AT&T and MCI WorldCom, which have begun to offer integrated local and long distance telecommunications services. AT&T also has announced its intention to offer local services using a new wireless technology. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors for us.

   Both the long distance business and the data transmission business are extremely competitive. Prices in both businesses have declined significantly in recent years and are expected to continue to decline. In the long distance business, we will face competition from large carriers such as AT&T, MCI WorldCom and Sprint. We will rely on other carriers to provide transmission and termination for our long distance traffic and therefore will be dependent on such carriers.

   A large portion of our nationwide data platform business will be conducted in larger Tier I and Tier II markets. We expect that our primary competitors in this business will be both incumbent local exchange carriers and other competitive local exchange carriers. Because the regional Bell operating companies and other incumbent local exchange carriers tend to focus their efforts on Tier I and Tier II markets, they will have a significantly greater local presence in these markets. In addition, due to the larger size of the markets, there are a greater number of facilities-based competitive local exchange carriers competing for data business in these markets than we usually face in Tier III markets. For this reason, we generally will not enter these markets to offer nationwide data platform services unless we have a pre-existing agreement with a significant customer, such as Qwest, justifying our presence in the market.

   Incumbent Local Exchange Carriers. Our principal competitors for local exchange services are the regional Bell operating companies. As a recent entrant in the integrated telecommunications services industry, we have not yet achieved a significant market share for any of our services. In particular, the incumbent local exchange carriers:

  .  have long-standing relationships with their customers,

  . have financial, technical and marketing resources substantially greater than ours,

  . have the potential to fund competitive services with revenues from a variety of other businesses, and

  . currently benefit from a number of existing regulations that favor the incumbent local exchange carriers over us in some respects.

   Competitive Local Exchange Carriers and Other Competitors. We compete from time to time with competitive local exchange carriers. In our markets we generally face competition from two or more competitive local exchange carriers. However, in many instances, the competitive local exchange carriers present in our Tier III markets have not established robust fiber-based networks comparable to ours. After the investment and expense of establishing a network and support services in a given market, the marginal cost of carrying an additional call is negligible. Accordingly, in Tier III markets where there are three or more fiber-based competitive local exchange carriers, we expect substantial price competition. We believe that operations in such markets are likely to be unprofitable for one or more operators.

   We face competition in each of our markets. However, we believe that our commitment to build a significant network, deploy switches and establish local sales and support facilities at the outset in each of the Tier III markets which we target should reduce the number of facilities-based competitors and drive other entrants to focus on the resale of incumbent local exchange carrier service or our services or to invest in other markets. We believe that each market will also see more agent and distributor resale initiatives.

Regulation

   Our services are subject to varying degrees of federal, state and local regulation. The Federal Communications Commission exercises jurisdiction over facilities of, and interstate and international services offered by, telecommunications common carriers. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments sometimes impose franchise or licensing requirements on competitive local exchange carriers. The regulatory environment is in a constant state of flux, and you should be aware that any of the items discussed below are subject to rapid change due to regulatory action, judicial decision or legislative initiative.

   Federal Regulation

   We are regulated at the federal level as a nondominant common carrier subject to minimal regulation under Title II of the Communications Act of 1934. The Communications Act of 1934 was substantially amended by the Telecommunications Act of 1996. This legislation is designed to enhance competition in the local telecommunications marketplace by:

  .  removing state and local entry barriers,

  . requiring incumbent local exchange carriers to provide interconnection to their facilities,

  . facilitating the end-users' choice to switch service providers from incumbent local exchange carriers to competitive local exchange carriers like us, and

  .  requiring access to rights-of-way.

   The legislation also is designed to enhance the competitive position of competitive local exchange carriers and increase local competition by newer competitors such as long distance carriers, cable television companies and public utility companies. Under the Telecommunications Act of 1996, regional Bell operating companies have the opportunity to provide in-region long distance services if specified conditions are met. In addition, the Telecommunications Act of 1996 eliminates certain restrictions on utility holding companies, thus clearing the way for them to diversify into telecommunications services.

   The Telecommunications Act of 1996 specifically requires all telecommunications carriers (including incumbent local exchange carriers and competitive local exchange carriers (like us)):

  .  not to prohibit or unduly restrict resale of their services,

  . to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings,

  .  to afford access to poles, ducts, conduits and rights-of-way, and

  . to establish reciprocal compensation arrangements for the transport and termination of telecommunications.

It also requires competitive local exchange carriers and incumbent local exchange carriers to provide interconnection for the transmission and routing of telephone exchange service and exchange access. It requires incumbent local exchange carriers to provide such interconnection:

  . at any technically feasible point within the incumbent local exchange carrier's network,

  . that is at least equal in quality to that provided by the incumbent local exchange carrier to itself, its affiliates or any other party to which the incumbent local exchange carrier provides interconnection, and

  . at rates, terms and conditions that are just, reasonable and nondiscriminatory.

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

Incumbent local exchange carriers also are required under the law to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer their local retail telephone services for resale at wholesale rates, and to facilitate collocation of equipment necessary for competitors to interconnect with them or obtain access to their unbundled network elements.

   The Telecommunications Act of 1996 provided for the removal of most restrictions imposed on AT&T and the regional Bell operating companies resulting from the consent decree entered in 1982 which provided for divestiture of the regional Bell operating companies from AT&T in 1984. The Telecommunications Act establishes procedures under which a regional Bell operating company can enter the market for long distance service between specified areas within its in-region local service territory. The Telecommunications Act of 1996 permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon enactment, and regional Bell operating companies were also permitted to immediately provide intra-LATA long distance services. Before the regional Bell operating company can provide in-region inter-LATA services, it must obtain Federal Communications Commission approval upon a showing that facilities-based competition is present in its market, that the regional Bell operating company has entered into interconnection agreements in the states where it seeks authority, that it has satisfied a 14-point "checklist" of competitive requirements, and that its entry is in the public interest. To date, such authority has only been granted to Verizon (formerly Bell Atlantic) for New York and SBC for Texas. The provision of inter-LATA services by regional Bell operating companies is expected to reduce the market share of major long distance carriers, and consequently, may have an adverse effect on the ability of competitive local exchange carriers to generate access revenues from long distance carriers.

   Federal Communications Commission Rules Implementing the Local Competition Provisions of the Telecommunications Act of 1996. The Federal Communications Commission in 1996 established a framework of national rules enabling state public service commissions and the Federal Communications Commission to begin implementing many of the local competition provisions of the Telecommunications Act of 1996. The Federal Communications Commission prescribed certain minimum points of interconnection necessary to permit competing carriers to choose the most efficient points at which to interconnect with the incumbent local exchange carriers' networks. The Federal Communications Commission also adopted a minimum list of unbundled network elements that incumbent local exchange carriers must make available to competitors upon request and a methodology for states to use in establishing rates for interconnection and the purchase of unbundled network elements.

   In January 1999, the Supreme Court ruled on a variety of issues addressed in the Federal Communications Commission's 1996 order. Among other things, the Supreme Court found that the Federal Communications Commission has authority to establish national pricing rules for interconnection, unbundled elements and resale services. However, the Supreme Court overturned the Federal Communications Commission's rules regarding what network elements must be unbundled by the regional Bell operating companies, and remanded to the Federal Communications Commission the question of what network elements are "necessary" to competing carriers like us. On November 5, 1999, the Federal Communications Commission issued an order re-establishing the network elements that must be offered by incumbent local exchange carriers as unbundled network elements. That decision is currently the subject of various reconsideration petitions and appeals. We cannot provide any assurances regarding the disposition of these petitions and appeals and we cannot assure you that we will be able to maintain interconnection agreements on terms acceptable to us.

   On July 18, 2000, the U.S. Court of Appeals for the 8th Circuit issued a decision in which it upheld the Federal Communication Commission's use of a forward-looking methodology to establish prices for network elements, but the Court vacated the agency's rule that the methodology should be applied based on the use of the most efficient telecommunications technology currently available and the lowest cost network configuration. Rather, the Court held that the methodology must be applied based on the costs of the incumbent local exchange carriers' existing facilities and equipment. The issue was remanded to the Federal Communications Commission for further consideration. The Court's ruling, which has been appealed may result in efforts by the incumbent local exchange carriers to initiate cost proceedings in many states and we are unable to provide assurances as to the outcome of these proceedings or of the remand proceeding that must be conducted by the Federal Communications Commission.

   The 8th Circuit also affirmed its prior decision to vacate the Federal Communications Commission rule that required incumbent local exchange carriers to provide combinations of network elements that are not ordinarily combined in their networks. The Court's decision keeps in place the system whereby carriers cannot obtain network element combinations unless the incumbent local exchange carrier has already combined the elements in its network today.

   On March 17, 2000, the U.S. Court of Appeals for the District of Columbia Circuit vacated certain Federal Communications Commission rules relating to collocation of competitors' equipment in incumbent local exchange carriers' central offices. This decision requires the Federal Communications Commission to limit collocation to equipment that is "necessary" for interconnection with the incumbent local exchange carrier or access to the incumbent local exchange carrier's unbundled network elements. On August 10, 2000, the Federal Communications Commission responded by issuing an order and request for further comment. The agency required that incumbent local exchange carriers provide physical collocation within 90 days after receiving an application and clarified that an incumbent local exchange carrier must allow a competitive local exchange carrier to construct a controlled environmental vault or similar structure on land adjacent to an incumbent local exchange carrier structure that lacks physical collocation space. The Federal Communications Commission asked for comment on what equipment incumbent local exchange carriers should allow competitive local exchange carriers to physically collocate and how physical collocation space should be assigned, whether collocators should be permitted to cross-connect with other collocators, and what rules should apply to collocation at remote local exchange carrier premises. No assurances can be given regarding the outcome of this further proceeding.

   Other Regulation. In general, the Federal Communications Commission's policies encourage the entry of new competitors in the telecommunications industry and are designed to prevent anti-competitive practices. Currently, large incumbent local exchange carriers, such as the regional Bell operating companies, are regulated as "dominant" carriers, while competitive local exchange carriers, like us, are considered "nondominant" carriers. Dominant carriers face more detailed regulatory scrutiny. As a nondominant carrier, we are subject to relatively minimal Federal Communications Commission regulation.

  . Tariff. We may install and operate facilities for the transmission of domestic interstate communications without prior Federal Communications Commission authorization. The Federal Communications Commission requires us to file periodic reports concerning our interstate circuits and deployment of network facilities, and offer interstate services on a nondiscriminatory basis, at just and reasonable rates. We also remain subject to Federal Communications Commission complaint procedures.

     The Federal Communications Commission adopted an order in 1996 (the "Detariffing Order") which eliminated the requirement that nondominant interstate carriers maintain tariffs on file with the Federal Communications Commission for domestic interstate services. On April 28, 2000, the U.S. Court of Appeals for the D.C. Circuit upheld the Commission's decision. The Federal Communications Commission subsequently issued a notice establishing a 9-month transition to mandatory detariffing. By January 31, 2001, carriers must cancel all tariffs for interstate domestic interexchange services. After that date, the terms and conditions pursuant to which domestic providers offer service to customers will be governed by contract. The Federal Communications Commission is currently considering whether to expand the mandatory detariffing requirement to the interstate access services provided by competitive local exchange carriers.

  . Access Charges. The Federal Communications Commission has granted incumbent local exchange carriers significant flexibility in pricing their interstate special and switched access services. We anticipate that this pricing flexibility will result in incumbent local exchange carriers lowering their prices in high traffic density areas, where our customers are concentrated.

    In late May 2000, the Federal Communications Commission adopted an order establishing a five-year plan for reforming federal access charges. The order provides for reductions in the usage-based and flat-rate charges assessed by incumbent local exchange carriers or long distance service providers. The order also provided for increases over time in the flat-rate monthly charges assessed directly by incumbent local exchange carriers on residential and business subscribers. The agency concluded that the plan as adopted would result in a more rational interstate rate structure, which in turn would result in more efficient competition.

  . Universal Service Reform. The Federal Communications Commission implemented the provisions of the Telecommunications Act of 1996 relating to the preservation and advancement of universal telephone service in 1997. All telecommunications carriers providing interstate telecommunications services, including us, must contribute to the universal service support funds. On October 8, 1999, the Federal Communications Commission released an order implementing changes to its universal service rules to comply with a decision of the Fifth Circuit Court of Appeals. Among other changes, the Federal Communications Commission revised its rules concerning assessment of carriers' interstate and international revenues for universal service contribution. The Federal Communications Commission narrowed the scope of the contribution base, removing intrastate end-user telecommunications revenues from the assessment, consistent with the opinion of the Fifth Circuit Court of Appeals.

   State Regulation

   We believe that most, if not all, states in which we operate or propose to operate require a certification or other authorization to offer intrastate and local services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest. We have obtained state authority for the provision of our competitive local exchange and exchange access services and long distance services in those states where we currently operate and we plan to obtain additional state authorizations as our business expansion plans require. In most states, we are required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate.

   Some states also impose reporting, customer service and quality requirements, as well as unbundling and universal service requirements on competitive local exchange carriers. In addition, we are subject to the outcome of proceedings held by state commissions to determine state regulatory policies with respect to incumbent local exchange carrier and competitive local exchange carrier competition, geographic build-out, mandatory detariffing and other issues relevant to competitive local exchange carrier operations. Some states have adopted state-specific universal service funding obligations.

   In addition to obtaining state certifications, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing local exchange and exchange access services. Our executed agreements are subject to the approval of the state commissions. The appropriate commissions have approved each of our existing agreements and we anticipate state commission approval of our future interconnection agreements.

   We believe that, as the degree of local competition increases, the states will offer the incumbent local exchange carriers increasing pricing flexibility. This flexibility may present the incumbent local exchange carriers with an opportunity to subsidize services that compete with our services with revenues generated from non-competitive services, thereby allowing incumbent local exchange carriers to offer competitive services at prices below the cost of providing the service. We cannot predict the extent to which this may occur, but it could have a material adverse effect on our business and the price of our common stock.

   We also may be subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions.

   Local Government Authorizations. We are required to obtain street use and construction permits and licenses and/or franchises to install and expand our fiber optic networks using municipal rights-of-way. In some municipalities where we have installed or anticipate constructing networks, we will be required to pay license or franchise fees based on a percentage of gross revenues or on a per foot basis, as well as post performance bonds or letters of credit. We are actively pursuing permits, franchises and other relevant authorities for use of rights-of-way and utility facilities in a number of cities.

Legal Proceedings

   We are from time to time involved in litigation incidental to the conduct of our business. There is no pending legal proceeding to which we are a party which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition and results of operations.

Employees

   As of August 31, 2000, we had 1,218 full time employees. None of our employees are represented by a labor union or subject to a collective bargaining agreement, nor have we experienced any work stoppage due to labor disputes. We believe that our relations with our employees are good. The labor market in the telecommunications industry is currently extremely tight and we compete for qualified personnel with many of our competitors. We believe that our compensation and benefits package is competitive in the telecommunications industry. See "Risk Factors -- The Future Success of Our Business Depends Upon Key Personnel."

Properties

   We are headquartered in Bedminster, New Jersey and currently occupy one full floor in one building of approximately 20,000 square feet of office space with additional space in this building to be made available to us no later than February 15, 2001. Once fully occupied, the lease covers approximately 50,000 square feet of office space and expires in 2012. When fully occupied, KMC will pay an annual base lease rent of approximately $1.0 million (adjusted periodically for changes in the consumer price index), plus operating expenses. We rent this space from a company in which a trust for the benefit of Mr. Kamine's children has a fifty percent ownership interest.

   We also maintain an operations center and additional administrative offices in Lawrenceville and Duluth, Georgia. The Lawrenceville premises is approximately 104,000 square feet under a lease that expires in 2011. Our annual base rental obligation for these premises is $1.3 million (adjusted periodically for changes in the consumer price index), plus operating expenses. We also own or lease facilities in each of our existing markets for central offices, sales offices and the location of our switches and related equipment.

   We believe that our facilities are in good condition, are suitable for our operations and that, if needed, suitable alternative space would be readily available.

                                  MANAGEMENT

   The following table sets forth information concerning our executive officers and directors, including their ages as of August 31, 2000.

          Name           Age                            Position
          ----           ---                            --------
Harold N. Kamine........ 44  Chairman of the Board of Directors
Gary E. Lasher.......... 64  Vice Chairman of the Board of Directors
William F. Lenahan...... 50  Chief Executive Officer and Director
Roscoe C. Young II...... 49  President, Chief Operating Officer and Director
William H. Stewart...... 33  Executive Vice President, Chief Financial Officer and Director
Tricia Breckenridge..... 54  Executive Vice President-Business Development
John G. Quigley......... 46  Director
Richard H. Patterson.... 42  Director
Randall A. Hack......... 53  Director
Alexander P. Coleman.... 33  Director

   Harold N. Kamine is our founder and has been the Chairman of our board of directors since 1994. He is a co-owner of KNT Network Technologies LLC, which is our exclusive provider of outside network related construction and maintenance services. Previously, he was the Chief Executive Officer and sole owner of Kamine Development Corp. and associated companies in the independent power industry. Mr. Kamine has successfully financed a number of unregulated non-utility power generation projects. Companies owned by Mr. Kamine owned substantial interests in and managed six power generation plants in the Northeastern United States. Mr. Kamine devotes less than half his time to our affairs.

   Gary E. Lasher joined us as Vice Chairman of our board of directors effective November 1, 1997. He was the founder, Chief Executive Officer and President of Eastern TeleLogic Corporation from 1987 to 1997. Eastern TeleLogic was a leading competitive local exchange carrier operating in greater Philadelphia, Delaware and southern New Jersey before its purchase by Teleport Communications Group in October 1996. Prior to Eastern TeleLogic, from 1984-1986, Mr. Lasher was Chief Operating Officer of Private Satellite Network, a company which built and operated video satellite networks for major corporations. Mr. Lasher also spent 20 years with Continental Telephone holding various positions including Corporate Vice President, President of the International Engineering and Construction Company, and various senior positions with Continental Telephone's regulated subsidiaries. Mr. Lasher is one of the founding members of the Association for Local Telecommunications Services and served for three years as Chairman of the Association. Mr. Lasher is also Chairman of the Board of Linx Communications, a privately-owned provider of unified personal communications services.

   William F. Lenahan joined us as our Chief Executive Officer effective May 1, 2000 and has been a director since May 2000. He was President and Chief Executive Officer of BellSouth Wireless Data from October 1994 to April 2000, and was responsible for financial performance and nationwide wireless data strategy for this division of BellSouth Corporation. From 1987 to 1993, he was Vice President/General Manager and then President and Chief Executive Officer of three Sears divisions--Sears Business Centers, Office Centers and Computer Services. In 1986, he was named President and Chief Executive Officer of BellAtlantic's Compushop division, a reseller of PCs and communications products. Mr. Lenahan has served nearly 30 years in the information technology, telecommunications and data industries. He began his career at IBM, where he worked for 12 years in a variety of sales, marketing, operations and human resources executive assignments, and sat on the IBM Product Review Board. He later joined United Telecom, the forerunner of Sprint, where he started Amerisource, a new business that resold PBXs, PCs and systems integration products. He was a member of the Advisory Councils of IBM, Compaq and NCR.

   Roscoe C. Young II has over 20 years experience in the field of telecommunications with both new venture and Fortune 500 companies. He has served as a director since December 1999 and President and Chief Operating

Officer since March 2000. Previously, he had been our Executive Vice President and Chief Operating Officer. Prior to joining us in November 1996, Mr. Young served as Vice President, Network Component Services for Ameritech Corporation from June 1994 to October 1996. From March 1988 to June 1994, Mr. Young served as Senior Vice President, Network Services for MFS Communications. From October 1977 to March 1988, Mr. Young served in a number of senior operations, sales and marketing, engineering, financial management, and human resource positions for AT&T Corp.

   William H. Stewart has served as a director since August 1997. Mr. Stewart joined us as Executive Vice President and Chief Financial Officer in March 2000. Previously, Mr. Stewart was a Managing Director of Nassau Capital L.L.C. after joining that firm in June 1995. From 1989 until joining Nassau, Mr. Stewart was a portfolio manager and equity analyst at the Bank of New York. He is a Chartered Financial Analyst and a member of the New York Society of Security Analysts.

   Tricia Breckenridge joined us in April 1995. From January 1993 to April 1995, she was Vice President and General Manager of FiberNet USA's Huntsville, Alabama operations. Previously, she had served as Vice President, External Affairs and later Vice President, Sales and Marketing of Diginet, Inc. She was co-founder of Chicago Fiber Optic Corporation, the predecessor of Metropolitan Fiber Systems. Earlier, she was Director of Regulatory Affairs for Telesphere Corporation.

   John G. Quigley has served as a director since August 1996. Mr. Quigley is a founding member of Nassau Capital L.L.C., the independent firm that has managed Princeton University endowment's $2.0 billion private investment program since 1995. Nassau Capital L.L.C. is the general partner of Nassau Capital Partners L.P. and Nassau Capital Partners IV L.P. Mr. Quigley is also on the board of directors of KNT Network Technologies LLC and an adjunct faculty member at Columbia Law School.

   Richard H. Patterson has served as a director since May 1997. From May 1986 to June 1999, Mr. Patterson served as a partner of Waller Capital Corporation, a media and communications investment banking firm. Since June 1997, he has served as a Vice President of Waller-Sutton Media LLC and Vice President of Waller-Sutton Management Group, Inc., two entities which manage a media and telecommunications private equity fund. Since October 1999, he has served as Managing Member of Spire Capital Partners, a media and telecommunications fund providing growth capital to private companies. Mr. Patterson is a member of the board of directors of Regent Communications, Inc., which owns and operates radio stations in small-to-mid size markets.

   Randall A. Hack has served as a director since August 1996. Mr. Hack is a founding member of Nassau Capital L.L.C., the independent firm that has managed Princeton University endowment's $2.0 billion private investment program since 1995. Nassau Capital L.L.C. is the general partner of Nassau Capital Partners L.P. and Nassau Capital Partners IV L.P. From 1990 to January 1995, Mr. Hack served as President and Chief Executive Officer of the Princeton University Investment Company, which has overall management responsibility for Princeton's $8.0 billion endowment fund. Mr. Hack serves as a director of CompHealth Inc., Corporate Realty Investment Company LLC, Crown Castle International Corporation, Cypress Communications, Omni Cell Technologies, Inc. and Vector esp Inc.

   Alexander P. Coleman has served as a director since July 2000. Since January 1996, Mr. Coleman has served as Vice President and Investment Partner of Dresdner Kleinwort Benson Private Equity LLC, Dresdner Bank AG's United States leveraged buyout group. Prior to joining Dresdner Kleinwort Benson Private Equity LLC, Mr. Coleman served in several corporate finance positions for Citicorp/Citibank N.A. from 1989 through 1995, and most recently as Vice President of Citicorp Venture Capital. Mr. Coleman is also a director of Gardenburger, Inc. and Tritel, Inc.

   Kamine/Besicorp Allegany L.P., an independent power company 50% owned by corporations which Mr. Kamine owns, filed a voluntary petition to reorganize its business under Chapter 11 of the Federal Bankruptcy Code in November 1995. In October 1998, the bankruptcy court confirmed a plan of liquidation for this entity.

   Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers are elected annually by the board of directors and serve at the discretion of the board of directors.

Election of Directors

   We, along with certain of our existing stockholders, including Nassau, Mr. Kamine, Dresdner Kleinwort Benson Private Equity Partners, LP, Lucent and General Electric Capital Corporation are parties to a stockholders agreement. Pursuant to this agreement, certain of our existing stockholders have agreed to vote their shares and take all necessary actions to elect the following individuals to our board of directors: our Chief Executive Officer, our President, three individuals designated by Nassau, two individuals designated by Mr. Kamine, one individual designated by Dresdner and one individual as an independent director approved by Nassau, Mr. Kamine and other principal existing stockholders. Lucent or a person to whom Lucent transfers its shares may be entitled to designate one individual under certain circumstances. The number of directors each of Nassau, Mr. Kamine and Dresdner is entitled to designate will decrease as their respective percentages of ownership decrease.

   If a payment default occurs under our amended senior secured credit facility and continues uncured for 90 days, the holders of a majority of shares of Series C Convertible Preferred Stock and common stock into which such shares have been converted (currently General Electric Capital Corporation) will be entitled to elect two additional individuals to serve as directors until the default is cured. In addition, under the certificate of designations relating to each of our Series E Preferred Stock and Series F Preferred Stock, if a default occurs under such certificate(s), the holders of Series E Preferred Stock and/or the holders of the Series F Preferred Stock will have the right to elect one additional individual each to serve as a director (for a total of two additional directors), in each case until the default is cured and all accrued dividends on such preferred stock are paid in full.

Committees of the Board

   Our board of directors has authorized a Compensation Committee to be composed of three members. The present members of the Compensation Committee are Messrs. Quigley, Patterson and Coleman. Our board of directors has created an Executive Committee consisting of Messrs. Kamine, Quigley and Coleman. Our board of directors has also created an Audit Committee consisting of Messrs. Lasher, Patterson, Quigley and Coleman.

Compensation Committee Interlocks and Insider Participation

   Mr. Kamine, our Chairman, and Messrs. Quigley and Patterson served as members of the Compensation Committee during 1999. Mr. Quigley is also a member of Nassau Capital L.L.C. which, through its affiliates, beneficially owns more than five percent of our voting securities.

   The company and certain affiliated companies owned by Mr. Kamine share certain administrative services. The entity which bears the cost of the services is reimbursed by the other for the other's proportionate share of such expenses. In 1999, under a predecessor lease, these shared services did not include the rent paid by us for our headquarters offices to an affiliate of Mr. Kamine under the lease described below. We reimbursed Kamine-affiliated companies for these shared services an aggregate of approximately $60,000, for 1999. During 1999, we purchased approximately $180,000 of office furniture and leasehold improvements from an entity controlled by Mr. Kamine.

   Pursuant to an agreement dated as of January 1, 1999, we are entitled to use a Citation III business jet chartered by Bedminster Aviation LLC, a limited liability company wholly owned by Mr. Kamine, for a fixed price of $2,600 per hour of flight time. During 1999, we paid approximately $210,000 for the use of the Citation III. The Citation III enables up to eight of our employees, guests or representatives to use local airfields and visit multiple cities in which we either have an operating network or are building a network, without the necessity of returning to commercial hubs such as Atlanta, Chicago or St. Louis. We have agreed to use our best efforts to use the Citation III fifty hours per quarter during 2000. However, we are under no obligation to do so and we have not guaranteed any financial arrangements with respect to the aircraft or to Bedminster Aviation LLC.

   On July 1, 1999, we acquired all of the membership interests of KMC Services LLC from Mr. Kamine and Kathleen Kamine, his spouse, for nominal consideration. KMC Services LLC offers a leasing program for equipment physically installed at a customer's premises, known as CPE equipment, for us to integrate into our ClearStarsm program. As of September 30, 1999, we had loaned KMC Services LLC an aggregate of approximately $709,000. The loan bore interest at the rate of 10% per annum and was to have been payable December 31, 1999. The acquisition was accounted for as a combination of entities under common control, and no changes were made to the historical cost basis of KMC Services LLC's assets. Accordingly, during the second quarter of 1999, we reduced the carrying value of our $709,000 loan receivable from KMC Services LLC to an amount equal to the value of KMC Services LLC's net assets at the acquisition date.

   Effective August 18, 2000, we entered into a 12 year lease for all three floors of the building (approximately 50,000 square feet) in Bedminster, New Jersey in which we are presently headquartered, consolidating our headquarters employees from several different buildings in Bedminster. When all the space is available for occupancy by us, we will pay an annual base rental of approximately $1.0 million (adjusted periodically for changes in the consumer price index) plus operating expenses. The building is owned by a company in which a trust for the benefit of Mr. Kamine's children owns a fifty percent interest. Previously, under the terms of a lease initially entered into in June 1996, we had leased smaller amounts of space in the building in which our headquarters are located. The earlier lease had provided for a base annual rental of $217,000 (adjusted periodically for changes in the consumer price index), plus operating expenses.

   KNT Network Technologies LLC, a company owned by Mr. Kamine and an affiliate of Nassau Capital Partners L.P., two of our principal stockholders, entered into agreements with us as of June 1, 2000 pursuant to which we have transferred, or will transfer, to KNT substantially all of the business and assets of our network construction business which consists of certain telecommunication equipment and certain related real estate interests. In exchange, KNT will pay us approximately $300,000 by September 30, 2000, $800,000 by December 2000, and execute a promissory note due and payable in February 2002 in the amount of $2.7 million. KNT will be the exclusive provider of outside network related construction and maintenance services to us for a term of five years, subject to performance and certain specific exceptions. We will pay costs plus an annual fixed fee up to $15.0 million for all construction services and costs plus an annual fixed fee up to $2.0 million for all maintenance services. KNT is seeking to obtain telecommunications construction business from third parties. In the event KNT is successful in obtaining this business, KNT must share with us a portion of the net income it receives from such business. We have the right to terminate these agreements at any time after March 31, 2003 or in the event Mr. Kamine and Nassau cease to be our controlling stockholders or at any time in the event we do not receive certain payments by February 15 of any year of the term of the agreement.

   Pursuant to an agreement between us and Nassau, Nassau was paid $450,000 in cash as a financial advisory fee for 1999. Nassau will also be paid financial advisory fees in cash at a rate of $450,000 per annum through September 30, 2000, at which point the fees will be reduced to $100,000 per annum.

   Upon the initial closing of our offering of our Series G Convertible Preferred Stock in July 2000, we paid a fee of $1.0 million in cash to Nassau Capital L.L.C.

Summary Compensation Table

   The following table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to, our Chief Executive Officer during 1999, and the other four most highly compensated executive officers of the company whose aggregate cash and cash equivalent compensation exceeded $100,000 during the fiscal year ended December 31, 1999
(without giving effect to the    -for-    split of our common stock).

                          Summary Compensation Table

                                                                      Long Term
                                    Annual Compensation             Compensation
                         ------------------------------------------ -------------
                                                                     Securities
   Name and Principal                               Other Annual     Underlying
       Positions         Year Salary($) Bonus($) Compensation($)(1) Options(#)(2)
------------------------ ---- --------- -------- ------------------ -------------
Harold N. Kamine........ 1999  $450,000 $     --           $     --            --
 Chairman of the Board
Michael A.
 Sternberg(3)........... 1999   496,539  272,500                 --            --
 President and Chief
  Executive              1998   275,000  407,500                 --        65,000
 Officer                 1997   240,385  187,500             45,909         9,228
Roscoe C. Young II...... 1999   446,539  362,500             18,750            --
 Executive Vice
  President              1998   218,270  497,500             52,189        32,500
 and Chief Operating
  Officer                1997   180,000  182,046            198,180         2,309
James D. Grenfell(4).... 1999   222,692  120,000             55,403        18,000
 Executive Vice
  President,
 Chief Financial Officer
  and Secretary
Tricia Breckenridge..... 1999   193,212   86,000                 --         1,000
 Executive Vice
  President-             1998   155,577   75,000                 --         5,000
 Business Development    1997   104,138   49,000                 --           691

--------
(1) The amount reported in this column for Mr. Sternberg in 1997 includes relocation related expenses of $39,662 and personal use of a company automobile of $6,247. The amounts reported in this column for Mr. Young include relocation related expenses of $18,750 in 1999, relocation related expenses of $47,377 and personal use of a company automobile of $4,812 for 1998, and relocation related expenses of $196,029 and personal use of a company automobile of $2,151 for 1997. The amounts reported in this column for Mr. Grenfell include relocation related expenses of $49,265 and personal use of a company automobile of $6,138 for 1999. The aggregate value of the perquisites and other personal benefits, if any, received by Mr. Sternberg in 1999 and 1998 and by each of Mr. Kamine and Ms. Breckenridge in 1999, 1998 and 1997 have not been reflected in this table because the amount was below the SEC's threshold for disclosure (i.e., the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for the year).
(2) The options granted in 1997 were options to purchase shares of common stock of the company's principal operating subsidiary KMC Telecom Inc. All of the options shown as granted in 1997 were cancelled during the third quarter of 1998 and replaced by options to purchase our common stock. See "--Stock Option Grants." All options granted during 1998 are options to purchase shares of our common stock.
(3) Mr. Sternberg served in the capacities indicated throughout the year ended December 31, 1999. Mr. Sternberg's employment terminated effective March 8, 2000. See "--Separation Agreements."
(4) Mr. Grenfell joined us as Executive Vice President and Chief Financial Officer in March 1999 and the compensation figures for him are for the period from that date to the end of the year. Mr. Grenfell's employment terminated effective March 8, 2000.

Stock Option Grants

   KMC Telecom Holdings, Inc. was formed as a holding company in September 1997. Prior to the establishment of the present holding company structure, during 1996 and 1997, KMC Telecom Inc. (now one of our principal operating subsidiaries) granted options to purchase shares of its common stock, par value $.01 per share, to employees, including those named in the preceding table, and selected employees of certain affiliated companies owned by Mr. Kamine pursuant to the 1996 Stock Plan.

   In order to reflect the establishment of our holding company structure, on June 26, 1998, our board of directors adopted a new stock option plan, the 1998 Stock Plan, which authorizes the grant of options to purchase shares of our common stock. During the third quarter of 1998, we replaced the options to purchase shares of common stock of KMC Telecom Inc. previously granted under our 1996 Stock Plan (including all options shown as granted during 1997 in the preceding table) with options to purchase shares of our common stock granted under the 1998 Stock Plan and granted new options to additional employees, including Mr. Lasher, our Vice Chairman, under the 1998 Stock Plan. We may subsequently grant additional options.

   The following table sets forth information regarding grants of options to purchase shares of our common stock made by us during 1999 to each of the
persons named (without giving effect to the    -for-    split of our common
stock).

                       Option Grants in Fiscal Year 1999

                                   Individual Grants
-----------------------------------------------------------------------------------------
                                                                                             Potential Realizable Value
                           Number of    Percent of                Market Price                at Assumed Annual Rates
                          Securities   Total Options               of Common                of Stock Price Appreciation
                          Underlying    Granted to    Exercise or   Stock on                     For Option Term(3)
                            Options    Employees in   Base Price    Date of    Expiration --------------------------------
          Name           Granted(#)(1)  Fiscal 1999    ($/Share)    Grant(2)      Date        0%         5%        10%
------------------------ ------------- -------------  ----------- ------------ ---------- ---------- ---------- ----------
Harold N. Kamine........            --            --           --           --         --         --         --         --
Michael A. Sternberg....            --            --           --           --         --         --         --         --
Roscoe C. Young II......            --            --           --           --         --         --         --         --
James D. Grenfell(4)....        18,000          21.9%        $125         $130   01/01/09    $90,000 $1,566,000 $3,816,000
Tricia Breckenridge.....         1,000           1.2%         125          130   01/01/09      5,000     87,000    212,000

--------
(1) 10% of the aggregate amount of each such option vests on each subsequent six-month anniversary of the date of grant.
(2) There is no active trading market for our common stock. The market price shown is based upon management's estimate of the fair value of our common stock on the date in January, 1999 when these options were granted.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (0%, 5% and 10%) on our common stock over the term of the options. These assumptions are based on rules promulgated by the SEC and do not reflect our estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and common stock holdings are dependent on the timing of such exercises and the future value of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holders.
(4) Pursuant to the terms of a separation agreement entered into in connection with the termination of his services in March 2000, Mr. Grenfell has retained only 3,600 of the options shown in the table.

Option Exercises and Option Year-End Value Table

   No options were exercised during 1999 by any of the persons named in the table below. The following table sets forth information regarding the number and year-end value of unexercised options to purchase shares of common stock held at December 31, 1999 by each of the persons named (without giving effect
to the   -for-  split of our common stock).

                      Fiscal 1999 Year-End Option Values

                                                   Number of Securities
                                                  Underlying Unexercised       Value of Unexercised
                           Shares                       Options at                "In-the-Money"
                         Acquired On    Value        December 31, 1999     Options at December 31, 1999
          Name           Exercise(#) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
------------------------ ----------- ----------- ------------------------- ----------------------------
Harold N. Kamine .......          --          --                       --                -- /--
Michael A. Sternberg....          --          --             45,500/19,500       $10,400,000/$4,160,000
Roscoe C. Young II......          --          --             22,750/ 9,750         5,200,000/ 2,080,000
James D. Grenfell(2)....          --          --              1,800/16,200           225,000/ 2,025,000
Tricia Breckenridge.....          --          --              4,600/ 1,400         1,027,500/   217,500

--------
(1) Options are "In-the-Money" if the fair market value of the underlying securities exceeds the exercise price of the options. There is no active trading market for our common stock. The fair market value of the option grants at December 31, 1999 was determined on the basis of management's estimate of the fair value of our common stock on that date.
(2) Pursuant to the terms of a separation agreement entered into in connection with the termination of his services in March 2000, Mr. Grenfell has retained only 3,600 of the options shown in the table.

Director Compensation

   Our Directors do not currently receive any compensation for their services in such capacity, except that Mr. Lasher receives $25,000 per year in connection with his services as our Vice Chairman and was granted options to acquire 12,000 shares of our stock and Mr. Patterson receives $25,000 and options to acquire 1,000 shares of our common stock per year in connection with his services as a Director.

Executive Employment Contracts

   We have an employment contract with Harold N. Kamine, the Chairman of our board of directors. Our employment agreement with Mr. Kamine provides for a term of four years, effective as of January 1, 1999. Under the agreement, Mr. Kamine will be paid a base salary of $450,000 per annum through September 30, 2000. Mr. Kamine's base salary will be reduced to $100,000 per annum effective on that date. Mr. Kamine is entitled to receive benefits generally received by our senior executives, including reimbursement of expenses incurred on our behalf, and participation in group plans. If Mr. Kamine's employment agreement is terminated as a result of Mr. Kamine's death or permanent disability, or upon our breach of the agreement, he, or his estate, is entitled to a severance payment in an amount equal to the lesser of two times his annual base salary and the aggregate unpaid base salary that would have been paid to him during the remaining balance of the term of the employment contract, subject to a minimum of one-half of his annual base salary.

   We have an employment contract with William F. Lenahan, Chief Executive Officer and a member of our board of directors. Our employment agreement with Mr. Lenahan provides for a term of five years, effective as of May 1, 2000. However, the term will be automatically extended for successive two year periods unless either party provides notice to the other, at least ninety days prior to the end of the term, that the agreement will not be extended. Under the agreement, Mr. Lenahan's base salary is $500,000 per annum and he is entitled to be considered for an annual bonus in an amount to be determined by the Compensation Committee of the board of directors. In addition to the annual bonus, Mr. Lenahan will be entitled to receive a total of $3.0 million in bonus payments with $1.0 million payable upon each of the initial public offering of our common stock and the first two public capital equity or debt events subsequent to an initial public offering. With our agreement, Mr. Lenahan may elect to receive these special bonuses in common stock in lieu of cash. Mr. Lenahan is also entitled to receive benefits generally received by our officers, including options to purchase our common stock, reimbursement of expenses incurred on our behalf, and a leased automobile. If we terminate Mr. Lenahan's employment without cause, or if the term of his employment agreement expires, prior to an initial public offering or upon our change in control, Mr. Lenahan will be entitled to receive a makeup bonus equal to $5.0 million. Upon termination of the agreement, Mr. Lenahan is subject to a confidentiality covenant and a twenty-four month non-competition agreement. Mr. Lenahan is entitled to receive a severance payment in an amount ranging from 0% to 200% of his base salary upon termination of his employment depending on the cause of such termination. Upon payment of the makeup bonus, all stock and stock options which Mr. Lenahan may have with regard to our equity will be terminated.

   We have an employment contract with Roscoe C. Young, II, President, Chief Operating Officer and a member of our board of directors. The term of Mr. Young's employment under the employment agreement became effective as of March 6, 2000, and continues until March 31, 2005, unless earlier terminated in accordance with the employment agreement. Under the agreement, Mr. Young's base salary is $500,000 per annum and he is entitled to be considered for an annual bonus in an amount to be determined by the Compensation Committee of our board of directors. In addition to the annual bonus, Mr. Young will be entitled to receive a total of $3.0 million in bonus payments with $1.0 million payable upon each of the initial public offering of our common stock and the first two public capital equity or debt events subsequent to an initial public offering. However, if we close a private equity issuance of at least $200 million prior to our initial public offering of common stock, Mr. Young will be entitled to receive $500,000 which would be credited against the $1.0 million he would otherwise be entitled to receive upon the closing of our initial public offering of common stock. With our agreement, Mr. Young may elect to receive these special bonuses in common stock in lieu of cash.
Mr. Young is entitled to receive benefits generally received by our officers, including options to purchase our stock, reimbursement of expenses incurred on our behalf, and a leased automobile. Upon termination of the agreement, Mr. Young is subject to a confidentiality covenant and a twenty-four month non-competition agreement. If we terminate Mr. Young's employment without cause, he is entitled to a severance payment in an amount equal to two times his annual base salary.

   We also have an employment contract with William H. Stewart, our Chief Financial Officer and Executive Vice President. Our agreement with Mr. Stewart provides for a term of three years, effective as of March 9, 2000. Under the agreement, Mr. Stewart's base salary is $350,000 per annum and he is entitled to be considered for an annual bonus in an amount to be determined by the Compensation Committee of our board of directors. In addition to the annual bonus, Mr. Stewart will be entitled to receive a minimum of $700,000 in bonus payments with $500,000 payable upon the consummation of our initial public offering of common stock and additional bonuses of not less than $100,000 each after the first two public capital equity or debt events subsequent to our initial public offering of common stock. However, if we close a private equity issuance of at least $200 million prior to our initial public offering of common stock, Mr. Stewart will be entitled to receive $250,000 which would be credited against the $500,000 he would otherwise be entitled to receive upon the closing of our initial public offering of common stock. With our agreement, Mr. Stewart may elect to receive these special bonuses in common stock in lieu of cash. Mr. Stewart is entitled to receive benefits generally received by our officers, including options to purchase our stock, reimbursement of expenses incurred on our behalf, and a leased automobile. Upon termination of the agreement, Mr. Stewart is subject to a confidentiality covenant and a twenty-four month non-competition agreement. If we terminate Mr. Stewart's employment without cause, he is entitled to a severance payment in an amount equal to two times his annual base salary.

Separation Agreements

   On March 7, 2000, we entered into a separation agreement and release with Michael A. Sternberg, pursuant to which Mr. Sternberg's employment as our President and Chief Executive Officer was terminated, by mutual agreement, effective March 8, 2000. Under the separation agreement, Mr. Sternberg was paid $500,000 and is entitled to an additional $500,000 which will be paid in semi-monthly installments between April 1, 2000 and March 31, 2001, subject to acceleration in certain circumstances. Mr. Sternberg was also reimbursed for accrued vacation time. Pursuant to the agreement, we will pay the costs associated with Mr. Sternberg's current enrollment in our health care plans through December 31, 2001. Mr. Sternberg will also retain 65,000 stock options previously granted to him under our stock option plan. Mr. Sternberg has agreed to vote any shares of common stock owned by him in accordance with the shares owned by Mr. Kamine and Nassau. Mr. Sternberg has agreed to make himself available to consult with us on a non-exclusive basis through December 31, 2001.

   On March 7, 2000, we entered into a separation agreement and release with James D. Grenfell, pursuant to which Mr. Grenfell's employment as our Executive Vice President, Chief Financial Officer and Secretary was terminated, by mutual agreement, effective March 8, 2000. Under the separation agreement, Mr. Grenfell was paid $500,000 and is entitled to an additional $300,000 which will be paid in semi-monthly installments to be paid over a twelve month period in accordance with our payroll practices. Mr. Grenfell is also entitled to a payment of $200,000 on March 1, 2001. Pursuant to the agreement, we will pay the costs associated with Mr. Grenfell's current enrollment in our health care plans through December 31, 2001. Mr. Grenfell will also retain 3,600 stock options previously granted to him under our stock option plan. Mr. Grenfell has agreed to vote any shares of common stock owned by him in accordance with the shares owned by Mr. Kamine and Nassau. We will also pay Mr. Grenfell up to $40,000 for certain relocation and other services.

Employee Equity Incentive Plan

   1998 Stock Plan. Employees, directors and other persons having a close relationship with us or any of our affiliates are eligible to participate in the 1998 Stock Plan. However, neither Mr. Kamine nor any person employed by Nassau or any of its affiliates is eligible for grants under the plan. The 1998 Stock Plan is administered by the Compensation Committee of our board of directors. The Compensation Committee has the power and authority to designate recipients of grants under the plan, to determine the terms, conditions and limitations of grants under the plan and to interpret the provisions of the plan. The Compensation Committee is authorized to grant options, including incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, performance units, performance shares and certain other types of awards.

   Without giving effect to the -for- split of our common stock, the number of shares of our common stock reserved for issuance under the 1998 Stock Plan
is 600,000. As of July 31, 2000 options to acquire      of these shares have
been granted. No participant may acquire more than 75,000 shares of our common stock under the plan.

   The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value (as defined in the plan) of our common stock on the date the options are granted and the exercise price of all non-qualified options granted under the plan must be at least equal to 50% of the fair market value of our common stock on the date the options are granted. The maximum term of each option granted under the plan is 10 years. Options become exercisable at such times and in such installments as the Compensation Committee provides in the terms of each individual option. Under existing option grants, shares of common stock vest at a rate of 10% every six months from the date of issuance. In the event of a public offering, 10% of each of the existing option grants will vest to the extent not vested. In the event of a change in control, 50% of each of the existing option grants will vest to the extent not vested.

   Employee Equity Incentive Plan. In connection with this offering, our Compensation Committee has approved a new employee equity incentive plan as an amendment and restatement of the 1998 Stock Plan. The plan is intended to assist us and our subsidiaries in attracting, retaining and motivating employees and certain other persons providing services or having a unique relationship with us or our affiliates and to make our compensation program competitive with those of other similarly situated employers. This amended and restated plan becomes effective upon the effective date of this prospectus.

   Administration of the Plan. The plan will be administered by our board of directors. It will have the right to: (i) interpret the plan and award agreements, (ii) establish, amend and rescind any rules relating to the plan,
(iii) select recipients of awards and grant awards to them, (iv) establish the terms and conditions of the awards,

(v) determine the terms and provisions of any award agreement made pursuant to the plan and (vi) take any other action necessary for the proper implementation of the plan. In addition, our board of directors will have the right to delegate administration of the plan to a committee of our board of directors or such other persons as the board of directors deems appropriate. Awards intended to qualify under Section 162(m) of the Internal Revenue Code as performance-based compensation may only be granted by unanimous consent of our board of directors or by a committee that qualifies to grant such awards under Section 162(m).

   Participation. All of our employees, and certain other persons providing services or having a unique relationship with us or our affiliates, will be eligible to receive awards under the plan. Participants will receive awards to the extent granted as described above. Outside directors will not be eligible for awards under the plan.

   Shares Available for Awards. Subject to our stockholders' approval, a total of 19.95% of our outstanding shares of common stock, on a fully diluted basis, will be reserved for issuance under the plan (including shares currently reserved for issuance under the existing 1998 Stock Plan), subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. These shares may consist in whole or in part of authorized and unissued shares or treasury shares. If an award expires unexercised or is forfeited, surrendered or cancelled, the shares previously used for such awards will be available for future awards under the plan. No individual may be granted awards under the plan which in the aggregate cover more than 50,000 shares in any one calendar year, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events.

   Awards. The plan will permit grants of awards of such type and subject to such terms and conditions as our board of directors may determine, including the following types of awards:

  . options, including incentive stock options and non-qualified stock options,

  .  stock appreciation rights,

  .  restricted stock,

  .  stock equivalent units,

  .  performance units, and

  .  dividend equivalent units.

   Vesting. Under the plan, new option grants will vest at the rate of 6.25% every three months from the date of issuance, unless there is a change in control, as described below.

   Award Terms. To the extent that any award has an exercise price, the exercise price cannot be lower than the fair market value of our common stock on the date of grant. In the case of an option granted retroactively or in tandem with or as a substitution for another award, the exercise price cannot be less than the fair market value of a share of our common stock on the date of the original grant. The duration of each option under the plan cannot be greater than 10 years from the award date. Awards of incentive stock options, however, can only be granted within 10 years from the date the plan is adopted by the board or approved by the shareholders.

   Under the plan, our board of directors can grant incentive stock options or non-statutory stock options to purchase shares of our common stock. The exercise price of all incentive stock options must be at least equal to the fair market value (as defined in the plan) of our common stock on the date the options are granted. However, no incentive stock option can be granted to a participant who already has the maximum amount of incentive stock options permitted under Section 422(d) of the Internal Revenue Code in any calendar year. An award of an incentive stock option may also provide that the option may be exercised not later than three months following termination of the participant's employment with us. Payment of the option price for either an incentive stock option or a non-statutory stock option must be made in cash or in shares of our common stock, or a combination of both.

   If a stock appreciation right is awarded, upon exercise of the stock appreciation right the participant will receive an amount equal to the excess of the fair market value of a share of our common stock on the settlement date over the award price of the stock appreciation right for the number of stock appreciation rights exercised. Stock appreciation rights may be awarded either separately or in conjunction with another award. The award price for stock appreciation rights awarded separately is the fair market value of a share of our common stock on the date the stock appreciation right is awarded and a stock appreciation right awarded in conjunction with any other award is the fair market value of a share of our common stock on the date the associated award was made. However, where a stock appreciation right is granted retroactively in tandem with or in substitution for another award, the award price of the stock appreciation right will not be less than the fair market value of a share of our common stock on the date such other award was made.

   The exercise of a stock appreciation right granted in conjunction with another award terminates that other award to the extent of the number of shares as to which the stock appreciation right is exercised. Conversely, the exercise of that other award terminates the associated stock appreciation right to the extent of the shares as to which that other award is exercised. The exercise of a stock appreciation right awarded separately has no effect on the exercisability of any other award and the exercise of any other award has no effect on the exercisability of a stock appreciation right awarded separately.

   In addition to options and stock appreciation rights, our board of directors may grant restricted stock, stock equivalent units, dividend equivalent units and performance units. A restricted stock award is an award of our common stock in which the shares granted are subject to restrictions on transfer, conditions of forfeiture or any other limitations our board of directors may determine appropriate. A stock equivalent unit is an award in an amount equivalent to the fair market value of a share of our common stock. A performance unit is a cash award based on the attainment over specified periods of individual performance targets or other parameters.

   Awards may accrue dividend equivalents in the amount of and at such times as cash dividends are paid on our common stock or, instead of dividend equivalents, may provide for automatic awards of stock equivalent units on each date that cash dividends are paid on our common stock. These stock equivalent units will have a value equal to the product of the dividend per share times the total number of shares subject to awards held by the participant, divided by the fair market value of our common stock on the dividend payment date.

   Awards of restricted stock, stock equivalent units or performance units that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will be conditioned on the achievement of one or more performance measures selected by our board of directors.

   Awards, other than awards of options, may be settled in cash, shares of our common stock, other awards or combinations thereof. Our board of directors may also require or permit participants to defer the issuance or vesting of shares or the settlement of awards in cash. Our board of directors may also provide that deferred settlements include the payment or crediting of interest on the deferred amounts or the payment of dividend equivalent units on deferred settlements denominated in shares of our common stock. Our board of directors may determine the manner in which federal, state or local tax withholding obligations will be satisfied, where applicable, including the reduction in the amount of shares or cash to be delivered or paid to the participant or reimbursement by the participant in cash or with shares of common stock at the fair market value on the settlement date. Our board of directors may also, in its discretion, provide in an award agreement for the accelerated vesting and exercisability of awards and the lapse of any or all restrictions on restricted stock upon the occurrence of: a participant's termination of employment on account of death or disability, a change in control, and a participant's termination of employment by us without cause or a participant's resignation for good reason.

   The plan provides that, if a participant is terminated for cause or breaches any confidentiality or noncompete provision to which the participant is otherwise subject, then the participant will immediately forfeit the right to exercise any option, stock appreciation right or similar award, or to become vested in any restricted stock or similar award, outstanding at the time of the violation and will be obligated to pay us liquidated damages in an amount equal to the gross amount of any gains realized in the year prior to such termination or violation upon the exercise of any option, stock appreciation right or similar award, plus any increase in value recognized in connection with any restricted stock or similar award, at any time after the first date of the violation. Our board of directors may, in its discretion, waive this provision.

   Unless otherwise determined by our board of directors, in the event of a change in control of us, 100% of a participant's unvested awards will vest if, after a change in control, the participant terminates his or her employment because the participant is not offered a comparable job, at comparable compensation, within fifty (50) miles of the participant's current job location.

   Vested awards may be exercised within thirty (30) days from a participant's voluntary termination of employment. Alternatively, vested awards may be exercised within six (6) months from the date of termination, if a participant is terminated due to death, disability, retirement after attainment of age sixty (60) or a change in control.

   Federal Income Tax Consequences. The federal income tax consequences of awards granted pursuant to the plan under the Internal Revenue Code of 1986, as amended, are summarized below.

   The grant of a stock option or stock appreciation right will create no immediate tax consequences for the participant or us. The participant will have no taxable income upon exercising an incentive stock option, except that an alternative minimum tax may apply, and we will not receive a deduction when an incentive stock option is exercised. If the participant does not dispose of the shares acquired on exercise of an incentive stock option within the two year period beginning on the day after the grant of the incentive stock option or within one year after the transfer of the shares to the participant, the gain or loss on a subsequent sale will be a capital gain or loss. If the participant disposes of the shares within the two year or one year period described above, the participant generally will realize ordinary income and we will be entitled to a corresponding deduction. Upon exercising a stock appreciation right or stock option other than an incentive stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the exercise date, unless the shares are subject to restrictions contained in the plan. We will receive a deduction for the same amount on the exercise date, or the date the restrictions lapse.

   With respect to the other grants under the plan that are settled in cash or shares of common stock that are either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the excess of the fair market value of the shares received over any amount paid for such shares. With respect to other grants under the plan that are settled in shares of common stock that are subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received at the first time the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect, under Section 83(b) of the Internal Revenue Code, to include the excess of the property's fair market value over any amount paid for the property in income in the year in which the property is received.
If a valid election is made, then subsequent appreciation in the value of the property does not result in additional compensation. We will receive a deduction for the amount recognized as income by the participant if certain reporting requirements are satisfied, subject to the provisions of Section 162(m) of the Internal Revenue Code which provides for a possible denial of a tax deduction to us for compensation for any named executive officer in excess of $1 million in any year. The plan is designed so that grants intended to qualify for the performance-based compensation exemption to the $1 million cap on tax deductibility under Section 162(m), including stock options, should qualify for the exemption.

   The tax treatment to us upon disposition of shares acquired under the plan will depend on how long the shares have been held. In the case of shares acquired through exercise of an option, the tax treatment will also depend on whether or not the shares were acquired by exercising an incentive stock option. There will be no tax consequences to us upon the disposition of shares acquired under the plan, except that we may receive a deduction in the case of disposition of shares acquired under an incentive stock option before the applicable holding period has been satisfied.

Deferred Compensation Plan

   We expect to adopt a deferred compensation plan. The plan will be effective for compensation that would otherwise be payable on or after January 1, 2001. Under the plan, participants will be able to defer a portion of their base salary and variable compensation. Distributions from the plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant.

401(k) Plan

   We sponsor the KMC Telecom Employees' 401(k) Plan, a defined contribution plan that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. All employees who have been employed by us for two months are eligible to participate in our 401(k) Plan. An eligible employee may begin to participate in our 401(k) Plan on the first day of the month after satisfying the eligibility requirements. An eligible employee may make pre-tax contributions of a percentage (not less than 1% and not more than 15%) of his or her eligible compensation, subject to the limitations under the Federal tax laws.

   The 401(k) Plan features a discretionary employer matching contribution, effective January 1, 2001. Prior to the start of each calendar year, our Chief Executive Officer will determine whether we will provide a matching contribution under the 401(k) Plan and, if one will be provided, the amount of such match. In no event will the matching contribution exceed 50% of the amount contributed by the employee to the extent that the employee contributes between 1% and 6% of the employee's compensation. Each eligible employee who elects to participate in the plan and makes a contribution thereto will be eligible to receive the matching contribution, if one is so provided, in the form of shares of our common stock. The matching contribution will vest 6.25% for every three calendar months of service earned by the employee.

   Employee contributions and the investment earnings thereon are fully vested at all times. Contributions to the 401(k) Plan by the employees or by us, and the income earned on these contributions, are generally not taxable to the employees until withdrawn. Contributions by us are generally deductible by us when made. Employee and company contributions are held in trust as required by law. Individual employees may direct the trustee to invest their accounts in authorized investment alternatives, including our common stock. Distributions from the 401(k) Plan generally are made only upon retirement or other termination of employment, unless deferred by the participant.

   We intend to register on a registration statement on Form S-8 the shares to be offered under our common stock fund and employer matching contributions in the 401(k) Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The company and certain affiliated companies owned by Harold N. Kamine, our Chairman of the Board, share certain administrative services. The entity which bears the cost of the services is reimbursed by the other for the other's proportionate share of such expenses. In 1999, under a predecessor lease, these shared services did not include the rent paid by us for our headquarters offices to an affiliate of Mr. Kamine under the lease described below. We reimbursed Kamine-affiliated companies for these shared services an aggregate of approximately $60,000 for 1999. During 1999, we purchased approximately $180,000 of office furniture and leasehold improvements from an entity controlled by Mr. Kamine.

   In February, 1998, we loaned to Roscoe C. Young II, our President and Chief Operating Officer, the principal sum of $350,000. The loan is evidenced by a promissory note which bears interest at the rate of 6% per annum. Interest and principal are payable at maturity on February 13, 2003. In June 1998, we loaned Mr. Young an additional $110,000. Mr. Young repaid $55,000 of this loan within thirty (30) days and repaid the $55,000 balance in December 1999. The largest aggregate amount of loans outstanding to Mr. Young at any time during 1999 was $405,000. In June, 2000, we loaned Mr. Young an additional $318,000. The loan is evidenced by a promissory rate which bears interest at the rate of 6.43% per annum. Principal and interest are payable at maturity on December 31, 2000. The aggregate amount of loans outstanding to Mr. Young at August 31, 2000 was $668,000.

   Pursuant to an agreement dated as of January 1, 1999, we are entitled to use a Citation III business jet chartered by Bedminster Aviation LLC, a limited liability company wholly owned by Mr. Kamine, for a fixed price of $2,600 per hour of flight time. During 1999, we paid approximately $210,000 for the use of the Citation III. The Citation III will enable up to eight of our employees, guests or representatives to use local airfields and visit multiple cities in which we either have an operating network or are building a network, without the necessity of returning to commercial hubs such as Atlanta, Chicago or St. Louis. We have agreed to use our best efforts to use the Citation III fifty hours per quarter during 2000. However, we are under no obligation to do so and we have not guaranteed any financial arrangements with respect to the aircraft or to Bedminster Aviation LLC.

   On July 1, 1999, we acquired all of the membership interests of KMC Services LLC from Mr. Kamine and Kathleen Kamine, his spouse, for nominal consideration. KMC Services LLC offers a leasing program for equipment physically installed at a customer's premises, known as CPE equipment, for us to integrate into our ClearStarsm program. As of September 30, 1999, we had loaned KMC Services LLC an aggregate of approximately $709,000. The loan bore interest at the rate of 10% per annum and was to have been payable December 31, 1999. The acquisition was accounted for as a combination of entities under common control, and no changes were made to the historical cost basis of KMC Services LLC's assets. Accordingly, during the second quarter of 1999, we reduced the carrying value of our $709,000 loan receivable from KMC Services LLC to an amount equal to the value of KMC Services LLC's net assets at the acquisition date.

   Effective August 18, 2000, we entered into a 12 year lease for all three floors of the building (approximately 50,000 square feet) in Bedminster, New Jersey in which we are presently headquartered, consolidating our headquarters employees from several different buildings in Bedminster. When all the space is available for occupancy by us, we will pay an annual base rental of approximately $1.0 million (adjusted periodically for changes in the consumer price index) plus operating expenses. The building is owned by a company in which a trust for the benefit of Mr. Kamine's children owns a fifty percent interest. Previously, under the terms of a lease initially entered into in June 1996, we had leased smaller amounts of space in the building in which our headquarters are located. The earlier lease had provided for a base annual rental of $217,000 (adjusted periodically for changes in the consumer price index), plus operating expenses.

   KNT Network Technologies LLC, a company owned by Mr. Kamine and an affiliate of Nassau Capital Partners, L.P., two of our principal stockholders, entered into agreements with us as of June 1, 2000 pursuant to which we have transferred, or will transfer, to KNT substantially all of the business and assets of our network construction business which consists of certain telecommunication equipment and certain related real estate interests. In exchange, KNT will pay us approximately $300,000 by September 30, 2000, $800,000 by December 2000 and execute a promissory note due and payable in February 2002 in the amount of $2.7 million. KNT will be the exclusive provider of outside network related construction and maintenance services to us for a term of five years, subject to performance and certain specific exceptions. We will pay costs plus an annual fixed fee up to $15.0 million for all construction services and costs plus an annual fixed fee up to $2.0 million for all maintenance services. KNT is seeking to obtain telecommunications construction business from third parties. In the event KNT is successful in obtaining this business, KNT must share with us a portion of the net income it receives from such business. We have the right to terminate these agreements at any time after March 31, 2003 or in the event Mr. Kamine and Nassau cease to be our controlling stockholders or at any time in the event we do not receive certain payments by February 15 of any year of the term of the agreement.

   CIT Lending Services Corporation (an affiliate of The CIT Group), one of our principal stockholders, has provided financing to us as one of the lenders under our amended senior secured credit facility. The lenders under the amended senior secured credit facility have agreed to make available, subject to certain conditions, up to a total of $700.0 million, for construction and development of our existing networks. We have paid CIT and its affiliates aggregate cash payments for fees, discounts and commissions of $5.0 million and $450,000, during the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. This amount does not include the $400,000 in fees we paid to CIT in connection with our offering of Series G Convertible Preferred Stock described below.

   Pursuant to an agreement between us and Nassau, Nassau was paid $450,000 in cash as a financial advisory fee for 1999. Nassau will also be paid financial advisory fees in cash at a rate of $450,000 per annum through September 30, 2000, at which point the fees will be reduced to $100,000 per annum.

   In June, 2000 we paid General Electric Capital Corporation, one of our principal stockholders, a fee of $1.0 million in cash for their services in connection with arranging the lease financing transaction which funded the cost of the $134.4 million of equipment we purchased from Qwest in March 2000.

   Upon the initial closing of our offering of our Series G Convertible Preferred Stock in July 2000, we paid a fee of $2.0 million in cash to Dresdner Kleinwort Benson Private Equity LLC, an affiliate of one of our principal stockholders, a fee of $1.0 million in cash to Nassau Capital L.L.C. and a fee of $400,000 in cash to CIT.

   In April 2000, we entered into a letter agreement with Alan M. Epstein pursuant to which Mr. Epstein agreed to serve as our General Counsel, Executive Vice President and Corporate Secretary until the earlier of a change of control of our company or March 15, 2003. As compensation for his services, we agreed to grant Mr. Epstein vested options to acquire 17,500 shares of our common stock. In addition, we agreed to grant Kelley Drye & Warren LLP, the law firm of which Mr. Epstein remains an active partner, vested options to acquire 7,500 shares of our common stock. Upon exercise of the options by Mr. Epstein or Kelley Drye & Warren, 25% of the stock received is non-callable and 75% becomes non-callable in 12.5% increments on the six month anniversary of March 15, 2000, concluding March 15, 2003. In the event of a change of control of our company, Mr. Epstein's death or permanent disability or the termination of Mr. Epstein as General Counsel, except for cause, all call features on shares issued, or shares underlying unexercised options granted, to Mr. Epstein or Kelley Drye & Warren automatically become null and void. The option grants to Mr. Epstein and Kelley Drye & Warren were made under our 1998 Stock Plan. Kelley Drye & Warren exercised its options in July 2000.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us regarding the beneficial ownership of our common stock at the date of this prospectus, before and after giving effect to the conversion of our convertible preferred stock,
the   -for-    split of our common stock and this offering, by (i) each person known by us to own beneficially 5% or more of our outstanding common stock,
(ii) each of our directors, (iii) each of our most highly compensated executive officers during 1999, and (iv) all of our executive officers and directors as a group.

                             Shares Beneficially              Shares Beneficially
                          Owned Prior to Offering(1)        Owned After Offering(1)
                          ------------------------------    ----------------------------
Name and Address of
Beneficial Owner           Number          Percentage        Number         Percentage
-------------------       -------------- ---------------    -----------    -------------
Harold N. Kamine........         581,232              66.9%
 c/o Kamine Development
  Corp.
 1545 Route 206
 Bedminster, NJ 07921
Nassau Capital Partners
 L.P. (2)...............         702,693              45.3%
 c/o Nassau Capital
  L.L.C.
 22 Chambers Street
 Princeton, NJ 08542
CIT Lending Services
 Corporation (3)........         250,210              26.3%
 44 Whippany Road
 Morristown, NJ 07960
First Union Corp. (4)...         170,044              16.6%
 301 South College
  Street
 Charlotte, NC 28288
General Electric Capital
 Corporation (5)........         247,079              22.3%
 120 Long Ridge Road
 Stamford, CT 06927
CIBC Inc................          44,104               5.1%
 425 Lexington Avenue
 New York, New York
  10017
Lucent Technologies Inc.
 (6)....................         295,885              25.6%
 600-700 Mountain Avenue
 Murray Hill, NJ 07974
Dresdner Kleinwort
 Benson Private Equity
 Partners LP (7)........         147,942              14.7%
 75 Wall Street
 New York, NY 10005
William F. Lenahan (8)..          18,750               2.1%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminister, New Jersey
  07921
Michael A. Sternberg
 (8)....................          65,000               7.1%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminster, New Jersey
  07921

                             Shares Beneficially              Shares Beneficially
                          Owned Prior to Offering(1)        Owned After Offering(1)
                          -------------------------------   ----------------------------
Name and Address of
Beneficial Owner            Number         Percentage        Number         Percentage
-------------------       --------------- ---------------   -----------    -------------
Gary E. Lasher (8)......           12,000              1.4%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminster, New Jersey
  07921
John G. Quigley (9).....          702,693             45.3%
 c/o Nassau Capital
  L.L.C.
 22 Chambers Street
 Princeton, NJ 08542
Richard H. Patterson
 (8)....................            7,000              0.8%
 c/o Spire Capital
  Management
 30 Rockefeller Center
 Suite 4350
 New York, NY 10112
Randall A. Hack (9).....          702,693             45.3%
 c/o Nassau Capital
  L.L.C.
 22 Chambers Street
 Princeton, NJ 08542
Alexander P. Coleman
 (10)...................          147,942             14.7%
 c/o Dresdner Kleinwort
  Benson
 Private Equity Partners
  L.P.
 75 Wall Street
 New York, New York
  10004
Roscoe C. Young II (8)..           35,812              4.0%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminster, NJ 07921
William H. Stewart (8)..           13,125              1.5%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminster, NJ 07921
James D. Grenfell (8)...            3,600              0.4%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminster, NJ 07925
Tricia Breckenridge
 (8)....................            5,200              0.6%
 c/o KMC Telecom
  Holdings, Inc.
 1545 Route 206, Suite
  300
 Bedminster, NJ 07921
Our Directors and
 Officers as a Group
 (10 persons) (2).......        1,608,105             85.5%

--------
(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and convertible securities held by that person that are currently exercisable or exercisable within 60 days of the date of determination are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.
(2) Includes      shares of common stock which Nassau Capital Partners L.P.
    and NAS Partners I L.L.C. have the right to acquire upon conversion of 122,708 and 1,092 shares of Series A Convertible Preferred Stock,
    respectively,      shares of common stock which Nassau and NAS Partners I,
    L.L.C. have the right to acquire upon conversion of 24,778 and 222 shares
    of Series C Convertible Preferred Stock, respectively and     shares of
    common stock which NAS Partners I, L.L.C. and Nassau Capital Partners IV L.P. have the right to acquire upon conversion of 411 shares and 29,178 shares of Series G Convertible Preferred Stock, respectively. These are the same shares listed for Messrs. Quigley and Hack.
(3) Includes 159,184 shares of common stock held by Newcourt Communications Finance Corporation, a subsidiary of CIT Lending Services Corporation, 31,848.7 shares of common stock which Newcourt Commercial Finance Corporation, also a subsidiary of CIT Lending Services Corporation, has
    the right to acquire upon the exercise of warrants and     shares of
    common stock which CIT Lending Services Corporation has the right to acquire upon conversion of 59,177 shares of Series G Convertible Preferred Stock.
(4) Includes 95,238 shares of common stock which First Union Corp. (the successor to CoreStates Holdings, Inc.) has the right to acquire upon conversion of 50,000 shares of Series C Convertible Preferred Stock and 44,587 shares which First Union Corp. has the right to acquire upon the exercise of warrants.
(5) Includes 190,476 shares of common stock which General Electric Capital Corporation has the right to acquire upon conversion of 100,000 shares of Series C Convertible Preferred Stock and 10,000 shares of common stock which General Electric Capital Corporation has the right to acquire upon exercise of a warrant.
(6) Represents shares of common stock which Lucent has the right to acquire upon conversion of 295,885 shares of Series G Convertible Preferred Stock.
(7) Represents shares of common stock which Dresdner Kleinwort Benson Private Equity Partners LP and its affiliate, 75 Wall Street Associates, have the right to acquire upon conversion of 147,942 shares of Series G Convertible Preferred Stock. These are the same shares listed for Mr. Coleman.
(8) Represents shares of common stock which the holder has the right to acquire upon the exercise of options that are exerciseable within sixty days pursuant to our stock option plan.
(9) Messrs. Quigley and Hack, directors of the company, are members of Nassau Capital L.L.C., the general partner of Nassau Capital Partners L.P. and Nassau Capital Partners IV L.P.; accordingly Messrs. Quigley and Hack may be deemed to be beneficial owners of such shares and for purposes of this table they are included. Messrs. Quigley and Hack disclaim beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. Messrs. Quigley and Hack are also members of NAS Partners I, L.L.C.; accordingly Messrs. Quigley and Hack may be deemed to be beneficial owners of such shares and for purposes of this table they are included. Messrs. Quigley and Hack disclaim beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act.
(10) All of the shares indicated as owned by Mr. Coleman are owned directly or indirectly by Dresdner Kleinwort Benson Private Equity Partners LP of which Mr. Coleman is a Vice President and Investment Partner. Accordingly, Mr. Coleman may be deemed to be a beneficial owner of such shares and for purposes of this table they are included. Mr. Coleman disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. The shares set forth represent shares of common stock which Dresdner Kleinwort Benson Private Equity Partners LP and 75 Wall Street Associates have the right to acquire upon conversion of 133,148 and 14,794 shares of Series G Convertible Preferred Stock, respectively.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Notes

   On May 24, 1999 we issued $275.0 million aggregate principal amount of 13 1/2% Senior Notes due 2009. On December 30, 1999, we exchanged those notes for $275.0 million aggregate principal amount of notes that had been registered under the Securities Act of 1933. Interest on the senior notes is payable semi-annually in cash on May 15 and November 15 of each year, beginning November 15, 1999. A portion of the proceeds from the offering of the senior notes was used to purchase a portfolio of U.S. government securities that were pledged as security for the first six interest payments on the senior notes.

   The senior notes were guaranteed by KMC Telecom Financing, Inc., our wholly owned subsidiary. The senior notes are senior unsecured obligations of KMC Telecom Holdings, Inc. and rank pari passu in right of payment with all our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

   The indenture pursuant to which our senior notes were issued contains certain covenants that, among other things, limit our ability to incur additional indebtedness, engage in sale-leaseback transactions, pay dividends or make certain other distributions, sell assets, redeem capital stock, effect a consolidation or merger of KMC Telecom Holdings, Inc. and enter into transactions with stockholders and affiliates and create liens on our assets. We have the option to redeem the senior notes at any time after May 15, 2004, at redemption prices ranging from 106.75% to 100% of their principal amount, plus any accrued and unpaid interest. Before May 15, 2002, we may also redeem up to 35% of the aggregate principal amount of the senior notes with the proceeds from sales of our common equity at a redemption price equal to 113.5% of their principal amount on such date plus accrued and unpaid interest. We do not intend to use any portion of the proceeds of this offering to redeem the senior notes. Upon a change of control, we are required to make an offer to purchase the senior notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

Senior Discount Notes

   On January 29, 1998 we issued $460.8 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2008. On August 11, 1998, we exchanged those notes for $460.8 million aggregate principal amount at maturity of notes that had been registered under the Securities Act of 1933.

   Our senior discount notes are unsecured, unsubordinated obligations and were sold for aggregate net proceeds of $236.4 million which represents a substantial discount from their principal amount at maturity. We are not required to make any payment of interest on the senior discount notes prior to August 15, 2003. The senior discount notes will fully accrete to face value on February 15, 2003. From and after February 15, 2003, the senior discount notes will bear interest, which will be payable in cash, at the rate of 12 1/2% per annum on February 15 and August 15 of each year, commencing August 15, 2003.

   The indenture pursuant to which the senior discount notes were issued contains certain covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or make certain other distributions, enter into transactions with stockholders and affiliates and create liens on our assets. We have the option to redeem the senior discount notes at any time after February 15, 2003, at redemption prices ranging from 106.25% to 100% of their principal amount at maturity, plus any accrued and unpaid interest. We do not intend to use any portion of the proceeds of this offering to redeem the senior discount notes. Upon a change of control, we are required to make an offer to purchase the senior discount notes at a purchase price equal to 101% of their accreted value.


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Amended Senior Secured Credit Facility

   During the first quarter of 2000, KMC Telecom, KMC Telecom II, KMC Telecom of Virginia, KMC Telecom III and certain of our other subsidiaries amended, restated and combined our former senior secured credit facility and our former Lucent facility by entering into a $700 million Loan and Security Agreement with a group of lenders led by Newcourt Commercial Finance Corporation, General Electric Capital Corporation, Canadian Imperial Bank of Commerce, First Union National Bank and Lucent Technologies Inc.

   This amended senior secured credit facility includes a $175 million reducing revolver facility, a $75 million term loan (the "Term Loan") and a $450 million term loan facility, (the "Lucent Term Loan").

   The revolver will mature on April 1, 2007. Proceeds from the revolver can be used to finance the purchase of certain equipment, transaction costs and, upon attainment of certain financial conditions, for working capital and other general corporate purposes. The aggregate commitment of the lenders under the revolver will be reduced on each quarterly payment date beginning April 1, 2003. The initial quarterly commitment reduction is 5.0%, reducing to 3.75% on July 1, 2003, then increasing to 6.25% on July 1, 2004, and further increasing to 7.50% on July 1, 2006. Commencing with the fiscal year ending December 31, 2001, the aggregate revolver commitment will be further reduced by an amount equal to 50% of excess operating cash flows (as defined in the facility) for the prior fiscal year until the subsidiary borrowers achieve certain financial conditions. Our subsidiary borrowers must pay an annual commitment fee on the unused portion of the revolver ranging from .75% to 1.25%.

   The Term Loan is payable in twenty consecutive quarterly installments of $188,000 beginning on April 1, 2002 and two final installments of $35.6 million each on April 1, 2007 and July 1, 2007. Proceeds from the Term Loan can be used to finance the purchase of certain equipment, transaction costs, working capital and other general corporate purposes.

   The Lucent Term Loan provides for an aggregate commitment of up to $450 million. Proceeds from the Lucent Term Loan can be used to purchase Lucent products or to reimburse our subsidiary borrowers for Lucent products previously purchased with cash or other sources of liquidity. The Lucent Term Loan will mature on July 1, 2007 and has required quarterly principal payments beginning on July 1, 2003 of 5%. The principal payment decreases to 3.75% per quarter beginning on October 1, 2003, increases to 6.25% on October 1, 2004 and further increases to 7.50% on October 1, 2006. An annual commitment fee of 1.50% is payable for any unused portion of the Lucent Term Loan.

   Borrowings under the amended senior secured credit facility will bear interest payable, at our subsidiary borrowers' option, at either (a) the "Applicable Base Rate Margin" (which generally ranges from 2.00% to 3.25%) plus the greater of (i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the applicable LIBOR margin (which generally ranges from 3.00% to 4.25%) plus LIBOR, as defined. Applicable base rate margin interest is payable quarterly while applicable LIBOR margin interest is payable at the end of each applicable interest period or at least every three months. If a payment default were to occur, the interest rate will be increased by four percentage points. If any other event of default were to occur, the interest rate will be increased by two percentage points.

   We have unconditionally guaranteed the repayment of the amended senior secured credit facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. We have pledged the shares of each of our subsidiary borrowers to the lenders to collateralize its obligations under the guaranty. In addition, our subsidiary borrowers have each pledged all of their assets to the lenders.

   The amended senior secured credit facility contains a number of affirmative and negative covenants, including a covenant requiring our subsidiary borrowers to obtain cash capital contributions from us of at least $185 million prior to April 1, 2001. KMC Holdings contributed $150 million of the proceeds of our recent placement of Series G Convertible Preferred Stock toward fulfilling this requirement and the lenders amended this covenant by extending the due date on the remaining $35 million of cash capital contributions to August 31,

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2001. We anticipate raising the $35 million balance through private or public sales of securities in the capital markets. Because the entire $185 million cash capital contribution was not made by July 31, 2000, the applicable interest rate associated with the facility increased by 100 basis points until the $185 million amount is fully funded. Additional affirmative and negative covenants include, among others, covenants restricting the ability of our subsidiary borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to KMC Holdings, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person, subject to certain conditions.

   Our subsidiary borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a ratio of total debt to contributed capital, certain minimum revenues, maximum EBITDA losses and minimum EBITDA, maximum capital expenditures and minimum access lines, a maximum total leverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The covenants become more restrictive upon the earlier of (i) June 30, 2002 and (ii) after our subsidiary borrowers achieve positive EBITDA on a combined basis for two consecutive fiscal quarters and a total leverage ratio (as defined) equal to or less than 9 to 1.

   Failure to satisfy any of the financial covenants will constitute an event of default under the amended senior secured credit facility permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness thereunder. The amended senior secured credit facility also includes other customary events of default, including, without limitation, a cross-default to other material indebtedness, material undischarged judgments, bankruptcy, loss of a material franchise or material license, breach of representations and warranties, a material adverse change, and the occurrence of a change of control.

Telecom IV Senior Secured Term Loan

   During the quarter ended June 30, 2000, KMC Telecom, IV, Inc., entered into a new senior secured term loan agreement with Lucent Technologies Inc. The loan is initially capped at $35 million until certain conditions are met that allow for additional borrowings up to a ceiling of $50 million. Proceeds from the loan may be used to purchase or install Lucent products and will be used to purchase equipment for future expansion. The loan will mature on October 1, 2007 and requires quarterly principal payments beginning on January 1, 2003 of 2.5% of the outstanding principal balance, with the percentage increasing to 5% on January 1, 2005, 6.25% on October 1, 2005, 7.5% on October 1, 2006, with the balance due on October 1, 2007. As of June 30, 2000, the outstanding loan balance on this term loan was approximately $35 million.

   Borrowings under the loan will bear interest payable, at our option, at either (a) the applicable base rate margin (which generally ranges from 2.25% to 3.50% based on our total debt to total contributed capital ratio) plus the greater of (i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the LIBOR rate plus the applicable margin (which generally ranges from 3.25% to 4.50% based on our debt to contributed capital ratio). Applicable base rate margin interest is payable quarterly while applicable LIBOR margin interest is payable at the end of each applicable interest period, or at least every three months. We were being charged a weighted average interest rate of 11.31% at June 30, 2000. There are no financial covenants on the loan. However, there are affirmative and negative covenants that, generally, are no more restrictive to us than our other debt agreements. If any event of default were to occur, the interest rate will increase by two percentage points.

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                         DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to 7,950,000 shares of capital stock, consisting of 4,250,000 shares of common stock, $.01 par value, of which 861,145 shares have been issued and are outstanding and 3,700,000 shares of preferred stock, $.01 par value, of which 957,278 shares are issued and outstanding.

   The following summary description of our capital stock does not purport to be complete. The rights of the holders of our capital stock will be set forth in our restated certificate of incorporation, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The summary set forth below is qualified by reference to such exhibit and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Except as otherwise required by law, the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present constitutes an action of the stockholders. There is no cumulative voting. Holders of common stock are entitled, subject to the preferences of preferred stock, to receive such dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose. After giving effect to this offering, without the prior consent of two-thirds of the shares of the Series E Preferred Stock and two-thirds of the shares of Series F Preferred Stock, we may not declare or pay any dividends on our common stock. The holders of common stock have no preemptive, redemption or conversion rights. Upon the liquidation, dissolution or winding up of KMC Telecom Holdings, Inc., the holders of our common stock are entitled to receive pro rata all of our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

   Our board of directors has authority, subject to certain consent rights of holders of preferred stock, to authorize the issuance of classes of preferred stock from time to time in one or more series, with such designations, preferences and relative rights within the limits prescribed by the Delaware General Corporation Law, as may be determined by the board of directors. The designations, preferences and rights of our existing preferred stock outstanding after giving effect to the conversion of our convertible preferred stock in connection with this offering are set forth below:

   Series E Preferred Stock. We are authorized to issue 575,000 shares of Series E Senior Redeemable, Exchangeable, PIK Preferred Stock, of which 72,311 are currently outstanding. Series E Preferred Stock has a liquidation preference of $1,000 per share and an annual dividend equal to 14.5% of the liquidation preference, payable quarterly. On or before January 15, 2004, we may pay dividends in cash or in additional fully-paid and nonassessable shares of Series E Preferred Stock. After January 15, 2004, we must pay dividends in cash, subject to certain exceptions. Unpaid dividends accrue at the dividend rate of the Series E Preferred Stock, compounded quarterly.

   The Series E Preferred Stock must be redeemed on February 1, 2011, out of funds legally available for that purpose, at a redemption price, payable in cash, equal to the liquidation preference thereof on the redemption date, plus all accumulated and unpaid dividends to the date of redemption. We have the option to redeem the Series E Preferred Stock, in whole or in part, at any time after April 15, 2004, at redemption prices beginning at 110% and declining to 100% of the liquidation preference of the Series E Preferred Stock, plus all accrued and unpaid dividends to the date of redemption.

   Before April 15, 2002, we may also redeem up to 35% of the aggregate liquidation preference of Series E Preferred Stock with the proceeds of one or more sales of our capital stock at a redemption price equal to 110% of the liquidation preference on the redemption date. We do not intend to use any portion of the proceeds of this offering to redeem the Series E Preferred Stock.

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   Upon a change of control, we are required to make an offer to repurchase the Series E Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends to the date of purchase.

   The Series E Preferred Stock is not convertible into common stock. We may, at the sole option of our board of directors, out of funds legally available for that purpose, exchange all, but not less than all, of the Series E Preferred Stock then outstanding for a new series of subordinated debentures issued pursuant to an exchange debenture indenture. The holders of Series E Preferred Stock are entitled to receive on the date of any such exchange, exchange debentures having an aggregate principal amount equal to the total of the liquidation preference for each share of Series E Preferred Stock exchanged, plus an amount equal to all accrued but unpaid dividends payable on such share.

   Series F Preferred Stock. We are authorized to issue 55,000 shares of Series F Senior Redeemable, Exchangeable, PIK Preferred Stock, of which 46,178 are currently outstanding. Series F Preferred Stock has a liquidation preference of $1,000 per share and an annual dividend equal to 14.5% of the liquidation preference, payable quarterly. On or before January 15, 2004, we may pay dividends in cash or in additional fully-paid and nonassessable shares of Series F Preferred Stock. After January 15, 2004, we must pay dividends in cash, subject to certain exceptions. Unpaid dividends accrue at the dividend rate of the Series F Preferred Stock, compounded quarterly.

   We have the option to redeem the Series F Preferred Stock, in whole or in part, at a redemption price equal to 110% of the liquidation preference on the redemption date, plus an amount in cash equal to all accrued and unpaid dividends to the date of redemption.

   Upon a change of control, we are required to make an offer to repurchase the Series F Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends to the date of purchase.

   Upon the earlier of the date that is sixty days after the date on which we close an underwritten primary offering of at least $200 million of our common stock, pursuant to an effective registration statement under the Securities Act or February 4, 2001, any outstanding Series F Preferred Stock will automatically convert into Series E Preferred Stock, on a one for one basis.

   We may, at the sole option of our board of directors, out of funds legally available for that purpose, exchange all, but not less than all, of the Series F Preferred Stock then outstanding for a new series of subordinated debentures issued pursuant to an exchange debenture indenture. The holders of Series F Preferred Stock are entitled to receive on the date of any such exchange, exchange debentures having an aggregate principal amount equal to the total of the liquidation preference for each share of Series F Preferred Stock exchanged, plus an amount equal to all accrued but unpaid dividends payable on such share.

Warrants

   After the completion of this offering, warrants exercisable for an
aggregate of      shares of our common stock will be outstanding at an
exercise price of $.01 per share.

Registration Rights

   Stockholders Agreement. Certain of our stockholders holding common stock prior to this offering or preferred stock convertible into common stock (including Nassau and Mr. Kamine) and certain warrantholders have registration rights under our stockholders agreement. Each stockholder that is a party to this agreement may "piggyback" on primary or secondary registered public offerings of our equity securities, other than offerings registered on Form S-8 or Form S-4. In addition, after the earlier of 180 days after this offering or June 30, 2002, each of Nassau and Mr. Kamine is entitled to demand two long-form registrations, such as a registration

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on Form S-1, and two short-form registrations, such as a registration on Form
S-3, and each of The CIT Group or its affiliates or its transferees and the holders of a majority of the Series C Convertible Preferred Stock and common stock issued upon conversion of such preferred stock (currently General Electric Capital Corporation), is entitled to demand two registrations (which may be short-forms at our option if we are eligible to use short-forms). We have agreed to pay the registration expenses in connection with these piggyback and demand registrations. Under this agreement, each party to this agreement is subject to holdback restrictions in the event of a public offering of our equity securities, including in connection with this offering. We anticipate that each stockholder that is a party to this agreement will agree to waive its or his piggyback registration rights in connection with this offering.

   Manager Stockholders Agreements. We granted some of our employees who hold options to purchase our common stock piggyback registration rights similar to those we granted to our stockholders under the stockholders agreement. We anticipate that our employees will agree to waive these rights in connection with this offering.

   Warrant Registration Rights Agreements. We granted some of our warrant holders piggyback and shelf registration rights under several warrant registration rights agreements. Each warrantholder that is a party to one of these agreements may piggyback on primary or secondary registered public offerings of our equity securities, other than offerings registered on Form S-8 or Form S-4 or other than a primary initial public offering, including this offering. If we do not include the shares subject to these warrants in our initial public offering or those shares are not otherwise sold in a public offering, we have agreed to use our reasonable best efforts to file a shelf registration statement for these shares and to cause it to become effective within 180 days after the closing of this offering. We have agreed to pay the registration expenses in connection with these piggyback and shelf registrations. We anticipate that the holders of these piggyback and shelf registration rights will agree to waive these rights in connection with this offering.

   Series E and Series F Preferred Stock. We granted demand registration rights to holders of our Series E and Series F Preferred Stock under a Preferred Stock Registration Rights Agreement, dated as of April 30, 1999, as amended. Each of First Union, The CIT Group and Lucent are entitled to demand two long-form registrations and two short-form registrations to the extent such holder believes it cannot sell its redeemable preferred stock in the public marketplace on equally favorable terms without registering its shares. We are not required to register any of our redeemable preferred stock within six months after the effective date of a prior registration of our redeemable preferred stock. Under this agreement, we and the holders of our redeemable preferred stock are subject to holdback restrictions in the event of a registration under this agreement, and we have agreed to use our best efforts to cause each holder of at least 5% of our fully-diluted equity securities to agree to holdback restrictions, unless the underwriters otherwise agree. We have agreed to pay the registration expenses in connection with these demand registrations.

Anti-Takeover Effects of Certain Provisions of Delaware Law

   We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.


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Limitations on Liability and Indemnification of Officers and Directors

   Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the restated certificate of incorporation provides that the company shall indemnify directors and officers of the company to the fullest extent permitted by that law. We anticipate entering into separate indemnification agreements with our current directors and executive officers prior to the completion of the offering which will have the effect of providing such persons indemnification protection in the event the restated certificate of incorporation is subsequently amended.

NASDAQ Trading

   We have applied to have our common stock quoted on the NASDAQ National Market of the NASDAQ Stock Market under the symbol "KMCT."

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is                .

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                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering,     shares of common stock will be
outstanding, excluding      shares reserved for issuance upon exercise of
options that have been granted under our stock purchase and option plan (
of which are currently vested) and     shares reserved for issuance upon
exercise of presently exercisable warrants. Of these shares,     shares of
common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining shares of common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater (i) one percent of the then outstanding shares of the common stock and (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

   We and our directors and executive officers who will beneficially own, as
of the completion of this offering, an aggregate of     shares of common stock
(or presently exercisable options or warrants to purchase common stock) have each agreed not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of common stock or any securities convertible into, or exchangeable for, shares of common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated except under limited circumstances.

   Promptly upon completion of the offering, we intend to file a registration
statement on Form S-8 with the SEC to register     shares of common stock
reserved for issuance or sale under our employee equity incentive plan. As of June 30, 2000, there were outstanding options to purchase a total of
shares of common stock,     of which were vested. Shares of common stock
issuable upon the exercise of options granted under our employee equity incentive plan will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

   For a description of registration rights held by certain of our security holders see the section of this prospectus entitled "Description of Capital Stock--Registration Rights."

   Prior to the offering, there has been no established market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

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      UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

General

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder. For purpose of this discussion, a non-U.S. holder is a beneficial owner of common stock that is any of the following for U.S. federal income tax purposes:

  .  a nonresident alien individual,

  . a foreign corporation or other foreign entity taxable as a corporation under U.S. federal income tax law, or

  .  a foreign estate or trust.

   If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares of common stock, we suggest you consult your own tax advisor.

   This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any foreign, state or local tax consequences. Furthermore, this discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, specific rules that may apply to certain non-U.S. holders, including banks, insurance companies, dealers and traders in securities, or special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations. If you are considering buying common stock, you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of common stock in your particular situation.

Distributions

   If distributions are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against your basis in the common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current or accumulated earnings and profits and your basis in the common stock will be treated as a gain from the sale or exchange of the common stock. Dividends paid to a non-U.S. holder that are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

   Currently, withholding is generally imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, withholding on distributions made after December 31, 2000 may be computed on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate made by us of our accumulated and current earnings and profits.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business within the U.S. and, if a tax treaty applies, attributable to a non-U.S. holder's U.S. permanent establishment, are exempt from U.S. federal withholding tax if the non-U.S. holder furnishes to us or our paying agent the appropriate Internal Revenue Service form. However, dividends exempt from U.S. federal withholding tax because they are "effectively connected" or attributable to a U.S. permanent establishment under an applicable tax treaty are

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subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate specified by an applicable tax treaty.

   Dividends paid before January 1, 2001 to an address outside the United States are presumed, absent actual knowledge to the contrary, to be paid to a resident of the country of address for purposes of the withholding rules discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000, a non-U.S. holder that claims the benefit of an applicable tax treaty rate generally will be required to satisfy applicable certification and other requirements.

   A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the Internal Revenue Service.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

  . The gain is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder's U.S. permanent establishment. The non-U.S. holder will, unless an applicable treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax described above.

  . A non-U.S. holder who is an individual and holds our common stock as a capital asset is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and specified other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses.

  . We are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-U.S. holder held the common stock. In general, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. If we are, or were to become, a U.S. real property holding corporation, any gain recognized by a non-U.S. holder still would not be subject to U.S. tax if the shares of our common stock were considered to be "regularly traded on an established securities market" under applicable provisions of the Internal Revenue Code and Treasury regulations and the non-U.S. holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of our common stock.

  . A non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to some U.S. expatriates.

Information Reporting and Backup Withholding Tax

   We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

   Under certain circumstances, Treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, non-U.S. holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to January 1, 2001 to an address outside the United States. For dividends paid after December 31, 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable Treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   Payment by or through a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

   As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the United States if that broker:

  .  is a U.S. person,

  . is a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States,

  . is a "controlled foreign corporation" as defined in the Internal Revenue Code, or

  . is a foreign partnership with specified U.S. connections, for payments made after December 31, 2000.

   Information reporting requirements will not apply in the above cases if the broker receives a statement from the owner, signed under penalty of perjury, certifying as to such owner's non-U.S. status or the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and the broker has no actual knowledge to the contrary or, for payments made after December 31, 2000, reason to know that such evidence is false.

   Effective after December 31, 2000, backup withholding may apply to the payment of sale or disposition proceeds by or through a non-U.S. office of a broker described above unless certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

   Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the Internal Revenue Service.

Federal Estate Tax

   Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

   The foregoing discussion is a summary of the principal tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. holders for U.S. federal income and estate tax purposes. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any state, local, foreign or other tax laws.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and the company has agreed to sell to them, severally, the respective numbers of shares of common stock indicated below:

                                                                       Number of
       Underwriters                                                     Shares
       ------------                                                    ---------
   Morgan Stanley & Co. Incorporated..................................
   Goldman, Sachs & Co................................................
   Credit Suisse First Boston Corporation.............................
   Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...............................................
   Kleinwort Benson Limited...........................................


                                                                          ---
     Total............................................................
                                                                          ===


   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $   a share under the public offering price. The
underwriters may allow, and such dealers may reallow, a concession not in
excess of $   a share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of   additional
shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent such option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $   million, the total underwriters' discounts and commissions would be
$   million and total proceeds to the company would be $   million.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

   We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "KMCT."

   Each of us and our directors, executive officers and certain other stockholders of ours has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, it will not during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock,

whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

   These restrictions do not apply to, among others, the sale of shares to the underwriters.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   From time to time, Morgan Stanley & Co. Incorporated and Dresdner Kleinwort Benson have provided, and continue to provide, certain financial advisory services to the company and certain existing stockholders for which they receive customary fees and commissions. Affiliates of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston and Dresdner Kleinwort Benson are also lenders in one of our credit facilities.

   We and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

Directed Share Program

   At our request, the underwriters have reserved for sale, at the initial
offering price, up to     shares of common stock offered by this prospectus to
our employees, officers, directors, customers, business associates, and related persons. We will pay all fees and disbursements of counsel incurred by the underwriters in connection with offering the shares to such persons. The numbers of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the company and its industry in general, sales, earnings, and certain other financial operating information of the company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price listed on the cover page of this prospectus may change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut will pass upon the validity of the shares and certain other legal matters. Shearman & Sterling, New York, New York, counsel for the underwriters, will pass upon certain legal matters. Certain attorneys in the firm of Kelley Drye & Warren LLP invested an aggregate of $385,000 in KMC Telecommunications L.P. which owns 40,000 shares of our common stock. Kelley Drye & Warren also owns 7,500 shares of our common stock. Alan M. Epstein, a member of the firm of Kelley Drye & Warren, is also our Executive Vice President and General Counsel.

                                    EXPERTS

   The consolidated financial statements of KMC Telecom Holdings, Inc. and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 under the Securities Act to register with the SEC the shares offered by this prospectus. The term "registration statement" means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. We refer you to the registration statement for any information in the registration statement that is not included in this prospectus. In addition, each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete statement of its provisions.

   We are currently subject to some of the informational requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, and other information relating to our business, financial statements and other matters with the SEC. We are not yet, however, subject to the SEC's proxy rules and do not currently file proxy statements with the SEC. Upon completion of this offering, we will become subject to the SEC's proxy rules. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

   We intend to distribute to all holders of the shares of common stock offered in the offering annual reports containing audited consolidated financial statements together with a report by our independent certified public accountants.

                           KMC TELECOM HOLDINGS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Unaudited Condensed Consolidated Balance Sheets, December 31, 1999 and
 June 30, 2000........................................................... F-2
Unaudited Condensed Consolidated Statements of Operations, Six Months
 Ended June 30, 1999
 and 2000................................................................ F-3
Unaudited Condensed Consolidated Statements of Cash Flows, Six Months
 Ended June 30, 1999 and 2000............................................ F-4
Notes to Unaudited Condensed Consolidated Financial Statements........... F-5
Report of Independent Auditors........................................... F-13
Consolidated Balance Sheets, December 31, 1998 and 1999.................. F-14
Consolidated Statements of Operations, Years Ended December 31, 1997,
 1998 and 1999........................................................... F-15
Consolidated Statements of Redeemable and Nonredeemable Equity, Years
 Ended December 31,
 1997, 1998 and 1999..................................................... F-16
Consolidated Statements of Cash Flows, Years Ended December 31, 1997,
 1998 and 1999........................................................... F-18
Notes to Consolidated Financial Statements............................... F-19

                           KMC TELECOM HOLDINGS, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                         December 31,  June 30,
                                                             1999        2000
                                                         ------------ ----------
Assets
Current assets:
 Cash and cash equivalents.............................   $   85,966  $   60,297
 Restricted investments................................       37,125      37,125
 Accounts receivable, net of allowance for doubtful
  accounts of $5,551 and $6,401 in 1999 and 2000,
  respectively.........................................       27,373      36,906
 Prepaid expenses and other current assets.............        1,375     171,529
                                                          ----------  ----------
Total current assets...................................      151,839     305,857
Long term restricted investments.......................       51,446      40,623
Networks, property and equipment, net..................      639,324     785,874
Intangible assets, net.................................        3,602       4,045
Deferred financing costs, net..........................       38,816      44,486
Other assets...........................................        1,013       1,242
                                                          ----------  ----------
                                                          $  886,040  $1,182,127
                                                          ==========  ==========
Liabilities, redeemable and nonredeemable equity
 (deficiency)
Current liabilities:
 Accounts payable......................................   $  167,490   $ 235,870
 Accrued expenses......................................       37,047      58,511
 Deferred revenue......................................        4,309      14,465
                                                          ----------  ----------
Total current liabilities..............................      208,846     308,846
Notes payable..........................................      235,000     575,190
Senior discount notes payable..........................      301,137     320,013
Senior notes payable...................................      275,000     275,000
                                                          ----------  ----------
Total liabilities......................................    1,019,983   1,479,049
Commitments and contingencies
Redeemable equity:
 Senior redeemable, exchangeable, PIK preferred stock,
  par value $.01 per share; authorized: 630 shares in
  1999 and 2000; shares issued and outstanding:
  Series E, 65 shares in 1999 and 69 shares in 2000
   ($69,815 liquidation preference)....................       50,770      56,217
  Series F, 44 shares in 1999 and 48 shares in 2000
   ($47,447 liquidation preference)....................       41,370      45,936
 Redeemable cumulative convertible preferred stock, par
  value $.01 per share; 499 shares authorized; shares
  issued and outstanding:
  Series A, 124 shares in 1999 and 2000 ($12,380
   liquidation preference).............................       71,349      96,792
  Series C, 175 shares in 1999 and 2000 ($17,500
   liquidation preference).............................       40,301      63,826
 Redeemable cumulative convertible Series G preferred
  stock, 540 shares subscribed.........................           --     182,500
 Less: Redeemable cumulative convertible Series G
  preferred stock subscription receivable..............           --    (182,500)
 Redeemable common stock, 224 shares issued and
  outstanding..........................................       33,755      41,752
 Redeemable common stock warrants......................       12,925      15,262
                                                          ----------  ----------
Total redeemable equity................................      250,470     319,785
                                                          ----------  ----------
Nonredeemable equity (deficiency):
 Common stock, par value $.01 per share; 3,000 shares
  authorized, 629 shares and 630 shares
  issued and outstanding in 1999 and 2000,
  respectively.........................................            6           6
 Additional paid-in capital............................           --       1,561
 Unearned compensation.................................       (9,163)    (30,638)
 Accumulated deficit...................................     (375,256)   (587,636)
                                                          ----------  ----------
Total nonredeemable equity (deficiency)................     (384,413)   (616,707)
                                                          ----------  ----------
                                                          $  886,040  $1,182,127
                                                          ==========  ==========

                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                          Six Months Ended
                                                              June 30,
                                                         --------------------
                                                           1999       2000
                                                         ---------  ---------
Revenue................................................. $  26,712  $  68,076
Operating expenses:
  Network operating costs:
    Non-cash stock compensation.........................     1,616      1,853
    Other network operating costs.......................    32,560     65,290
  Selling, general and administrative:
    Non-cash stock compensation.........................    18,585     20,819
    Other selling, general and administrative costs.....    38,219     79,050
  Depreciation and amortization.........................    11,636     31,118
                                                         ---------  ---------
    Total operating expenses............................   102,616    198,130
                                                         ---------  ---------
Loss from operations....................................   (75,904)  (130,054)
Other expense...........................................    (4,297)        --
Interest income.........................................     3,055      4,508
Interest expense........................................   (26,014)   (58,400)
                                                         ---------  ---------
Net loss before cumulative effect of change in
 accounting principle...................................  (103,160)  (183,946)
Cumulative effect of change in accounting principle.....       --      (1,705)
                                                         ---------  ---------
Net loss................................................  (103,160)  (185,651)
Dividends and accretion on redeemable preferred stock...   (43,415)   (58,981)
                                                         ---------  ---------
Net loss applicable to common shareholders.............. $(146,575) $(244,632)
                                                         =========  =========
Net loss per common share before cumulative effect of
 change in accounting principle......................... $ (172.31) $ (284.60)
Cumulative effect of change in accounting principle.....        --      (2.00)
                                                         ---------  ---------
Net loss per common share............................... $ (172.31) $ (286.60)
                                                         =========  =========
Weighted average number of common shares outstanding....   850,632    853,553
                                                         =========  =========
Pro forma amounts assuming the change in accounting
 principle was applied retroactively:
Net loss applicable to common shareholders.............. $(147,195) $(242,927)
                                                         =========  =========
Net loss per common share............................... $ (173.04) $ (284.60)
                                                         =========  =========

                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Six Months Ended
                                                               June 30,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
Operating Activities
Net loss................................................. $(103,160) $(185,651)
Adjustments to reconcile net loss to net cash used in
 operating activities:
 Depreciation and amortization...........................    11,636     31,118
 Non-cash interest expense...............................    22,834     17,150
 Non-cash stock option compensation expense..............    20,201     22,672
 Changes in assets and liabilities:
  Accounts receivable....................................   (11,950)    (9,533)
  Prepaid expenses and other current assets..............      (228)    (1,818)
  Other assets...........................................       653     10,525
  Accounts payable.......................................     6,888    (60,696)
  Accrued expenses.......................................     4,999     16,972
  Deferred revenue.......................................     2,922     10,156
                                                          ---------  ---------
Net cash used in operating activities....................   (45,205)  (149,105)
                                                          ---------  ---------
Investing Activities
Construction of networks and purchases of equipment......   (83,725)  (210,720)
Acquisitions of franchises, authorizations and related
 assets..................................................      (230)      (751)
Purchases of investments, net............................   (36,080)        --
                                                          ---------  ---------
Net cash used in investing activities....................  (120,035)  (211,471)
                                                          ---------  ---------
Financing Activities
Proceeds from issuance of preferred stock and related
 warrants, net of issuance costs.........................    91,235         --
Proceeds from exercise of stock options..................       333         --
Proceeds from issuance of senior notes, net of issuance
 costs and purchase of portfolio of restricted
 investments.............................................   159,942         --
Proceeds from credit facilities, net of issuance costs...    80,541    334,907
                                                          ---------  ---------
Net cash provided by financing activities................   332,051    334,907
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents.....   166,811    (25,669)
Cash and cash equivalents, beginning of period...........    21,181     85,966
                                                          ---------  ---------
Cash and cash equivalents, end of period................. $ 187,992  $  60,297
                                                          =========  =========
Supplemental disclosure of cash flow information
Cash paid during the period for interest, net of amounts
 capitalized............................................. $   3,180  $  35,779
                                                          =========  =========

                            See accompanying notes.

                          KMC TELECOM HOLDINGS, INC.

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 June 30, 2000

1. Basis of Presentation and Organization

   KMC Telecom Holdings, Inc. and its subsidiaries, KMC Telecom Inc., KMC Telecom II, Inc., KMC Telecom III, Inc., KMC Telecom IV, Inc., KMC Telecom IV Holdings, Inc., KMC Telecom of Virginia, Inc., KMC Telecom IV of Virginia, Inc., KMC Telecom V, Inc., KMC Telecom V of Virginia, Inc., KMC Telecom VI, Inc., KMC Telecom VI of Virginia, Inc., KMC Telecom Financial Services LLC, KMC Telecom.com, Inc. and KMC Telecom Financing, Inc., are collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The Company is a fiber-based integrated communications provider providing data and voice services to its customers, principally business, government and institutional end-users, as well as Internet service providers, long distance companies and wireless service providers, primarily in the South, Southeast, Midwest and Mid-Atlantic United States.

   The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting. Accordingly, they do not include certain information and note disclosures required by generally accepted accounting principles for annual financial reporting and should be read in conjunction with the financial statements and notes thereto of KMC Telecom Holdings, Inc. as of and for the year ended December 31, 1999.

   The unaudited interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the results of operations for these periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

   The balance sheet of KMC Telecom Holdings, Inc. at December 31, 1999 was derived from the audited consolidated balance sheet at that date.

   Certain reclassifications have been made to the 1999 unaudited condensed consolidated financial statements to conform with the 2000 presentation.

2. Accounting Change

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Through December 31, 1999, the Company recognized installation revenue upon completion of the installation. Effective January 1, 2000, in accordance with the provisions of SAB 101, the Company is recognizing installation revenue over the average contract period. The cumulative effect of this change in accounting principle resulted in a charge of approximately $1.7 million which was recorded in the quarter ended March 31, 2000. For the six months ended June 30, 2000, the net effect of adopting this change in accounting principle was a deferral of the recognition of $322,000 of revenue, which increased net loss for the period by $0.38 per share. Revenue for the six months ended June 30, 2000 includes $543,000 of revenues that, prior to the accounting change, had been recognized through December 31, 1999.

                          KMC TELECOM HOLDINGS, INC.

3. Networks, Property and Equipment

   Networks and equipment are comprised of the following:

                                                          December 31, June 30,
                                                              1999       2000
                                                          ------------ --------
                                                             (in thousands)
Fiber optic systems......................................   $164,985   $227,314
Telecommunications equipment.............................    421,718    470,846
Furniture and fixtures...................................     21,397     25,399
Leasehold improvements...................................      1,811      1,866
Construction-in-progress.................................     66,380    128,226
                                                            --------   --------
                                                             676,291    853,651
Less accumulated depreciation............................    (36,967)   (67,777)
                                                            --------   --------
                                                            $639,324   $785,874
                                                            ========   ========

   Costs capitalized during the development of the Company's networks include amounts incurred related to network engineering, design and construction and capitalized interest. Capitalized interest related to the construction of the networks for the six months ended June 30, 1999 and 2000 amounted to $1.3 million and $5.9 million, respectively.

4. Intangible Assets

   Intangible assets are comprised of the following:

                                                           December 31, June 30,
                                                               1999       2000
                                                           ------------ --------
                                                              (in thousands)
Franchise costs...........................................    $2,015     $2,472
Authorizations and rights-of-way..........................     2,052      2,355
Building access agreements................................       637        624
Other.....................................................       401        402
                                                              ------     ------
                                                               5,105      5,853
Less accumulated amortization.............................    (1,503)    (1,808)
                                                              ------     ------
                                                              $3,602     $4,045
                                                              ======     ======

                          KMC TELECOM HOLDINGS, INC.

5. Accrued Expenses

   Accrued expenses are comprised of the following:

                                                                         June
                                                           December 31,   30,
                                                               1999      2000
                                                           ------------ -------
                                                              (in thousands)
     Accrued compensation................................    $ 11,423   $17,020
     Accrued costs related to financing activities.......       7,316    10,156
     Accrued interest payable............................       8,544    10,741
     Accrued telecommunications costs....................       3,794     5,361
     Other accrued expenses..............................       5,970    15,233
                                                             --------   -------
                                                             $ 37,047   $58,511
                                                             ========   =======

6. Senior Secured Credit Facilities

   Telecom IV Senior Secured Term Loan

   During the quarter ended June 30, 2000, KMC Telecom, IV, Inc., closed a new senior secured term loan (the "Telecom IV Loan") from Lucent Technologies Inc. The Telecom IV Loan is initially capped at $35 million until certain conditions are met that allow for additional borrowings up to a ceiling of $50 million. Proceeds from the Telecom IV Loan may be used to purchase or install Lucent products and will be used to purchase equipment for future expansion. The Telecom IV Loan will mature on October 1, 2007 and requires quarterly principal payments beginning on January 1, 2003 of 2.5% of the outstanding principal balance, with the percentage increasing to 5% on January 1, 2005, 6.25% on October 1, 2005, 7.5% on October 1, 2006, with the balance due on October 1, 2007. As of June 30, 2000, the outstanding loan balance on this term loan was approximately $35 million.

   Borrowings under the Telecom IV Loan will bear interest payable, at the Company's option, at either (a) the Applicable Base Rate Margin (which generally ranges from 2.25% to 3.50% based on the Company's total debt to total contributed capital ratio) plus the greater of (i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the LIBOR Rate plus the Applicable Margin (which generally ranges from 3.25% to 4.50% based on the Company's debt to contributed capital ratio). "Applicable Base Rate Margin" interest is payable quarterly while "Applicable LIBOR Margin" interest is payable at the end of each applicable interest period, or at least every three months. The Company was being charged a weighted average interest rate of 11.31% at June 30, 2000. There are no financial covenants on the loan. However, there are affirmative and negative covenants that, generally, are no more restrictive to the Company than the Company's other debt agreements. If any event of default were to occur, the interest rate will increase by two percentage points.

   Amended Senior Secured Credit Facility

   During the quarter ended March 31, 2000, KMC Telecom, Inc., KMC Telecom II, Inc., KMC Telecom of Virginia, Inc. and KMC Telecom III, Inc. (collectively, the "Borrowers"), amended, restated and combined the Senior Secured Credit Facility and the Lucent Facility, in a single facility by entering into a $700 million Loan and Security Agreement (the "Amended Senior Secured Credit Facility") with a group of lenders led by Newcourt Commercial Finance Corporation, GE Capital Corporation, Canadian Imperial Bank of Commerce, First Union National Bank and Lucent Technologies Inc. (collectively, the "Lenders").

   The Amended Senior Secured Credit Facility includes a $175 million reducing revolver facility (the "Revolver"), a $75 million term loan (the "Term Loan") and a $450 million term loan facility (the "Lucent

                          KMC TELECOM HOLDINGS, INC.

Term Loan"). At June 30, 2000, the outstanding loan balances on the Revolver, the Term Loan and the Lucent Term Loan, were approximately $164 million, $75 million, and $301 million, respectively.

   The Revolver will mature on April 1, 2007. Proceeds from the Revolver can be used to finance the purchase of certain equipment, transaction costs and, upon attainment of certain financial conditions, for working capital and other general corporate purposes. The aggregate commitment of the Lenders under the Revolver will be reduced on each quarterly payment date beginning April 1, 2003. The initial quarterly commitment reduction is 5.0%, reducing to 3.75% on July 1, 2003, then increasing to 6.25% on July 1, 2004, and further increasing to 7.50% on July 1, 2006. Commencing with the fiscal year ending December 31, 2001, the aggregate Revolver commitment will be further reduced by an amount equal to 50% of excess operating cash flows (as defined in the Amended Senior Secured Credit Facility) for the prior fiscal year until the Borrowers achieve certain financial conditions. The Borrowers must pay an annual commitment fee on the unused portion of the Revolver ranging from .75% to 1.25%.

   The Term Loan is payable in twenty consecutive quarterly installments of $188,000 beginning on April 1, 2002 and two final installments of $35.6 million each on April 1, 2007 and July 1, 2007. Proceeds from the Term Loan can be used to finance the purchase of certain equipment, transaction costs, working capital and other general corporate purposes.

   The Lucent Term Loan provides for an aggregate commitment of up to $450 million. Proceeds from the Lucent Term Loan can be used to purchase Lucent products or to reimburse the Borrowers for Lucent products previously purchased with cash or other sources of liquidity. The Lucent Term Loan will mature on July 1, 2007 and requires quarterly principal payments beginning on July 1, 2003 of 5%. The principal payment decreases to 3.75% per quarter beginning on October 1, 2003, increases to 6.25% on October 1, 2004 and further increases to 7.50% on October 1, 2006. An annual commitment fee of 1.50% is payable for any unused portion of the Lucent Term Loan.

   Borrowings under the Amended Senior Secured Credit Facility will bear interest payable, at the Borrowers' option, at either (a) the "Applicable Base Rate Margin" (which generally ranges from 2.00% to 3.25%) plus the greater of
(i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the "Applicable LIBOR Margin" (which generally ranges from 3.00% to 4.25%) plus LIBOR, as defined. "Applicable Base Rate Margin" interest is payable quarterly while "Applicable LIBOR Margin" interest is payable at the end of each applicable interest period or at least every three months. The Borrowers were being charged a weighted average interest rate of 10.76% at June 30, 2000. If a payment default were to occur, the interest rate will be increased by four percentage points. If any other event of default were to occur, the interest rate will be increased by two percentage points.

   KMC Holdings has unconditionally guaranteed the repayment of the Amended Senior Secured Credit Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. KMC Holdings has pledged the shares of each of the Borrowers to the Lenders to collateralize its obligations under the guaranty. In addition, the Borrowers have each pledged all of their assets to the Lenders.

   The Amended Senior Secured Credit Facility contains a number of affirmative and negative covenants, including a covenant requiring the Borrowers to obtain cash capital contributions from KMC Holdings of at least $185 million prior to April 1, 2001. KMC Holdings has agreed to contribute $150 million of the proceeds of its Series G private equity financing (see Note 13) towards fulfilling this requirement, and the Lenders have amended this covenant by extending the due date on the remaining $35 million of cash capital contributions to August 31, 2001. KMC Holdings anticipates raising this additional capital through private or public sales of securities in the capital markets. Because the entire $185 million cash capital contribution was not made by July 31, 2000, the applicable interest rate associated with the facility increases by 100 basis points until the $185

                          KMC TELECOM HOLDINGS, INC.

million amount is fully funded. Additional affirmative and negative covenants include, among others, covenants restricting the ability of the Borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to KMC Holdings, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person, subject to certain conditions.

   The Borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a ratio of total debt to contributed capital, certain minimum revenues, maximum EBITDA losses and minimum EBITDA, maximum capital expenditures and minimum access lines, a maximum total leverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The covenants become more restrictive upon the earlier of (i) June 30, 2002 and
(ii) after the Borrowers achieve positive EBITDA on a combined basis for two consecutive fiscal quarters and a total leverage ratio (as defined) equal to or less than 9 to 1.

   Failure to satisfy any of the financial covenants will constitute an event of default under the Amended Senior Secured Credit Facility permitting the Lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness thereunder. The Amended Senior Secured Credit Facility also includes other customary events of default, including, without limitation, a cross-default to other material indebtedness, material undischarged judgments, bankruptcy, loss of a material franchise or material license, breach of representations and warranties, a material adverse change, and the occurrence of a change of control.

7. Service Revenues

   The Company provides on-network services and resells switched services previously purchased from the incumbent local exchange carrier. On-network services include services provided through direct connections to our own networks, services provided by means of unbundled network elements leased from the incumbent local exchange carrier and dedicated circuits.

   The Company's service revenues consist of the following:

                                                               Six Months Ended
                                                                   June 30,
                                                               -----------------
                                                                 1999     2000
                                                               -------- --------
                                                                (in thousands)
   On-network................................................  $ 14,721 $ 61,890
   Resale....................................................    11,991    6,186
                                                               -------- --------
   Total.....................................................  $ 26,712 $ 68,076
                                                               ======== ========

8. Commitments and Contingencies

   Purchase Commitments

   As of June 30, 2000, the Company has outstanding commitments aggregating approximately $59 million related to purchases of telecommunications equipment and fiber optic cable and its obligations under its agreements with certain suppliers.

   Redemption Rights

   Pursuant to a stockholders agreement, certain of the Company's stockholders and warrant holders have "put rights" entitling them to have the Company repurchase their preferred and common shares and redeemable

                          KMC TELECOM HOLDINGS, INC.

common stock warrants for the fair value of such securities if no Liquidity Event (defined as (i) an initial public offering with gross proceeds of at least $40 million, (ii) the sale of substantially all of the stock or assets of the Company or (iii) the merger or consolidation of the Company with one or more other corporations) has taken place by the later of (x) October 22, 2003 or (y) 90 days after the final maturity date of the Senior Discount Notes. The restrictive covenants of the Senior Discount Notes limit the Company's ability to repurchase such securities. All of the securities subject to such "put rights" are presented as redeemable equity in the accompanying balance sheets.

   The redeemable preferred stock, redeemable common stock and redeemable common stock warrants, which are subject to the stockholders agreement, are being accreted up to their fair market values from their respective issuance dates to their earliest potential redemption date (October 22, 2003). At June 30, 2000, the aggregate redemption value of the redeemable equity was approximately $415 million, reflecting per share redemption amounts of $1,454 for the Series A Preferred Stock, $711 for the Series C Preferred Stock and $300 for the redeemable common stock and redeemable common stock warrants.

9. Net Loss Per Common Share

   The following table sets forth the computation of net loss per common share-basic (in thousands, except share and per share amounts):

                                                           Six Months Ended
                                                               June 30,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
Numerator:
  Net loss before cumulative effect of change in
   accounting principle.................................. $(103,160) $(183,946)
  Cumulative effect of change in accounting principle....        --     (1,705)
                                                          ---------  ---------
  Net loss...............................................  (103,160)  (185,651)
  Dividends and accretion on redeemable preferred stock..   (43,415)   (58,981)
                                                          ---------  ---------
  Numerator for net loss applicable to common
   shareholders.......................................... $(146,575) $(244,632)
                                                          =========  =========
Denominator:
  Denominator for net loss per common share--weighted
   average number of common shares outstanding...........   850,632    853,553
Net loss per common share before cumulative effect of
 change in accounting principle--basic................... $ (172.31) $ (284.60)
Cumulative effect of change in accounting principle......        --      (2.00)
                                                          ---------  ---------
Net loss per common share--basic......................... $ (172.31) $ (286.60)
                                                          =========  =========

   Options and warrants to purchase an aggregate of 483,273 and 655,819 shares of common stock were outstanding as of June 30, 1999 and 2000, respectively, but a computation of diluted net loss per common share has not been presented, as the effect would be anti-dilutive.

10. Significant Contracts

   In March 2000, the Company entered into an agreement with Qwest Communications Corporation, pursuant to which (i) the Company took delivery of approximately $134 million of Internet infrastructure equipment from the provider and (ii) the Company agreed to install and maintain this equipment, in over 90 cities throughout the United States, principally to handle Internet service provider traffic on behalf of the provider. The services

                          KMC TELECOM HOLDINGS, INC.

agreement is for a term of 42 months, commencing August 1, 2000 and expiring on January 31, 2004. The Company entered into a lease financing transaction in June 2000 to fund the entire cost of this equipment.

   In June 2000, the Company entered into a second agreement with Qwest Communications Corporation, pursuant to which (i) the Company took delivery of approximately $168 million of Internet infrastructure equipment from the provider and (ii) the Company agreed to install and maintain this equipment throughout the United States, principally to handle Internet service provider traffic on behalf of the provider. The services agreement commences in November 2000 and expires in August 2004. The Company expects to enter into a financing transaction to fund the cost of this equipment. This equipment is recorded in other current assets and accounts payable in the accompanying balance sheet at June 30, 2000.

11. Interest Rate Swap Agreements

   June 2000 Swap

   In June 2000, the Company entered into an interest rate swap agreement (the "June 2000 Swap") with a commercial bank to reduce the impact of changes in interest rates on its outstanding variable rate debt. The June 2000 Swap effectively fixes the Company's interest rate on $90 million of its long-term debt for a period of 5 years. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparty.

   Amended and Restated Interest Rate Swap Agreement

   In April 2000, the Company entered into an amended and restated interest rate swap agreement (the "Amended Swap") with a commercial bank to reduce the impact of changes in interest rates on its outstanding variable rate debt. The Amended Swap effectively fixes the Company's interest rate on $325 million of outstanding variable rate borrowings under the Amended Senior Secured Credit Facility (see Note 6) through April 2003 after which time the Amended Swap is reduced to $225 million through January 2004 and then finally reduced to $100 million until termination of the Amended Swap in April 2005. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparty.

12. BellSouth Reciprocal Compensation Settlement

   In May 2000, the Company reached a resolution of its claims for payment of certain reciprocal compensation charges, previously disputed by BellSouth Corporation. Under the agreement, BellSouth made a one-time payment that resolved all amounts billed through March 31, 2000.

   In addition, BellSouth and the Company agreed to future rates for reciprocal compensation, setting new contractual terms for payment. Under the terms of the agreement, the rates for reciprocal compensation will be reduced, and will apply to all local traffic, including ISP-bound traffic, thereby eliminating the principal area of dispute between the parties. The reduction will be phased in over a three-year period beginning with a rate of $.002 per minute of use in year 2000, $.00175 per minute of use for 2001 and $.0015 per minute of use for 2002.

13. Series G Preferred Equity

   The Company agreed, as of June 30, 2000, to issue 58,881 and 481,108 shares of Series G-1 Voting and G-2 Non-Voting Convertible Preferred Stock (the "Series G Preferred Stock"), respectively, to Lucent Technologies, Dresdner Kleinwort Benson Private Equity Partners, CIT Lending Services, Nassau Capital

                          KMC TELECOM HOLDINGS, INC.

Partners and Harold N. Kamine, its Chairman of the Board, for aggregate gross proceeds of $182.5 million. The transaction closed and the proceeds were received in early July 2000. The Series G Preferred Stock has a liquidation preference of $337.97 per share and an annual cumulative dividend equal to 7% of the liquidation preference. Payment of the unpaid dividends is triggered by
(i) an initial public offering in which the Company receives aggregate gross proceeds of at least $80 million or (ii) a merger, consolidation or sale of substantially all assets.

   Each share of Series G Preferred Stock is convertible into a number of shares of common stock equal to the liquidation preference of each share divided by the conversion price then in effect. Initially, the conversion price is $337.97. However, this price is adjustable, subject to certain exceptions, upon the occurrence of certain events including (i) the issuance or sale of common stock for a consideration per share less than the conversion price, (ii) the issuance of rights or options to acquire common stock or convertible securities with an exercise price less than the conversion price and (iii) the issuance or sale of other convertible securities with a conversion or exchange price lower than the conversion price. The Series G Preferred Stock will be automatically converted into common stock upon (i) a Qualified Public Offering, defined as sale of common stock pursuant to a registration statement in which the Company receives aggregate gross proceeds of at least $80 million, provided that the per share price at which such shares are sold in such offering is not less than the liquidation preference then in effect, or (ii) the election of holders of at least two-thirds of the outstanding shares of Series G Preferred Stock.

   The Series G Preferred Stock ranks senior to the common stock, Series A Convertible Preferred Stock and Series C Convertible Preferred Stock, on a parity with the Series F Senior Redeemable, Exchangeable, PIK Preferred Stock and junior to the Series E Senior Redeemable, Exchangeable, PIK Preferred Stock. The Series G-1 shareholders are entitled to vote on all matters before the common holders, as a single class with the common, on an as if converted basis.

   Subject to certain limitations and conditions, at the request of the holders of at least two-thirds of the Series G Preferred Stock, the Company may be required to redeem the Series G Preferred Stock upon (i) a change of control or sale of the Company, or (ii) August 15, 2009.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
KMC Telecom Holdings, Inc.

   We have audited the consolidated balance sheets of KMC Telecom Holdings, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable and nonredeemable equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of KMC Telecom Holdings, Inc. as of December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 31, 2000, except for Note 18
 as to which the date is March 28, 2000

                           KMC TELECOM HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                December 31
                                                            --------------------
                                                              1998       1999
                                                            ---------  ---------
Assets
Current assets:
  Cash and cash equivalents...............................  $  21,181  $  85,966
  Restricted investments..................................         --     37,125
  Accounts receivable, net of allowance for doubtful
   accounts of $350 and $5,551 in 1998 and 1999,
   respectively...........................................      7,539     27,373
  Prepaid expenses and other current assets...............      1,315      1,375
                                                            ---------  ---------
Total current assets......................................     30,035    151,839
Investments held for future capital expenditures..........     27,920         --
Long-term restricted investments..........................         --     51,446
Networks and equipment, net...............................    224,890    639,324
Intangible assets, net....................................      2,829      3,602
Deferred financing costs, net.............................     20,903     38,816
Other assets..............................................      4,733      1,013
                                                            ---------  ---------
                                                             $311,310  $ 886,040
                                                            =========  =========
Liabilities, redeemable and nonredeemable equity
 (deficiency)
Current liabilities:
  Accounts payable........................................  $  21,052  $ 167,490
  Accrued expenses........................................      9,187     37,047
  Deferred revenue........................................      1,187      4,309
                                                            ---------  ---------
Total current liabilities.................................     31,426    208,846
Notes payable.............................................     41,414    235,000
Senior notes payable......................................         --    275,000
Senior discount notes payable.............................    267,811    301,137
                                                            ---------  ---------
Total liabilities.........................................    340,651  1,019,983
Commitments and contingencies
Redeemable equity:
  Senior redeemable, exchangeable, PIK preferred stock,
   par value $.01 per share; authorized:
   -0- shares in 1998 and 630 shares in 1999; shares
   issued and outstanding:
   Series E, -0- in 1998 and 65 shares in 1999 ($65,004
    liquidation preference)...............................         --     50,770
   Series F, -0- in 1998 and 44 shares in 1999 ($44,177
    liquidation preference)...............................         --     41,370
  Redeemable cumulative convertible preferred stock, par
   value $.01 per share; 499 shares authorized; shares
   issued and outstanding:
   Series A, 124 shares in 1998 and 1999 ($12,380
    liquidation preference)...............................     30,390     71,349
   Series C, 175 shares in 1998 and 1999 ($17,500
    liquidation preference)...............................     21,643     40,301
  Redeemable common stock, shares issued and outstanding,
   224 in 1998 and 1999...................................     22,305     33,755
  Redeemable common stock warrants........................        674     12,925
                                                            ---------  ---------
Total redeemable equity...................................     75,012    250,470
Nonredeemable equity (deficiency)
  Common stock, par value $.01 per share; 3,000 shares
   authorized, issued and outstanding, 614 shares in 1998
   and 629 shares in 1999.................................          6          6
  Additional paid-in capital..............................     13,750         --
  Unearned compensation...................................     (5,824)    (9,163)
  Accumulated deficit.....................................   (112,285)  (375,256)
                                                            ---------  ---------
Total nonredeemable equity (deficiency)...................   (104,353)  (384,413)
                                                            ---------  ---------
                                                            $ 311,310  $ 886,040
                                                            =========  =========

                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                   Year Ended December 31
                                                 -----------------------------
                                                   1997      1998      1999
                                                 --------  --------  ---------
Revenue........................................  $  3,417  $ 22,425  $  64,313
Operating expenses:
  Network operating costs:
    Non-cash stock compensation................     1,110       566      2,387
    Other network operating costs..............     5,482    27,699     81,678
  Selling, general and administrative:
    Non-cash stock compensation................    12,760     6,514     27,446
    Other selling, general and administrative..    12,176    34,171     84,434
  Depreciation and amortization................     2,506     9,257     29,077
                                                 --------  --------  ---------
Total operating expenses.......................    34,034    78,207    225,022
                                                 --------  --------  ---------
Loss from operations...........................   (30,617)  (55,782)  (160,709)
Other expense..................................        --        --     (4,297)
Interest income................................       513     8,818      8,701
Interest expense...............................    (2,582)  (29,789)   (69,411)
                                                 --------  --------  ---------
Net loss.......................................   (32,686)  (76,753)  (225,716)
Dividends and accretion on redeemable preferred
 stock.........................................    (8,904)  (18,285)   (81,633)
                                                 --------  --------  ---------
Net loss applicable to common shareholders.....  $(41,590) $(95,038) $(307,349)
                                                 ========  ========  =========
Net loss per common share......................  $ (64.93) $(114.42) $ (360.88)
                                                 ========  ========  =========
Weighted average number of common shares
 outstanding...................................       641       831        852
                                                 ========  ========  =========



                              See accompanying notes.

                          KMC TELECOM HOLDINGS, INC.

        CONSOLIDATED STATEMENTS OF REDEEMABLE AND NONREDEEMABLE EQUITY
                 Years ended December 31, 1997, 1998 and 1999
                                (in thousands)

                                                               Redeemable Equity
                  -------------------------------------------------------------------------------------------------------------
                                              Preferred Stock
                  -------------------------------------------------------------------------
                     Series A       Series C       Series D       Series E      Series F         Common Stock
                  -------------- -------------- --------------  ------------- ------------- -----------------------
                                                                                                                       Total
                                                                                                                     Redeemable
                  Shares Amount  Shares Amount  Shares Amount   Shares Amount Shares Amount Shares Amount  Warrants    Equity
                  ------ ------- ------ ------- ------ -------  ------ ------ ------ ------ ------ ------- --------  ----------
Balance,
December 31,
1996............    --   $    --   --   $    --   --   $    --    --    $--     --    $--     --     $  -- $    --    $     --
Conversion of
convertible
notes payable to
Series A
Preferred
Stock...........   124    11,519                                                                                        11,519
Issuance of
warrants........                                                                                             2,025       2,025
Issuance of
common stock and
exercise of
warrants........                                                                             133    10,863  (1,500)      9,363
Issuance of
Series C
Preferred
Stock...........                  150    14,199                                                                         14,199
Issuance of
Series D
Preferred
Stock...........                                  25     2,299                                                           2,299
Accretion on
redeemable
equity..........           7,360            468             80                                         324      14       8,246
Issuance and
adjustment to
fair value of
stock options to
employees.......
Amortization of
unearned
compensation....
Increase in fair
value of stock
options issued
to non-
employees.......
Net loss........
                   ---   -------  ---   -------  ---   -------   ---    ---    ---    ---    ---   ------- -------    --------
Balance,
December 31,
1997............   124    18,879  150    14,667   25     2,379    --     --     --     --    133    11,187     539      47,651
Conversion of
Series D
Preferred Stock
to Series C
Preferred
Stock...........                   25     2,379  (25)   (2,379)                                                             --
Issuance of
common stock....                                                                              91     9,500               9,500
Accretion on
redeemable
equity..........          11,511          4,597                                                      1,618     135      17,861
Payment of
dividends on
preferred stock
of subsidiary...
Issuance of
warrants........
Cancellation of
KMC Telecom
stock options...
Issuance and
adjustment to
fair value of
stock options to
employees.......
Issuance and
adjustment to
fair value of
stock options to
non-employees...
Amortization of
unearned
compensation....
Net loss........
                   ---   -------  ---   -------  ---   -------   ---    ---    ---    ---    ---   ------- -------    --------
Balance,
December 31,
1998............   124   $30,390  175   $21,643   --   $    --    --    $--     --    $--    224   $22,305 $   674    $ 75,012
                   ===   =======  ===   =======  ===   =======   ===    ===    ===    ===    ===   ======= =======    ========
                                Nonredeemable Equity (Deficiency)
                  --------------------------------------------------------------
                  Common Stock                                         Total
                  -------------                                         Non-
                                Additional                           redeemable
                                 Paid-in     Unearned   Accumulated    Equity
                  Shares Amount  Capital   Compensation   Deficit   (Deficiency)
                  ------ ------ ---------- ------------ ----------- ------------
Balance,
December 31,
1996............   600     $6    $  4,468    $(1,239)    $ (2,846)   $      389
Conversion of
convertible
notes payable to
Series A
Preferred
Stock...........                                                             --
Issuance of
warrants........                                                             --
Issuance of
common stock and
exercise of
warrants........    14                                                       --
Issuance of
Series C
Preferred
Stock...........                                                             --
Issuance of
Series D
Preferred
Stock...........                                                             --
Accretion on
redeemable
equity..........                   (8,246)                               (8,246)
Issuance and
adjustment to
fair value of
stock options to
employees.......                   14,296     (14,296)                       --
Amortization of
unearned
compensation....                                9,014                     9,014
Increase in fair
value of stock
options issued
to non-
employees.......                    4,856                                 4,856
Net loss........                                           (32,686)     (32,686)
                  ------ ------ ---------- ------------ ----------- ------------
Balance,
December 31,
1997............   614      6      15,374      (6,521)     (35,532)     (26,673)
Conversion of
Series D
Preferred Stock
to Series C
Preferred
Stock...........                                                             --
Issuance of
common stock....                                                             --
Accretion on
redeemable
equity..........                  (17,861)                              (17,861)
Payment of
dividends on
preferred stock
of subsidiary...                     (592)                                 (592)
Issuance of
warrants........                   10,446                                10,446
Cancellation of
KMC Telecom
stock options...                  (26,191)      4,845                   (21,346)
Issuance and
adjustment to
fair value of
stock options to
employees.......                   27,906     (27,906)                       --
Issuance and
adjustment to
fair value of
stock options to
non-employees...                    4,668                                 4,668
Amortization of
unearned
compensation....                               23,758                    23,758
Net loss........                                           (76,753)     (76,753)
                  ------ ------ ---------- ------------ ----------- ------------
Balance,
December 31,
1998............   614    $ 6    $ 13,750    $ (5,824)   $(112,285)  $ (104,353)
                  ====== ====== ========== ============ =========== ============

                            See accompanying notes.

                          KMC TELECOM HOLDINGS, INC.

        CONSOLIDATED STATEMENTS OF REDEEMABLE AND NONREDEEMABLE EQUITY
                 Years ended December 31, 1997, 1998 and 1999
                                (in thousands)

                                                                Redeemable Equity
                   -------------------------------------------------------------------------------------------------------------
                                                Preferred Stock
                   -------------------------------------------------------------------------
                      Series A       Series C      Series D       Series E       Series F         Common Stock
                   -------------- -------------- ------------- -------------- -------------- -----------------------
                                                                                                                        Total
                                                                                                                      Redeemable
                   Shares Amount  Shares Amount  Shares Amount Shares Amount  Shares Amount  Shares Amount  Warrants    Equity
                   ------ ------- ------ ------- ------ ------ ------ ------- ------ ------- ------ ------- --------  ----------
Balance, December
31, 1998
 (carried
 forward)........   124   $30,390  175   $21,643   --    $--     --   $         --   $        224   $22,305 $   674    $ 75,012
Issuance of
Series E
Preferred Stock..                                                60    44,829                                            44,829
Issuance of
Series F
Preferred Stock..                                                               40    34,817                             34,817
Stock dividend of
Series E
Preferred
Stocks...........                                                 5     5,004                                             5,004
Stock dividend of
Series F
Preferred Stock..                                                                4     4,177                              4,177
Issuance of
warrants.........                                                                                            10,606      10,606
Reclassification
of warrants
related to "put
rights"..........                                                                                              (249)       (249)
Exercise of
warrants.........
Accretion on
redeemable
equity...........          40,959         18,658                          937          2,376         11,450   1,894      76,274
Issuance and
adjustment to
fair value of
stock option to
employees........
Adjustment to
fair value of
stock options to
non-employees....
Amortization of
unearned
compensation.....
Exercise of stock
options..........
Reclassification
of additional
paid-in capital
deficiency.......
Net loss.........
                    ---   -------  ---   -------  ---    ---    ---   -------  ---   -------  ---   ------- -------    --------
Balance, December
31, 1999.........   124    71,349  175    40,301   --    $--     65   $50,770   44   $41,370  224   $33,755 $12,925    $250,470
                    ===   =======  ===   =======  ===    ===    ===   =======  ===   =======  ===   ======= =======    ========
                                    Nonredeemable Equity (Defiency)
                   ------------------------------------------------------------------
                   Common Stock                                         Total
                   -------------                                         Non-
                                 Additional                           redeemable
                                  Paid-in     Unearned   Accumulated    Equity
                   Shares Amount  Capital   Compensation   Deficit   (Deficiency)
                   ------ ------ ---------- ------------ ----------- ------------
Balance, December
31, 1998
 (carried
 forward)........   614    $ 6    $ 13,750    $(5,824)    $(112,285)  $(104,353)
Issuance of
Series E
Preferred Stock..                                                            --
Issuance of
Series F
Preferred Stock..                                                            --
Stock dividend of
Series E
Preferred
Stocks...........                   (5,004)                              (5,004)
Stock dividend of
Series F
Preferred Stock..                   (4,177)                              (4,177)
Issuance of
warrants.........                      749                                  749
Reclassification
of warrants
related to "put
rights"..........                      249                                  249
Exercise of
warrants.........                        1                                    1
Accretion on
redeemable
equity...........                  (76,274)                             (76,274)
Issuance and
adjustment to
fair value of
stock option to
employees........                   27,286    (27,286)                       --
Adjustment to
fair value of
stock options to
non-employees....                    5,832                                5,832
Amortization of
unearned
compensation.....                              23,947                    23,947
Exercise of stock
options..........    15                333                                  333
Reclassification
of additional
paid-in capital
deficiency.......                   37,255                  (37,255)         --
Net loss.........                                          (225,716)   (226,716)
                   ------ ------ ---------- ------------ ----------- ------------
Balance, December
31, 1999.........   629    $ 6    $     --    $(9,163)    $(375,526)  $(384,413)
                   ====== ====== ========== ============ =========== ============

                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   Year ended December 31
                                                ------------------------------
                                                  1997      1998       1999
                                                --------  ---------  ---------
Operating activities
Net loss....................................... $(32,686) $ (76,753) $(225,716)
Adjustments to reconcile net loss to net cash
 used in
 operating activities:
 Depreciation and amortization.................    2,506      9,257     29,077
 Provision for doubtful accounts...............       34        370      5,263
 Non-cash interest expense.....................      610     25,356     31,141
 Non-cash stock option compensation expense....   13,870      7,080     29,833
 Changes in assets and liabilities:
  Accounts receivable..........................   (1,330)    (6,591)   (25,097)
  Prepaid expenses and other current assets....     (346)      (826)       (60)
  Accounts payable.............................    2,934      7,449     29,319
  Accrued expenses.............................    6,062      2,953     24,227
  Due to affiliates............................      (35)       (47)        --
  Other assets.................................     (295)    (1,821)     3,720
                                                --------  ---------  ---------
Net cash used in operating activities..........   (8,676)   (33,573)   (98,293)
                                                --------  ---------  ---------
Investing activities
Construction of networks and purchases of
 equipment.....................................  (59,146)  (148,580)  (318,536)
Acquisitions of franchises, authorizations and
 related assets................................   (1,846)    (1,147)    (1,992)
Cash paid for acquisition of Melbourne
 Network.......................................   (2,000)        --         --
Deposit on purchase of equipment...............       --     (2,551)        --
Purchase of investments, net...................       --    (27,920)        --
Redemption of investments......................       --         --     43,450
                                                --------  ---------  ---------
Net cash used in investing activities..........  (62,992)  (180,198)  (277,078)
                                                --------  ---------  ---------
Financing activities
Proceeds from notes payable, net of issuance
 costs.........................................   59,873        938         --
Proceeds from issuance of common stock and
 warrants, net of issuance costs...............    9,363     20,446         --
Proceeds from issuance of preferred stock and
 related warrants, net of issuance costs.......   16,498         --     91,001
Issuance costs of credit facilities............       --     (6,515)    (2,300)
Proceeds from exercise of stock options........       --         --        333
Proceeds from issuance of senior notes, net of
 issuance costs and purchase of portfolio of
 restricted investments........................       --         --    158,286
Proceeds from senior secured credit facility,
 net of issuance costs.........................       --         --    192,836
Repayment of notes payable.....................       --    (20,801)        --
Proceeds from issuance of senior discount
 notes, net of issuance costs..................       --    225,923         --
Dividends on preferred stock of subsidiary.....       --       (592)        --
                                                --------  ---------  ---------
Net cash provided by financing activities......   85,734    219,399    440,156
                                                --------  ---------  ---------
Net increase in cash and cash equivalents......   14,066      5,628     64,785
Cash and cash equivalents, beginning of year...    1,487     15,553     21,181
                                                --------  ---------  ---------
Cash and cash equivalents, end of year......... $ 15,553  $  21,181  $  85,966
                                                ========  =========  =========

Supplemental disclosure of cash flow information
Cash paid during the year for interest, net of
 amounts capitalized........................... $    766  $   4,438  $  29,182
                                                ========  =========  =========

                            See accompanying notes.

                          KMC TELECOM HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999

1. Organization

   KMC Telecom Holdings, Inc. ("KMC Holdings") is a holding company formed during 1997 primarily to own all of the shares of its operating subsidiaries, KMC Telecom Inc. ("KMC Telecom"), KMC Telecom II, Inc. ("KMC Telecom II"), KMC Telecom III, Inc. ("KMC Telecom III") and KMC Telecom of Virginia, Inc. On September 22, 1997, the stockholders of KMC Telecom exchanged all of their KMC Telecom common and preferred stock for equal numbers of shares of common and preferred stock of KMC Holdings. The merger was accounted for as an exchange of shares between entities under common control, and no changes were made to the historical cost basis of KMC Telecom's net assets.

   KMC Telecom Holdings, Inc. and its subsidiaries, KMC Telecom, Inc., KMC Telecom II, Inc., KMC Telecom III, Inc., KMC Telecom IV, Inc., KMC Telecom of Virginia, Inc., KMC Telecom Financial Services LLC, KMC Telecom.com, and KMC Telecom Financing, Inc. are collectively referred to herein as the Company.

   The Company is a fiber-based integrated communications provider providing data and voice services to its customers, principally businesses, governments and institutional end users, as well as Internet service providers, long distance companies and wireless service providers, primarily in the South, Southeast, Midwest and Mid-Atlantic United States.

2. Summary of Significant Accounting Policies

   Basis of Presentation

   As noted above, effective September 22, 1997, KMC Telecom became a wholly-owned subsidiary of KMC Holdings. The accompanying financial statements include the consolidated financial position and results of operations of KMC Holdings and its subsidiaries subsequent to September 22, 1997. All significant intercompany transactions and balances have been eliminated.

   On July 1, 1999, the Company acquired all of the membership interests of KMC Services LLC from Harold N. Kamine, the Chairman of the Board of Directors, for nominal consideration. KMC Services LLC was formed to provide services to the Company and its customers, initially offering a leasing program for equipment physically installed at the customer's premises. The acquisition was accounted for as a combination of entities under common control, and no changes were made to the historical cost basis of KMC Services LLC's assets. During the second quarter of 1999, the Company had reduced the carrying value of its $709,000 loan receivable from KMC Services LLC to an amount equal to the value of KMC Services LLC's net assets at the acquisition date. KMC Services LLC has been consolidated with the Company since July 1, 1999.

   Cash and Cash Equivalents

   The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

   Investments Held for Future Capital Expenditures

   In 1998, the Company has designated certain amounts as investments held for future capital expenditures. As of December 31, 1998, the Company's investments held for future capital expenditures consisted of cash equivalents (bank term deposits and commercial paper with maturities of less than 90 days) of $11.2 million and debt securities (U.S. government obligations and commercial bonds due within 1 year) of $16.7 million. All debt securities have been designated by the Company as held-to-maturity. Accordingly, such securities are recorded in the accompanying December 31, 1998 financial statements at amortized cost.

                          KMC TELECOM HOLDINGS, INC.

   Networks and Equipment

   Networks and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial statement reporting purposes.

   The estimated useful lives of the Company's principal classes of assets are as follows:

   Networks:
   Fiber optic systems............................................ 20 years
   Telecommunications equipment................................... 10 years
   Furniture and fixtures......................................... 5 years
   Leasehold improvements......................................... Life of lease

   Intangible Assets

   Costs incurred in developing new networks or expanding existing networks, including negotiation of rights-of-way and obtaining regulatory authorizations are capitalized and amortized over the initial term of the agreements, which generally range from 2 to 7 years. Costs incurred to obtain city franchises are capitalized by the Company and amortized over the initial term of the franchises, which generally range from 2 to 7 years.

   Deferred Financing Costs

   The Company capitalizes issuance costs related to its debt. Such costs are amortized utilizing the interest method over the lives of the related debt. The related amortization is included as a component of interest expense, and amounted to $561,000, $2,279,000 and $3,814,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

   Other Assets

   Other assets are comprised principally of employee loans, security deposits and other deposits and, at December 31, 1998, non-refundable deposits for the purchase of switching equipment.

   Revenue Recognition

   Revenue is recognized in the period the service is provided. The Company generally invoices customers one month in advance for recurring services resulting in deferred revenue. Unbilled revenue included in accounts receivable represents revenue earned for services which will be billed in the succeeding month and totaled $1,272,000 and $5,305,000 at December 31, 1998 and 1999, respectively.

   Net Loss Per Common Share

   Earnings per share are calculated in accordance with FASB Statement No. 128, Earnings per Share ("Statement 128"). All earnings per share amounts for all periods have been presented in accordance with the provisions of Statement
128. Diluted earnings per share have not been presented for any period, as the impact of including outstanding options and warrants would be anti-dilutive.

   Income Taxes

   The Company uses the liability method to account for income taxes. Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities.

   Advertising Costs

   Advertising costs are included in selling, general and administrative expenses and charged to expense as incurred. For the years ended December 31, 1997, 1998 and 1999, such costs were $66,000, $2,769,000 and $4,080,000, respectively.

                          KMC TELECOM HOLDINGS, INC.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Impairment of Long-Lived Assets

   The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when impairment indicators are present and the cash flows expected to be derived from those assets are less than the carrying amounts of those assets. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such events and circumstances have occurred.

   Stock-Based Compensation

   As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation ("Statement 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock-based compensation. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant, and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the grant date. As more fully described in Note 8, the Company's outstanding stock options are not considered fixed options under APB 25. The Company accounts for non-employee stock-based compensation in accordance with Statement 123.

   Segment Reporting

   In 1998, the Company adopted FASB Statement No. 131, Disclosures About Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 uses a management approach to report financial and descriptive information about an entity's operating segments. Operating segments are revenue-producing components of an enterprise for which separate financial information is produced internally for the entity's chief operating decision maker. Under this definition, the Company operated within a single segment for all periods presented.

   Start-up Activities

   In 1999, the Company adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which requires costs of start-up activities to be expensed as incurred. This statement had no effect on the Company's results of operations or financial position, because the Company expensed such costs in prior years.

   Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("Statement 133"), Accounting for Derivative Instruments and Hedging Activities, which will require the Company to recognize all derivatives on the balance sheet at fair value. The Company will be required to adopt Statement 133, as amended by Statement No. 137 which defers the effective date, as of January 1, 2001. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of Statement 133 will be on the earnings and financial position of the Company.

                          KMC TELECOM HOLDINGS, INC.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. In 1999 and previous years, the Company recognized installation revenue upon completion of the installation. Effective January 1, 2000, in accordance with the provisions of SAB 101, the Company will begin deferring installation revenue over the life of the contract. The Company estimates the effect of this change will be a reduction of revenue of approximately $2.2 million and will be reported as a cumulative effect of a change in accounting principle in the Company's interim unaudited consolidated financial statements for the period ended March 31, 2000.

   Reclassifications

   Certain reclassifications have been made to the 1997 and 1998 consolidated financial statements to conform with the 1999 presentation.

3. Networks and Equipment

   Networks and equipment are comprised of the following:

                                                                December 31
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                              (in thousands)
   Fiber optic systems.....................................  $ 99,502  $164,985
   Telecommunications equipment............................   115,769   421,718
   Furniture and fixtures..................................     7,340    21,397
   Leasehold improvements..................................     1,177     1,811
   Construction-in-progress................................    11,770    66,380
                                                             --------  --------
                                                              235,558   676,291
   Less accumulated depreciation...........................   (10,668)  (36,967)
                                                             --------  --------
                                                             $224,890  $639,324
                                                             ========  ========

   Costs capitalized during the development of the Company's networks include amounts incurred related to network engineering, design and construction and capitalized interest. Capitalized interest related to the construction of the networks during the years ended December 31, 1997, 1998 and 1999 amounted to, $854,000, $5,133,000 and $6,635,000, respectively.

   For the years ended December 31, 1997, 1998 and 1999, depreciation expense was $2,122,000, $8,284,000 and $27,723,000, respectively.

4. Intangible Assets

   Intangible assets are comprised of the following:

                                                                 December 31
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
   Franchise costs...........................................  $ 1,690  $ 2,015
   Authorizations and rights-of-ways.........................    1,455    2,052
   Building access agreements and other......................      480      637
   Other.....................................................      582      401
                                                               -------  -------
                                                                 4,207    5,105
   Less accumulated amortization.............................   (1,378)  (1,503)
                                                               -------  -------
                                                               $ 2,829  $ 3,602
                                                               =======  =======

                          KMC TELECOM HOLDINGS, INC.

5. Accrued Expenses

   Accrued expenses are comprised of the following:

                                                                  December 31
                                                                 --------------
                                                                  1998   1999
                                                                 ------ -------
                                                                 (in thousands)
Accrued compensation............................................ $4,436 $11,423
Accrued costs related to financing activities...................    380   7,316
Accrued interest payable........................................    162   8,544
Accrued telecommunications costs................................    565   3,794
Other accrued expenses..........................................  3,644   5,970
                                                                 ------ -------
                                                                 $9,187 $37,047
                                                                 ====== =======

6. Long-Term Debt

   Senior Secured Credit Facility

   On December 22, 1998, KMC Telecom, KMC Telecom II and KMC Telecom of Virginia (the "Subsidiary Borrowers"), refinanced and expanded the Amended and Restated Loan and Security Agreement (the "AT&T Facility") by entering into a Loan and Security Agreement (the "Senior Secured Credit Facility") with Newcourt Commercial Finance Corp. ("Newcourt"), First Union National Bank, General Electric Capital Corporation ("GECC") and Canadian Imperial Bank of Commerce (the "Creditors"). Under the Senior Secured Credit Facility, the Creditors agreed to lend the Subsidiary Borrowers up to an aggregate of $250 million initially to be used for the construction and expansion of fiber optic telecommunications networks in certain markets and for payment of transaction fees and expenses and, subject to the attainment of certain financial conditions, for working capital and general corporate purposes.

   The Senior Secured Credit Facility includes a $175 million eight year revolving loan and a $75 million eight and one half year term loan. At December 31, 1998 and 1999, an aggregate of $41.4 and $235.0 million, respectively, was outstanding under this facility.

   As discussed further in Note 18, the Subsidiary Borrowers and KMC Telecom III amended, restated and combined the Senior Secured Credit Facility and the Lucent Loan and Security Agreement during the first quarter of 2000.

   Borrowings under the Senior Secured Credit Facility bear interest payable at the Subsidiary Borrowers' option, at (a) the "Applicable Base Rate Margin" (which generally ranges from 1.75% to 3.25%) plus the greater of (i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the "Applicable LIBOR Margin" (which generally ranges from 2.75% to 4.25%) plus LIBOR, as defined. Interest on borrowings outstanding at December 31, 1999 was based on both the base rate and LIBOR. The Subsidiary Borrowers were being charged a weighted-average interest rate of 9.38% and 10.26% at December 31, 1998 and 1999, respectively. The Subsidiary Borrowers must pay an annual commitment fee on the unused portion of the Senior Secured Credit Facility ranging from .75% to 1.25%.

   The Senior Secured Credit Facility contains a number of affirmative and negative covenants including, among others, covenants restricting the ability of the Subsidiary Borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to KMC Holdings, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person, subject to certain conditions.

                          KMC TELECOM HOLDINGS, INC.

   The Subsidiary Borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a ratio of total debt to contributed capital, certain minimum revenues, maximum EBITDA losses and minimum EBITDA, maximum capital expenditures and minimum access lines, a maximum total leverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio.

   The Company obtained a waiver of compliance, for the quarter ended September 30, 1999, with certain financial covenants (related to revenue and EBITDA) contained in the Senior Secured Credit Facility. In addition, the EBITDA covenant was amended for the fourth quarter of 1999 through the fourth quarter of 2000 and the revenue covenant was amended for the fourth quarter of 1999 through the first quarter of 2001 to less restrictive amounts. As of December 31, 1999, the Subsidiary Borrowers were in compliance with the covenants, as amended.

   Lucent Loan and Security Agreement

   KMC Telecom III entered into a Loan and Security Agreement (the "Lucent Facility") dated February 4, 1999 with Lucent Technologies Inc. ("Lucent") which provides for borrowings to be used to fund the acquisition of certain telecommunications equipment and related expenses. The Lucent Facility provides for an aggregate commitment of up to $600 million, of which $250 million is available at December 31, 1999 to purchase Lucent products. Further, up to an additional $350 million will be available upon (a) additional lenders participating in the Lucent Facility and making commitments to make loans so that Lucent's aggregate commitment does not exceed $250 million and (b) the Company satisfying certain other requirements, the most significant of which is KMC Holdings raising and contributing at least $300 million in high yield debt or equity (other than disqualified stock) to KMC Telecom III. The Lucent Facility places certain restrictions upon KMC Telecom III's ability to purchase non-Lucent equipment with proceeds from such facility. At December 31, 1999, no amounts had been borrowed under the Lucent Facility.

   As discussed further in Note 18, the Subsidiary Borrowers and KMC Telecom III amended, restated and combined the Senior Secured Credit Facility and the Lucent Loan and Security Agreement during the first quarter of 2000.

   Interest on borrowings under the Lucent Facility is charged, at the option of KMC Telecom III, at a floating rate of LIBOR plus the "Applicable LIBOR Margin", or at an alternative base rate plus the "Applicable Base Rate Margin" (as defined). Such margins will be increased by 0.25% until KMC Telecom III and its subsidiaries have completed systems in fourteen markets.

   The Lucent Facility contains a number of affirmative and negative covenants including, among others, covenants restricting the ability of KMC Telecom III to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into any long-term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to KMC Holdings, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any other person, subject to certain conditions.

   KMC Telecom III is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a ratio of total debt to contributed capital, certain minimum revenues, maximum EBITDA losses and minimum EBITDA, maximum capital expenditures and minimum access lines, a maximum total leverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio.

                          KMC TELECOM HOLDINGS, INC.

   Senior Discount Notes

   On January 29, 1998, KMC Holdings sold 460,800 units, each unit consisting of a 12 1/2% senior discount note with a principal amount at maturity of $1,000 due 2008 pursuant to the Senior Discount Note Indenture between KMC Holdings and the Chase Manhattan Bank, as trustee (the "Senior Discount Notes") and one warrant to purchase .21785 shares of Common Stock of KMC Holdings at an exercise price of $.01 per share. The gross and net proceeds of the offering were approximately $250 million and $236.4 million, respectively. A substantial portion of the net proceeds of the offering have been loaned by KMC Holdings to its subsidiaries. On August 11, 1998, KMC Holdings exchanged the notes issued on January 29, 1998 for $460.8 million aggregate principal amount at maturity of notes that had been registered under the Securities Act of 1933 (as used below and elsewhere herein, "Senior Discount Notes" includes the original notes and the exchange notes).

   The Senior Discount Notes are unsecured, unsubordinated obligations of the Company and mature on February 15, 2008. The Senior Discount Notes were sold at a substantial discount from their principal amount at maturity, and there will not be any payment of interest on the Senior Discount Notes prior to August 15, 2003. The Senior Discount Notes will fully accrete to face value on February 15, 2003. From and after February 15, 2003, the Senior Discount Notes will bear interest, which will be payable in cash, at the rate of 12.5% per annum on February 15 and August 15 of each year, commencing August 15, 2003. The Company is accreting the initial carrying value of the Senior Discount Notes to their aggregate face value over the term of the debt at its effective interest rate of 13.7%.

   The Senior Discount Notes are redeemable, at the Company's option, in whole or in part, on or after February 15, 2003 and prior to maturity, at redemption prices equal to 106.25% of the aggregate principal amount at maturity, plus accrued and unpaid interest, if any, to the redemption date, declining to 100% of the aggregate principal amount at maturity, plus accrued and unpaid interest as of February 15, 2006.

   In addition, at any time prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes with the net proceeds from the sale of common equity at a redemption price of 112.50% of their accreted value on the redemption date.

   The indebtedness evidenced by the Senior Discount Notes ranks pari passu in right of payment with all existing and future unsubordinated, unsecured indebtedness of KMC Holdings and senior in right of payment to all existing and future subordinated indebtedness of KMC Holdings. However, KMC Holdings is a holding company and the Senior Discount Notes are, therefore, effectively subordinated to all existing and future liabilities (including trade payables) of its subsidiaries.

   Within 30 days of the occurrence of a Change of Control (as defined in the Senior Discount Note Indenture), the Company must offer to purchase for cash all Senior Discount Notes then outstanding at a purchase price equal to 101% of the accreted value thereof, plus accrued interest. The Company's ability to comply with this requirement is subject to certain restrictions contained in the Senior Secured Credit Facility.

   The Senior Discount Note Indenture contains events of default, including, but not limited to, (i) defaults in the payment of principal, premium or interest, (ii) defaults in compliance with covenants contained in the Senior Discount Note Indenture, (iii) cross defaults on more than $5 million of other indebtedness, (iv) failure to pay more than $5 million of judgments that have not been stayed by appeal or otherwise and (v) the bankruptcy of KMC Holdings or certain of its subsidiaries.

   The Senior Discount Note Indenture restricts, among other things, the ability of KMC Holdings to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of capital stock, make investments or certain other restricted payments, sell assets of KMC Holdings,

                          KMC TELECOM HOLDINGS, INC.

redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. The Senior Discount Note Indenture permits KMC Holdings' subsidiaries to be deemed unrestricted subsidiaries and, thus, not subject to the restrictions of the Senior Discount Note Indenture.

   The Senior Discount Notes are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Internal Revenue Code of 1986, as amended. Under the rules applicable to AHYDOs, a portion of the original issue discount ("OID") that accrues on the Senior Discount Notes will not be deductible by the Company at any time. Any remaining OID on the Senior Discount Notes will not be deductible by the Company until such OID is paid.

   Senior Notes

   On May 24, 1999, KMC Holdings issued $275.0 million aggregate principal amount of 13 1/2% Senior Notes due 2009. On December 30, 1999, KMC Holdings exchanged the notes issued on May 24, 1999 for $275.0 million aggregate principal amount of notes that had been registered under the Securities Act of 1933 (as used below and elsewhere herein, "Senior Notes" includes the original notes and the exchange notes). Interest on the Senior Notes is payable semi-annually in cash on May 15 and November 15 of each year, beginning November 15, 1999. A portion of the proceeds from the offering of the Senior Notes was used to purchase a portfolio of U.S. government securities that were pledged as security for the first six interest payments on the Senior Notes.

   The Senior Notes are redeemable, at the Company's option, in whole or in part, on or after May 15, 2004 and prior to maturity, at redemption prices equal to 106.75% of the aggregate principal amount at maturity, plus accrued and unpaid interest, if any, to the redemption date, declining to 100% of the aggregate principal amount at maturity, plus accrued and unpaid interest as of May 15, 2007.

   In addition, at any time prior to May 15, 2002, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Notes with the net proceeds from the sale of common equity at a redemption price of 113.5% of the principal amount on such date plus accrued and unpaid interest. Upon a change of control (as defined in the Senior Note Indenture), the Company must offer to purchase for cash the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued interest. The Company's ability to comply with this requirement is subject to certain restrictions contained in the Senior Secured Credit Facility.

   The Senior Notes were guaranteed by KMC Telecom Financing, Inc., a wholly-owned subsidiary. The Senior Notes are senior, unsecured unsubordinated obligations of KMC Holdings and rank pari passu in right of payment with all existing and future unsubordinated, unsecured indebtedness of KMC Holdings and senior in right of payment to all of existing and future subordinated indebtedness of KMC Holdings. However, KMC Holdings is a holding company and the Senior Notes are, therefore, effectively subordinated to all existing and future liabilities (including trade payables), of its subsidiaries.

   The Senior Note Indenture contains certain covenants that, among other things, limit the Company's ability to incur additional indebtedness, engage in sale-leaseback transactions, pay dividends or make certain other distributions, sell assets, redeem capital stock, effect a consolidation or merger of KMC Telecom Holdings, Inc. and enter into transactions with stockholders and affiliates and create liens on our assets.

7. Interest Rate Swap Agreement

   The Company has entered into an interest rate swap agreement with a commercial bank to reduce the impact of changes in interest rates on a portion of its outstanding variable rate debt. The agreement effectively fixes the

                          KMC TELECOM HOLDINGS, INC.

Company's interest rate on $125 million of the outstanding variable rate borrowings under the Senior Secured Credit Facility due 2007. The interest rate swap agreement terminates in April 2004. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparty.

8. Redeemable and Nonredeemable Equity

   KMC Telecom Preferred Stock

   On January 21, 1997, certain convertible notes were converted into 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Telecom with an aggregate liquidation value of $12,380,000. Effective September 22, 1997, all of the shares of Series A Cumulative Convertible Preferred Stock of KMC Telecom were exchanged for an equal number of shares of Series A Cumulative Convertible Preferred Stock of KMC Holdings.

   Pursuant to an agreement with Nassau, all dividends accumulated on the Series A Cumulative Convertible Preferred Stock of KMC Telecom through September 22, 1997 ($592,000) were paid upon the closing of KMC Holdings' issuance of Senior Discount Notes and warrants on January 29, 1998.

   Series E Preferred Stock

   On February 4, 1999, the Company issued 25,000 shares of Series E Senior Redeemable, Exchangeable, PIK Preferred Stock (the "Series E Preferred Stock") to Newcourt Finance, generating aggregate gross proceeds of $22.9 million. On April 30, 1999, the Company issued an additional 35,000 shares of Series E Preferred Stock for gross proceeds of $25.9 million. The Series E Preferred Stock has a liquidation preference of $1,000 per share and an annual dividend equal to 14.5% of the liquidation preference, payable quarterly. On or before January 15, 2004, the Company may pay dividends in cash or in additional fully paid and nonassessable shares of Series E Preferred Stock. After January 15, 2004, dividends must be paid in cash, subject to certain conditions. Unpaid dividends accrue at the dividend rate of the Series E Preferred Stock, compounded quarterly. During 1999, the Company issued 5,004 shares of Series E Preferred Stock to pay the dividends due.

   The Series E Preferred Stock must be redeemed on February 1, 2011, subject to the legal availability of funds therefor, at a redemption price, payable in cash, equal to the liquidation preference thereof on the redemption date, plus all accumulated and unpaid dividends to the date of redemption. After April 15, 2004, the Series E Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price equal to 110% of the liquidation preference of the Series E Preferred Stock plus all accrued and unpaid dividends to the date of redemption. The redemption price declines to an amount equal to 100% of the liquidation preference as of April 15, 2007.

   In addition, on or prior to April 15, 2002, the Company may, at its option, redeem up to 35% of the aggregate liquidation preference of Series E Preferred Stock with the proceeds of sales of its capital stock at a redemption price equal to 110% of the liquidation preference on the redemption date plus accrued and unpaid dividends.

   The holders of Series E Preferred Stock have voting rights in certain circumstances. Upon the occurrence of a change of control, the Company will be required to make an offer to repurchase the Series E Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends to the date of purchase.

   The Series E Preferred Stock is not convertible. The Company may, at the sole option of the Board of Directors (out of funds legally available), exchange all, but not less than all, of the Series E Preferred Stock then

                          KMC TELECOM HOLDINGS, INC.

outstanding, including any shares of Series E Preferred Stock issued as payment for dividends, for a new series of subordinated debentures (the "Exchange Debentures") issued pursuant to an exchange debenture indenture. The holders of Series E Preferred Stock are entitled to receive on the date of any such exchange, Exchange Debentures having an aggregate principal amount equal to (i) the total of the liquidation preference for each share of Series E Preferred Stock exchanged, plus (ii) an amount equal to all accrued but unpaid dividends payable on such share.

   Series F Preferred Stock

   On February 4, 1999, the Company issued 40,000 shares of Series F Senior Redeemable, Exchangeable, PIK Preferred Stock (the "Series F Preferred Stock") to Lucent and Newcourt Finance, generating aggregate gross proceeds of $38.9 million. The Series F Preferred Stock has a liquidation preference of $1,000 per share and an annual dividend equal to 14.5% of the liquidation preference, payable quarterly. The Company may pay dividends in cash or in additional fully paid and nonassessable shares of Series F Preferred Stock. During 1999, the Company issued 4,177 shares of Series F Preferred Stock to pay the dividends due for such period.

   The Series F Preferred Stock may be redeemed at any time, in whole or in part, at the option of the Company, at a redemption price equal to 110% of the liquidation preference on the redemption date plus an amount in cash equal to all accrued and unpaid dividends thereon to the redemption date. Upon the occurrence of a change of control, the Company will be required to make an offer to purchase the Series F Preferred Stock for cash at a purchase price of 101% of the liquidation preference thereof, together with all accumulated and unpaid dividends to the date of purchase.

   The holders of Series F Preferred Stock have voting rights under certain circumstances.

   Upon the earlier of (i) the date that is sixty days after the date on which the Company closes an underwritten primary offering of at least $200 million of its Common Stock, pursuant to an effective registration statement under the Securities Act or (ii) February 4, 2001, any outstanding Series F Preferred Stock will automatically convert into Series E Preferred Stock, on a one for one basis.

   The Company may, at the sole option of the Board of Directors (out of funds legally available), exchange all, but not less than all, of the Series F Preferred Stock then outstanding, including any shares of Series F Preferred Stock issued as payment for dividends, for Exchange Debentures. The holders of Series F Preferred Stock are entitled to receive on the date of any such exchange, Exchange Debentures having an aggregate principal amount equal to
(i) the total of the liquidation preference for each share of Series F Preferred Stock exchanged, plus (ii) an amount equal to all accrued but unpaid dividends payable on such share.

   Series A Preferred Stock

   There are 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Holdings ("Series A Preferred Stock") authorized and outstanding. Such stock was issued to two entities, Nassau Capital Partners, L.P. and NAS Partners I L.L.C. ("Nassau Capital" and "Nassau Partners", respectively, collectively referred to as "Nassau") in January 1997 upon the conversion of certain notes payable and related accrued interest due to Nassau aggregating $12,380,000. Series A Preferred Stock has a liquidation preference of $100 per share and an annual dividend equal to 7.0% of the liquidation preference, payable quarterly, when and if declared by the Board of Directors out of funds legally available therefor. Unpaid dividends accumulate and the unpaid amount increases at the annual rate of 7.0%, compounded quarterly. All accumulated but unpaid dividends will be paid upon the occurrence of a Realization Event (defined as (i) an initial public offering with gross proceeds of at least $40 million or (ii) sale of substantially all the assets or stock of the Company or the merger or consolidation

                          KMC TELECOM HOLDINGS, INC.

of the Company into one or more other corporations). As of December 31, 1999, dividends in arrears on the Series A Preferred Stock aggregated $2,116,000. Notwithstanding the foregoing, pursuant to an agreement among Nassau and the Company, Nassau has agreed to forego the payment of dividends from September 22, 1997 through the date on which Nassau disposes of its interest in the Company; provided that at the time of such disposition, Nassau has received not less than a 10% annual compound rate of return during the period it held the Series A Preferred Stock.

   Series A Preferred Stock is convertible into Common Stock at a conversion price equal to $20.63 per share of Common Stock, subject to adjustment upon the occurrence of certain events. Holders of Series A Preferred Stock may convert all or part of such shares to Common Stock. Upon conversion, subject to the aforementioned agreement to forego the payment of dividends, the holders are entitled to receive a cash payment of the accumulated but unpaid dividends; provided, however, that the Company may substitute common shares having a fair market value equal to the amount of such cash payment if the conversion occurs before a Realization Event. Series A Preferred Stock will automatically convert into Common Stock upon the occurrence of a Qualified Public Offering (defined as the first sale of Common Stock pursuant to a registration statement filed under the Securities Act of 1933 in which the Company receives gross proceeds of at least $40 million, provided that the per share price at which such shares are sold in such offering is at least four times the conversion price of the Series A Preferred Stock).

   The holders of Series A Preferred Stock, except as otherwise provided in the Company's Certificate of Incorporation, are entitled to vote on all matters voted on by holders of Common Stock. Each share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible. Without the prior consent of two-thirds of the shares of Series A Preferred Stock, among other things, the Company may not increase the number of shares of preferred stock (of whatever series) authorized for issuance, or declare or pay any dividends on shares of Common Stock or other junior shares. As discussed under "Redemption Rights" below, the holders of Series A Preferred Stock have certain redemption rights. Accordingly, such stock has been reflected as redeemable equity in the accompanying financial statements.

   Series C Preferred Stock

   There are 350,000 shares of Series C Cumulative Convertible Preferred Stock of KMC Holdings ("Series C Preferred Stock") authorized, of which 175,000 shares are outstanding at December 31, 1999. 150,000 of such shares were issued in November 1997, generating aggregate gross proceeds of $15 million and the remaining 25,000 shares were issued in January 1998 upon the conversion of an equal number of shares of Series D Preferred Stock. Series C Preferred Stock has a liquidation preference of $100 per share and an annual dividend equal to 7.0% of the liquidation preference, payable quarterly, when and if declared by the Board of Directors out of funds legally available therefor. Unpaid dividends accumulate and the unpaid amount increases at the annual rate of 7.0%, compounded quarterly. All accumulated but unpaid dividends will be paid upon the occurrence of a Realization Event. As of December 31, 1999, dividends in arrears on the Series C Preferred Stock aggregated $2,821,000. Notwithstanding the foregoing, pursuant to the Purchase Agreement among the Company, Nassau, GECC and First Union Corp. ("First Union"), each current holder of Series C Preferred Stock has agreed to forego the payment of dividends that accumulate during the period from issuance through the date on which such holder disposes of its interest in the Company; provided that at the time of such disposition, it has received not less than a 10% annual compound rate of return during such period.

   Series C Preferred Stock is convertible into Common Stock at a conversion price equal to (i) from the date of initial issuance to the date which is 30 months after the date of such initial issuance, $52.50 per share of Common Stock and (ii) from and after the date which is 30 months after the date of initial issuance, $42.18; provided that both such amounts are subject to adjustment upon the occurrence of certain events. Holders of

                          KMC TELECOM HOLDINGS, INC.

Series C Preferred Stock may convert all or part of such shares to Common Stock. Upon conversion, subject to the aforementioned agreement to forego the payment of dividends, the holders are entitled to receive a cash payment of the accumulated but unpaid dividends; provided, however, that the Company may substitute common shares having a fair market value equal to the amount of such cash payment if the conversion occurs before a Realization Event. Series C Preferred Stock will automatically convert into Common Stock upon the occurrence of a Qualified Public Offering.

   The holders of Series C Preferred Stock, except as otherwise provided in the Company's Certificate of Incorporation, are entitled to vote on all matters voted on by holders of Common Stock. Each share of Series C Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible. Without the prior consent of two-thirds of the shares of Series C Preferred Stock, among other things, the Company may not increase the number of shares of preferred stock (of whatever series) authorized for issuance, or declare or pay any dividends on shares of Common Stock or other junior shares. As discussed under "Redemption Rights" below, the holders of Series C Preferred Stock have certain redemption rights. Accordingly, such stock has been reflected as redeemable equity in the accompanying financial statements.

   The Series C Preferred Stock is subject to redemption at the option of the Company, in whole but not in part, in connection with an "Acquisition Event." An Acquisition Event is defined to mean any merger or consolidation of the Company with any other company, person or entity, whether or not the Company is the surviving entity, as a result of which the holders of the Company's Common Stock (determined on a fully diluted basis) will hold less than a majority of the outstanding shares of Common Stock or other equity interest of the Company, person or entity resulting from such transaction, or any parent of such entity.

   Series D Preferred Stock

   There are 25,000 shares of Series D Cumulative Convertible Preferred Stock of KMC Holdings ("Series D Preferred Stock") authorized, none of which are outstanding at December 31, 1999. There were 25,000 of such shares issued to Nassau in November 1997, generating aggregate gross proceeds of $2.5 million. In January 1998, Nassau exercised its conversion rights and converted all of its shares of Series D Preferred Stock into an equal number of shares of Series C Preferred Stock.

   Common Stock

   Holders of Common Stock of the Company are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except with respect to the election of Directors. Except as otherwise required by law, actions at the Company's stockholders meetings (held at least annually), require the affirmative vote of a majority of the shares represented at the meeting, a quorum being present. Holders of Common Stock are entitled, subject to the preferences of preferred stock, to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Senior Discount Note Indenture and the Company's other indebtedness restrict the ability of the Company to pay dividends on its Common Stock. Without the prior consent of two-thirds of the shares of Series A Preferred Stock and two-thirds of the shares of Series C Preferred Stock, the Company may not declare or pay any dividends on its Common Stock. Except as discussed under "Redemption Rights" below, the holders of Common Stock have no preemptive, redemption or conversion rights.

   Pursuant to provisions contained in the Company's Certificate of Incorporation and an Amended and Restated Stockholders Agreement dated as of October 31, 1997, among the Company, Kamine, Nassau, Newcourt Communications Finance Corp., GECC, and First Union (the "Stockholders' Agreement"), until Kamine and Nassau cease to own Common Stock or preferred stock convertible into Common Stock representing

                          KMC TELECOM HOLDINGS, INC.

at least five percent of the outstanding shares of Common Stock, assuming all convertible securities are converted, Kamine and Nassau have special rights entitling each to elect three Directors. A Director elected by Kamine's shares or Nassau's shares may not be removed except with the affirmative vote of a majority of the applicable shares of capital stock. If Kamine or Nassau transfer their shares of capital stock, the number of Directors their shares are entitled to elect decreases. The number of Directors which Kamine is entitled to elect would be reduced to two if the number of shares owned by him were to fall below two-thirds of the number of shares of the Company initially issued to him, and to one if the number of shares owned by him were to fall below one-third of the number of shares initially issued to him. If his ownership were to fall below 5% of the number of shares initially issued to him, Kamine would no longer be entitled to elect any Directors pursuant to such provisions. Comparable reductions would be made to the number of Directors which Nassau is entitled to elect if its ownership were to fall below the specified percentages. Directors other than those elected by vote of Kamine's shares or Nassau's shares are elected by holders of Common Stock and holders of preferred stock that are entitled to vote in the election of Directors. If a default relating to payment occurs under the Senior Secured Credit Facility and continues uncured for 90 days, the holders of Series C Preferred Stock (currently Nassau, GECC and First Union) are entitled to elect two additional Directors, who will serve until the default is cured.

   Redemption Rights

   Pursuant to a stockholders agreement, certain of the Company's stockholders and warrant holders have "put rights" entitling them to have the Company repurchase their preferred and common shares and redeemable common stock warrants for the fair value of such securities if no Liquidity Event (defined as (i) an initial public offering with gross proceeds of at least $40 million,
(ii) the sale of substantially all of the stock or assets of the Company or
(iii) the merger or consolidation of the Company with one or more other corporations) has taken place by the later of (x) October 22, 2003 or (y) 90 days after the final maturity date of the Senior Discount Notes. The restrictive covenants of the Senior Discount Notes limit the Company's ability to repurchase such securities. All of the securities subject to such "put rights" are presented as redeemable equity in the accompanying balance sheets.

   The redeemable preferred stock, redeemable common stock and redeemable common stock warrants, which are subject to the stockholders agreement, are being accreted up to their fair market values from their respective issuance dates to their earliest potential redemption date (October 22, 2003). At December 31, 1999, the aggregate redemption value of the redeemable equity was approximately $320 million, reflecting per share redemption amounts of $1,212 for the Series A Preferred Stock, $476 for the Series C Preferred Stock and $250 for the redeemable common stock and redeemable common stock warrants.

   Warrants

   In connection with KMC Telecom's 1996 Loan and Security Agreement, warrants representing a 2.5% ownership interest in the fully diluted common voting capital stock of KMC Telecom, including anti-dilution protection, were granted to the lenders. These warrants, at an exercise price of $.01 per share, were issued on January 21, 1997, concurrent with the initial borrowing under the AT&T Facility, at which date the fair value of such warrants was determined to be $1.5 million, which was reflected as a charge to deferred financing costs and credited to redeemable equity in January 1997. On September 22, 1997, such warrants were exercised, and an aggregate of 28,000 shares of Class A Common Stock of KMC Telecom were issued to the warrant holders. These shares were subsequently exchanged for an equal number of shares of Common Stock of KMC Holdings.

   In connection with the AT&T Facility, warrants to purchase 10,000 shares of Common Stock were issued to GECC in 1997. These warrants, at an exercise price of $.01 per share, are exercisable from issuance through January 21, 2005. The fair value of such warrants was determined to be $525,000, which was reflected as a

                          KMC TELECOM HOLDINGS, INC.

charge to deferred financing costs and credited to redeemable equity. Pursuant to the Stockholders' Agreement, GECC may put the shares of Common Stock issuable upon the exercise of such warrants back to the Company. These warrants have been presented as redeemable common stock warrants in the accompanying balance sheet at December 31, 1999.

   In connection with the sale of Senior Discount Notes in January 1998, the Company issued warrants to purchase an aggregate of 100,385 shares of Common Stock at an exercise price of $.01 per share. The net proceeds of $10,446,000 represented the fair value of the warrants at the date of issuance. The warrants are exercisable through January 2008.

   In connection with the February 4, 1999 issuances of the Series E Preferred Stock and the Series F Preferred Stock, warrants to purchase an aggregate of 24,660 shares of Common Stock were sold to Newcourt Finance and Lucent. The aggregate gross proceeds from the sale of these warrants was approximately $3.2 million. These warrants, at an exercise price of $.01 per share, are exercisable from February 4, 2000 through February 1, 2009.

   In addition, the Company also delivered to the Warrant Agent certificates representing warrants to purchase an aggregate of an additional 107,228 shares of Common Stock at an exercise price of $.01 per share (the "Springing Warrants"). The Springing Warrants may become issuable under the circumstances described in the following paragraph.

   If the Company fails to redeem all shares of Series F Preferred Stock prior to the date (the "Springing Warrant Date") which is the earlier of (i) the date that is sixty days after the date on which the Company closes an underwritten primary offering of at least $200 million of its Common Stock pursuant to an effective registration statement under the Securities Act or
(ii) February 4, 2001, the Warrant Agent is authorized to issue the Springing Warrants to the Eligible Holders (as defined in the warrant agreement) of the Series E and Series F Preferred Stock. In the event the Company has redeemed all outstanding shares of Series F Preferred Stock prior to the Springing Warrant Date, the Springing Warrants will not be issued and the Warrant Agent will return the certificates to the Company. To the extent the Company exercises its option to exchange all of the Series F Preferred Stock for Exchange Debentures prior to the Springing Warrant Date, the Springing Warrants will not become issuable. Therefore, as the future issuance of the Springing Warrants is entirely within the control of the Company and the likelihood of their issuance is deemed to be remote, no value has been ascribed to the Springing Warrants.

   In connection with the April 30, 1999 issuance of additional shares of the Series E Preferred Stock, warrants to purchase an aggregate of 60,353 shares of Common Stock were issued to Newcourt Finance and First Union. The aggregate gross proceeds from the sale of these warrants was approximately $9.1 million. These warrants, at an exercise price of $.01 per share, are exercisable from February 4, 2000 through February 1, 2009.

   Options

   Prior to the establishment of the present holding company structure, during 1996 and 1997, KMC Telecom granted options to purchase shares of its common stock, par value $.01 per share ("KMC Telecom Common Stock"), to employees pursuant to the KMC Telecom Stock Option Plan.

   In order to reflect the establishment of the holding company structure, on June 26, 1998, the Board of Directors adopted a new stock option plan, the KMC Holdings Stock Option Plan (the "1998 Plan"), which authorizes the grant of options to purchase Common Stock of the Company. The 1998 Plan was approved by the stockholders, effective July 15, 1998. In September 1998, the Company replaced the options to purchase KMC Telecom Common Stock previously granted under the KMC Telecom Stock Option Plan with options to purchase

                          KMC TELECOM HOLDINGS, INC.

Common Stock of the Company granted under the 1998 Plan and granted options to additional employees of the Company under the 1998 Plan.

   The 1998 Plan, which is administered by the Compensation Committee of the Board of Directors of KMC Holdings, provides for various grants to key employees, directors, affiliated members or other persons having a unique relationship with the Company excluding Kamine and any person employed by Nassau Capital or any Nassau affiliate. Grants may include, without limitation, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stocks, purchase stocks, performance shares and performance units. The Compensation Committee has the power and authority to designate recipients of the options and to determine the terms, conditions, and limitations of the options.

   Under the 1998 Plan, options to purchase 600,000 shares of Common Stock of KMC Holdings are available for grant, all of which were allocated to the Plan as of December 31, 1999. No individual may receive options for more than 75,000 shares. The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of all non-qualified stock options granted under the 1998 Plan must be at least 50% of the fair market value of the shares on the date of grant.

   Options granted pursuant to the 1998 Plan will have terms not to exceed 10 years and become exercisable over a vesting period as specified in such options. The 1998 Plan will terminate no later than 2008. Options granted under the 1998 Plan are nontransferable, other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime, only by the optionee.

   The 1998 Plan provides for an adjustment of the number of shares exercisable in the event of a merger, consolidation, recapitalization, change of control, stock split, stock dividend, combination of shares or other similar changes, exchange or reclassification of the Common Stock at the discretion of the Compensation Committee. Pursuant to the agreements adopted under the 1998 Plan, the greater of 25% of the shares granted or fifty percent of all unvested options granted become fully vested upon a change-in-control of the Company, as defined. Under certain circumstances, such percentages may increase.

   The holders of options to acquire shares of Common Stock of KMC Holdings are required to enter into agreements with KMC Holdings which place certain restrictions upon their ability to sell or otherwise transfer such shares. In the event of termination of employment of the option holder by the Company or the affiliates, the Company can repurchase all of the shares or options held by such individuals, generally for an amount equal to the fair value of such shares or the excess of the fair value of such options over their exercise price.

                          KMC TELECOM HOLDINGS, INC.

   Information on stock options is as follows:

                                                                    Weighted
                                           Number of Shares     Average Exercise
                                        ----------------------- ----------------
                                        Outstanding Exercisable Price of Options
                                        ----------- ----------- ----------------
   Balances, January 1, 1997...........    95,385          --         $ 65
     Granted...........................    63,115          --         $ 65
     Became exercisable................        --      22,000
     Cancelled.........................   (17,000)     (3,000)        $(65)
                                         --------     -------
   Balances, December 31, 1997.........   141,500      19,000         $ 65
     Granted...........................   262,500          --         $ 26
     Became exercisable................        --     117,000
     Cancelled.........................  (141,500)    (19,000)        $(65)
                                         --------     -------
   Balances, December 31, 1998.........   262,500     117,000         $ 26
     Granted...........................    82,342          --         $147
     Became exercisable................        --      51,669
     Exercised.........................   (15,600)    (15,600)        $ 22
     Cancelled.........................   (27,200)     (2,000)        $(26)
                                         --------     -------
   Balances, December 31, 1999.........   302,042     151,069         $ 59
                                         ========     =======

   The weighted-average exercise price of options exercisable at December 31, 1997, 1998 and 1999 is $50, $22 and $26, respectively, and the weighted-average fair value of options granted during 1997, 1998 and 1999 were $49, $114 and $134 per share, respectively.

   The range of exercise prices, number of shares and the weighted-average remaining contractual life for options outstanding as of December 31, 1999 were as follows:

                      Number     Number of      Weighted-      Weighted-Average
      Range of          of        Shares         Average          Remaining
   Exercise Prices    Shares    Exercisable   Exercise Price   Contractual Life
   ---------------    -------   -----------   --------------   ----------------
    $20 - $40         219,700     144,025          $ 21           8.66 years
      $125             67,509       6,751           125           9.00 years
   $225 - $250         14,833         293           225           9.70 years
                      -------     -------
      Total           302,042     151,069            26           8.79 years
                      =======     =======

   During the year ended December 31, 1999, non-qualified options to purchase an aggregate of 82,342 shares were granted to employees at exercise prices of $125 (67,509), $225 (2,933) and $250 (11,900). All options have 10 year terms and become exercisable over a five year period in equal six month increments.

   During the year ended December 31, 1998, non-qualified options to purchase an aggregate of 262,500 shares were granted at exercise prices of $20 (157,500 options), $30 (52,500 options) and $40 (52,500 options). The options granted during 1998 are comprised of 230,500 options granted to employees and 32,000 options granted to individuals employed by certain affiliates of the Company. All such options have 10 year terms. The $20 options become exercisable over a three year period in six month intervals commencing six months after the grant date in increments of 26,250 options each. The $30 options become exercisable in two increments of 26,250 options each, forty-two and forty-eight months after the grant date. The $40 options become exercisable in two increments of 26,250 options each, fifty-four and sixty months after the grant date. For purposes of vesting, options granted in 1998 under the 1998 Plan to replace options granted in 1997 and 1996 under the KMC Telecom Stock Option Plan are deemed to have been granted on the date of grant of the options which they replace.

                          KMC TELECOM HOLDINGS, INC.

   As a result of certain anti-dilution provisions governing the conversion of shares of Class C Common Stock into shares of Class A Common Stock, KMC Telecom was required to account for the KMC Telecom Stock Option Plan as a variable stock option plan. Additionally, as a result of restrictions upon the holders of options granted under the 1998 Plan, including their ability to sell or otherwise transfer the related shares, the 1998 Plan is required to be accounted for as a variable stock option plan. Generally accepted accounting principles for variable stock option plans require the recognition of a non-cash compensation charge for these options (amortized over the vesting period of the employee options and recognized in full as of the grant date for the non-employee options). Such charge is determined by the difference between the fair value of the common stock underlying the options and the option price as of the end of each period. Accordingly, compensation expense will be charged or credited periodically through the date of exercise or cancellation of such stock options, based on changes in the value of the Company's stock as well as the vesting schedule of such options. These compensation charges or credits are non-cash in nature, but could have a material effect on the Company's future reported results of operations.

   The Company, upon cancellation of the outstanding options under the KMC Telecom Stock Option Plan, reversed all compensation expense previously recorded with respect to such options. Additionally, to the extent the fair value of the Common Stock of the Company exceeded the exercise price of the options granted under the 1998 Plan, the Company recognized compensation expense related to such options over their vesting period.

   Based on the estimated fair value of the Common Stock of KMC Telecom at December 31, 1997 and KMC Holdings at December 31, 1998 and December 31, 1999, cumulative deferred compensation obligations of $15,579,000, $27,906,000 and $50,972,000, respectively, have been established. The Company has recognized compensation expense aggregating $13,870,000, $7,080,000 and $29,833,000, for the years ended December 31, 1997, 1998 and 1999, respectively. The 1998 stock option compensation expense of $7,080,000 reflects charges of $7,236,000 under the KMC Telecom Stock Option Plan through its termination in September 1998 and charges of $21,190,000 related to the 1998 Plan, partially offset by a credit as a result of the September 1998 cancellation of the KMC Telecom stock options, reflecting the reversal of $21,346,000 of cumulative compensation previously recognized for options granted under the KMC Telecom Stock Option Plan.

   In accordance with the provisions of Statement 123, the Company applies APB 25 and related interpretations in accounting for its stock option plan. If the Company had elected to recognize compensation expense based on the fair value of the options granted at the grant date as prescribed by Statement 123, net loss and net loss per common share would have been the following:

                                                         December 31
                                                 -----------------------------
                                                   1997      1998      1999
                                                 --------  --------  ---------
                                                       (in thousands,
                                                  except per share amounts)
   Net loss:
     As reported................................ $(32,685) $(76,753) $(225,716)
                                                 ========  ========  =========
     Pro forma.................................. $(20,542) $(76,869) $(219,599)
                                                 ========  ========  =========
   Net loss per common share:
     As reported................................ $ (64.93) $(114.42) $ (360.88)
                                                 ========  ========  =========
     Pro forma.................................. $ (45.97) $(114.56) $ (353.70)
                                                 ========  ========  =========

                          KMC TELECOM HOLDINGS, INC.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                          1997    1998    1999
                                                         ------- ------- -------
   Expected dividend yield..............................      0%      0%      0%
   Expected stock price volatility......................     50%     50%     70%
   Risk-free interest rate..............................      6%      6%    6.5%
   Expected life of options............................. 7 years 7 years 7 years

   The expected stock price volatility factors were determined based on an average of such factors as disclosed in the financial statements of peer companies. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

9. Service Revenues

   The Company provides on-network services and resells switched services previously purchased from the incumbent local exchange carrier. On-network services include services provided through direct connections to our own networks, services provided by means of unbundled network elements leased from the incumbent local exchange carrier and dedicated circuits.

   The Company's service revenues consist of the following:

                                                          Year ended December 31
                                                          ----------------------
                                                           1997   1998    1999
                                                          ------ ------- -------
                                                              (in thousands)
   On-network............................................ $1,093 $ 8,248 $44,615
   Resale................................................  2,324  14,177  19,698
                                                          ------ ------- -------
   Total................................................. $3,417 $22,425 $64,313
                                                          ====== ======= =======

10. Income Taxes

   As of December 31, 1999, the Company and its subsidiaries had consolidated net operating loss carryforwards for United States income tax purposes ("NOLs") of approximately $215 million which expire through 2013. Under
Section 382 of the Internal Revenue Code of 1986, as amended, if the Company undergoes an "ownership change," its ability to use its preownership change NOLs (NOLs accrued through the date of the ownership change) would generally be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of the Company's equity immediately before the ownership change, excluding certain capital contributions. Any allowable portion of the preownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated. As a result of the cumulative effect of issuances of preferred and common stock through September 22, 1997, KMC Telecom has undergone an ownership change.

   For financial reporting purposes, the Company has an aggregate of approximately $109 million and $311 million of loss carryforwards and net temporary differences at December 31, 1998 and 1999, respectively. At existing federal and state tax rates, the future benefit of these items approximates $42 million at December 31,

                          KMC TELECOM HOLDINGS, INC.

1998 and $121 million at December 31, 1999. Valuation allowances have been established equal to the entire net tax benefit associated with all carryforwards and temporary differences at both December 31, 1998 and 1999 as their realization is uncertain.

   The composition of expected future tax benefits at December 31, 1998 and 1999 is as follows:

                                                              1998      1999
                                                            --------  ---------
                                                              (in thousands)
   Net operating loss carryforwards........................ $ 22,914  $  83,762
   Temporary differences:
     Stock option compensation.............................    8,264     19,528
     Interest accretion....................................    9,797     21,127
     Other, net............................................    1,513     (3,244)
                                                            --------  ---------
   Total deferred tax assets...............................   42,488    121,173
   Less valuation allowance................................  (42,488)  (121,173)
                                                            --------  ---------
   Net deferred tax assets................................. $     --  $      --
                                                            ========  =========

   A reconciliation of the expected tax benefit at the statutory federal rate of 35% is as follows:

                             1997    1998    1999
                            -----   -----   -----
   Expected tax benefit at
    statutory rate......... (35.0)% (35.0)% (35.0)%
   State income taxes, net
    of federal benefit.....  (2.9)   (2.6)   (3.8)
   Non-deductible interest
    expense................    --     2.0     1.1
   Other...................    .1      .1      .1
   Change in valuation
    allowance..............  37.8    35.5    37.6
                            -----   -----   -----
                               --%     --%     --%
                            =====   =====   =====

11. Commitments and Contingencies

   Leases

   The Company leases various facilities and equipment under operating leases. Minimum rental commitments are as follows (in thousands):

   Year ending December 31:
   ------------------------
   2000............................................................... $ 4,434
   2001...............................................................   5,317
   2002...............................................................   4,754
   2003...............................................................   4,145
   2004...............................................................   3,302
   Thereafter.........................................................  13,219
                                                                       -------
                                                                       $35,171
                                                                       =======

   Rent expense under operating leases was $478,000, $1,299,000 and $3,815,000, for the years ended December 31, 1997, 1998 and 1999, respectively.

                          KMC TELECOM HOLDINGS, INC.

   Litigation

   There are a number of lawsuits and regulatory proceedings related to the Telecommunications Act of 1996, decisions of the Federal Communications Commission related thereto and rules and regulations issued thereunder which may affect the rights, obligations and business of incumbent local exchange carriers, competitive local exchange carriers and other participants in the telecommunications industry in general, including the Company.

   Purchase Commitments

   As of December 31, 1999, the Company has outstanding commitments aggregating approximately $96.5 million related to purchases of telecommunications equipment and fiber optic cable and its obligations under its agreements with certain suppliers and service providers.

   Employment Agreements

   The Company has entered into employment agreements with certain of its executives. In addition to a base salary, these agreements also provide for certain incentive compensation payments, based upon completion of construction and attainment of specified revenues for additional networks. The Company has also agreed to make similar incentive compensation payments to certain other key employees.

   Arbitration Award

   During the second quarter of 1999, the Company recorded a $4.3 million charge to other expense in connection with an unfavorable arbitration award. The net amount due under the terms of the award was paid in full in June 1999.

12. Acquisition

   On July 11, 1997, KMC Telecom acquired a network in Melbourne, Florida for a purchase price of $2 million in cash. The acquisition was accounted for under the purchase method and the purchase price approximated the fair value of the fixed assets acquired. Assuming the Melbourne Network had been acquired as of January 1, 1997, the Company's pro forma consolidated revenue and net loss for the year ended December 31, 1997 would have been $3,655,000 and $33,212,000, respectively.

13. Related Party Transactions

   The Company and certain affiliated companies owned by Kamine share certain administrative services. The entity which bears the cost of the service is reimbursed by the other for the other's proportionate share of such expenses. The Company reimbursed Kamine-affiliated companies for these shared services an aggregate of approximately $281,000, $136,000 and $60,000, of expense for the years ended December 31, 1997, 1998 and 1999, respectively. During 1999, the Company purchased approximately $180,000 of office furniture and leasehold improvements from an entity controlled by Kamine.

   From May 1, 1996 through January 29, 1998, an affiliate of the Company was paid a fee at an annual rate of $266,000 as reimbursement for the services of Kamine as Chairman of the Board of the Company. The amount of this fee was reduced to $100,000 per annum as of January 29, 1998 and it was terminated effective December 31, 1998. The fees paid for these services are included in the shared services payment described in the immediately preceding paragraph.

   The Company leases its headquarters office through January 2007 from an entity controlled by Kamine. The lease provides for a base annual rental cost of approximately $217,000, adjusted periodically for changes in

                          KMC TELECOM HOLDINGS, INC.

the consumer price index, plus operating expenses. Rent expense recognized under this lease for the years ended December 31, 1997, 1998 and 1999 was $207,000, $217,000 and $217,000, respectively.

   Effective January 1, 1999, the Company is entitled to utilize a Citation III business jet, chartered by Bedminster Aviation, LLC, a limited liability company wholly-owned by Kamine, for a fixed price per hour of flight time. During 1999, the Company paid approximately $210,000 for the use of the Citation III. The Company has agreed to use its best efforts to utilize the Citation III fifty hours per quarter during 2000. The Company is under no obligation to do so and has not guaranteed any financial arrangements with respect to the aircraft or to Bedminster Aviation, LLC.

   Pursuant to an agreement among the Company, Kamine and Nassau, for 1997, 1998 and 1999 Nassau received $100,000, $100,000 and $450,000, respectively, as a financial advisory fee and as compensation for the Nassau designees who served on the Board of Directors of the Company. Nassau will be paid $450,000 as a financial advisory fee for 2000.

   As of December 31, 1998 and 1999, the Company has made loans aggregating $760,000 and $575,000, respectively, to certain of its executives. Such loans bear interest at a rate of 6% per annum and are included in other assets.

14. Net Loss Per Common Share

   The following table sets forth the computation of net loss per common share:

                                                   1997      1998      1999
                                                 --------  --------  ---------
                                                  (in thousands, except per
                                                       share amounts)
Numerator:
  Net loss...................................... $(32,686) $(76,753) $(225,716)
  Dividends and accretion on redeemable
   preferred stock..............................   (8,904)  (18,285)   (81,633)
                                                 --------  --------  ---------
  Numerator for net loss per common share....... $(41,590) $(95,038) $(307,349)
                                                 ========  ========  =========
Denominator:
  Denominator for net loss per common share--
   weighted average
   number of common shares outstanding..........      641       831        852
                                                 ========  ========  =========
  Net loss per common share..................... $ (64.93) $(114.42) $ (360.88)
                                                 ========  ========  =========

   Options and warrants to purchase an aggregate of 242,768, 372,885 and 496,729 shares of common stock were outstanding as of December 31, 1997, 1998 and 1999, respectively, but a computation of diluted net loss per common share has not been presented, as the effect of such securities would be anti-dilutive.

15. Supplemental Disclosure of Noncash Investing and Financing Activities

   Information with respect to noncash investing and financing activities is as follows:

     In connection with the Senior Discounts Notes, the Company recognized noncash interest expense of $29.6 and $36.4 million in 1998 and 1999, respectively.

     During 1999, the Company issued stock dividends to the holders of the Series E Preferred Stock and Series F Preferred Stock of 5,004 shares and 4,177 shares, respectively.

     In 1997, certain convertible notes, including accrued interest, aggregating approximately $12,380,000 were converted into 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Telecom.

                          KMC TELECOM HOLDINGS, INC.

     In 1997, warrants with a fair value of $1.5 million were granted to Newcourt and warrants with a fair value of $525,000 were granted to GECC.

     In connection with options granted to employees under the KMC Holdings Stock Option Plan in 1998 and 1999, and under the KMC Telecom Stock Option Plan in 1997, cumulative deferred compensation obligations of $15,579,000, $27,906,000 and $50,972,000, have been established in 1997, 1998 and 1999, respectively, with offsetting credits to additional paid-in capital. Noncash compensation expense of $9,014,000, $23,758,000 and $23,947,000 in 1997, 1998 and 1999, respectively, was recognized in connection with such options. In connection with options granted to individuals employed by certain affiliates of the Company in 1997, 1998 and 1999, the Company recognized noncash compensation expense of $4,856,000, $4,668,000 and $5,886,000, respectively. In addition, during 1998 the Company cancelled all of the then outstanding options granted under the KMC Telecom Stock Option Plan, resulting in the reversal of previously recognized compensation expense of $21. 3 million.

16.  Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

   Cash and Cash Equivalents

   The carrying amounts approximate fair value because of the short-term maturity of the instruments.

   Investments Held for Future Capital Expenditures

   The carrying amounts and fair value are reported at amortized cost since these securities are to be held to maturity.

   Long-Term Debt

   The carrying amount of floating-rate long-term debt approximates its fair value. The fair value of the Company's fixed-rate long-term debt is estimated using discounted cash flows at the Company's incremental borrowing rates.

   Redeemable Equity

   The fair value of the Company's redeemable equity instruments are estimated to be the amounts at which the holders may require the Company to redeem such securities, adjusted using discounted cash flows.

   Interest Rate Swap

   At December 31, 1999, the Company had an interest rate swap agreement to reduce the impact on interest expense of fluctuations in interest rates on a portion of its variable rate debt. The effect of this agreement is to limit the Company's interest rate exposure on a notional amount of debt of $125 million. The fair value was estimated as the amount the Company would receive if the swap agreement was terminated at December 31, 1999.

                          KMC TELECOM HOLDINGS, INC.

   Estimated Fair Values

   The carrying amounts and estimated fair values of the Company's financial instruments are as follows (in millions):

                                                    1998            1999
                                               --------------- ---------------
                                               Carrying  Fair  Carrying  Fair
                                                Amount  Value   Amount  Value
                                               -------- ------ -------- ------
   Cash and cash equivalents..................  $ 21.1  $ 21.1  $ 86.0  $ 86.0
   Investments held for future capital
    expenditures..............................    27.9    27.9     --      --
   Long-term debt:
    Floating rate.............................    41.4    41.4   235.0   235.0
    Fixed rate--Senior Discount Notes.........   267.8   249.6   301.1   275.7
    Fixed rate--Senior Notes..................     --      --    275.0   263.5
   Redeemable equity instruments:
    Series E Preferred Stock..................     --      --     50.8    57.7
    Series F Preferred Stock..................     --      --     41.4    39.2
    Series A Preferred Stock..................    30.4    38.9    71.3    86.5
    Series C Preferred Stock..................    21.6    21.6    40.3    48.0
    Redeemable common stock...................    22.3    14.5    33.8    34.4
    Redeemable common stock warrants..........      .7      .7    12.9    13.7
   Interest rate swap (asset).................     --      --      --      3.9

   Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company places its cash investments with major financial institutions. With respect to accounts receivable, the Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral. No individual customer accounted for more than 10% of revenue, excluding reciprocal compensation revenue, as described below, for any of the years ended December 31, 1997, 1998 or 1999.

   The Company maintains interconnection agreements with the major incumbent local exchange carriers ("ILECs") in each state in which it operates. Among other things, these contracts govern the reciprocal amounts to be billed by competitive carriers for terminating local traffic of Internet service providers ("ISPs") in each state. ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers should apply to local telephone calls from an ILEC's customers to ISPs served by competitive local exchange carriers. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local intrastate calls. Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to ISPs and reciprocal compensation is therefore applicable. The ILECs have threatened to withhold, and in many cases have withheld, reciprocal compensation to competitive local exchange carriers for the transport and termination of these calls. During 1998 and 1999, the Company recognized revenue from these ILECs of approximately $2.9 million and $9.7 million, or 12.9% and 15.1% of 1998 and 1999 revenue, respectively, for these services. Payments of approximately $135,000 and $1.6 million were received from the ILECs during 1998 and 1999, respectively.

   The Company determined to recognize this revenue because management concluded, based upon all of the facts and circumstances available to them at the time, including numerous state public service commission and state and federal court decisions upholding competitive local exchange carriers' entitlement to reciprocal

                          KMC TELECOM HOLDINGS, INC.

compensation for such calls, that realization of those amounts was reasonably assured. On October 13, 1999, however, the Louisiana Public Service Commission ruled that local traffic to Internet service providers in Louisiana is not eligible for reciprocal compensation. As a result of that ruling, management determined that the Company could no longer conclude that realization of amounts attributable to reciprocal compensation for termination of local calls to Internet service providers in Louisiana was reasonably assured. Accordingly, the Company recorded an adjustment to reduce revenue in the quarter ended September 30, 1999, which reversed all reciprocal compensation revenue previously recognized related to Internet service provider traffic in Louisiana for the entire year of 1998 and for the first nine months of 1999. The adjustment amounted to $4.4 million, of which $1.1 million relates to the year ended December 31, 1998 and $3.3 million relates to the nine months ended September 30, 1999.

   South Carolina has also ruled that ILECs are not obligated to pay reciprocal compensation for termination of local calls to ISPs. As a result, unless that decision is reversed we will not recognize revenue for such calls in South Carolina.

   Currently, over 30 state commissions and several federal and state courts have ruled that reciprocal compensation arrangements do apply to calls to ISPs, while four jurisdictions have ruled to the contrary. A number of these rulings are subject to appeal. Additional disputes over the appropriate treatment of ISP traffic are pending in other states. On February 26, 1999, the Federal Communications Commission issued a declaratory ruling determining that ISP traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the Federal Communications Commission determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of ISP traffic in arbitrating new agreements. The Federal Communications Commission also requested comment on alternative federal rules to govern compensation for such calls in the future. In response to the Federal Communications Commission ruling some ILECs have asked state commissions to reopen previous decisions requiring the payment of reciprocal compensation on ISP calls. Some ILECs and some competitive local exchange carriers appealed the Federal Communications Commission's declaratory ruling to the United States Court of Appeals for the District of Columbia Circuit, which issued a decision on March 24, 2000, vacating the declaratory ruling. The court stated that the Federal Communications Commission had not adequately explained its conclusion that calls to ISPs should not be treated as local traffic for reciprocal compensation purposes. Management views this decision as favorable, but the court's direction to the Federal Communications Commission to re-examine the issue will likely result in further delay in the resolution of pending compensation disputes, and there can be no assurance as to the ultimate outcome of these proceedings.

   The Company accounts for reciprocal compensation with the ILECs, including the activity associated with the disputed ISP traffic, as local traffic pursuant to the terms of its interconnection agreements in all jurisdictions other than Louisiana and South Carolina. Accordingly, revenue is recognized in the period that the traffic is terminated. The circumstances surrounding the disputes are considered by management periodically in determining whether reserves against unpaid balances are warranted. As of December 31, 1999, no reserves have been considered necessary by management.

17. Supplemental Guarantor Information

   In May 1999, KMC Holdings sold $275 million aggregate principal amount of Senior Notes. KMC Telecom Financing Inc. (the "Guarantor"), a wholly-owned subsidiary of the Company, has fully and unconditionally guaranteed the Company's obligations under these notes. Separate financial statements and other disclosures of the Guarantor are not presented because management determined the information is not material to investors. No

                          KMC TELECOM HOLDINGS, INC.

restrictions exist on the ability of the Guarantor to make distributions to the Company except to the extent provided by law generally (adequate capital to pay dividends under corporate laws) and restrictions contained in the Company's credit facilities.

   The following condensed consolidating financial information presents the results of operations, financial position and cash flows of KMC Holdings (on a stand alone basis), the guarantor subsidiary (on a stand alone basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results for the Company at December 31, 1999 and for the year then ended. The non-guarantor subsidiaries include KMC Telecom, KMC Telecom II, KMC Telecom III, KMC Telecom Virginia, Inc. and KMC Telecom Financial Services LLC (collectively, the "Non-Guarantor Subsidiaries").

                           KMC TELECOM HOLDINGS, INC.

              Guarantor/Non-Guarantor Consolidating Balance Sheet
                               December 31, 1999
                                 (in thousands)

                          KMC Telecom
                           Holdings,                 Non-                   Consolidated
                             Inc.                 Guarantor                 KMC  Telecom
                          Parent Co.  Guarantor  Subsidiaries Eliminations Holdings, Inc.
                          ----------- ---------  ------------ ------------ --------------
Assets
Current assets:
 Cash and cash
  equivalents
  (overdraft)...........   $    (833) $     --    $  86,799    $      --     $  85,966
 Restricted
  investments...........          --    37,125           --           --        37,125
 Accounts receivable,
  net...................           6        --       27,367           --        27,373
 Prepaid expenses and
  other current
  assets................       1,249        --          126           --         1,375
 Amounts due from
  subsidiaries..........      72,972        --      (72,972)          --            --
                           ---------  --------    ---------    ---------     ---------
Total current assets....      73,394    37,125       41,320           --       151,839
Long-term restricted
 investments............          --    51,446           --           --        51,446
Networks and equipment,
 net....................      58,531        --      580,793           --       639,324
Intangible assets, net..       1,388        --        2,214           --         3,602
Deferred financing
 costs, net.............      21,031        --       17,785           --        38,816
Loans receivable from
 subsidiaries...........     590,103   (85,329)    (504,774)          --            --
Other assets............         825        --          188           --         1,013
                           ---------  --------    ---------    ---------     ---------
Total assets............   $ 745,272  $  3,242    $ 137,526    $      --     $ 886,040
                           =========  ========    =========    =========     =========
Liabilities, redeemable
 and nonredeemable
 equity (deficiency)
Current liabilities:
 Accounts payable.......   $  40,984  $     --    $ 126,506    $      --     $ 167,490
 Accrued expenses.......      14,967        --       22,080           --        37,047
 Deferred revenue.......          --        --        4,309           --         4,309
                           ---------  --------    ---------    ---------     ---------
Total current
 liabilities............      55,951        --      152,895           --       208,846
Notes payable...........          --        --      235,000           --       235,000
Senior notes payable....     275,000        --           --           --       275,000
Senior discount notes
 payable................     301,137        --           --           --       301,137
Losses of subsidiaries
 in excess of basis.....     247,127        --           --     (247,127)           --
                           ---------  --------    ---------    ---------     ---------
Total liabilities.......     879,215        --      387,895     (247,127)    1,019,983
Redeemable equity:
 Senior redeemable,
  exchangeable, PIK
  preferred stock:
   Series E.............      50,770        --           --           --        50,770
   Series F.............      41,370        --           --           --        41,370
 Redeemable cumulative
  convertible preferred
  stock:
   Series A.............      71,349        --           --           --        71,349
   Series C.............      40,301        --           --           --        40,301
 Redeemable common
  stock.................      33,755        --           --           --        33,755
 Redeemable common
  stock warrants........      12,925        --           --           --        12,925
                           ---------  --------    ---------    ---------     ---------
Total redeemable
 equity.................     250,470        --           --           --       250,470
Nonredeemable equity
 (deficiency):
 Common stock...........           6        --           --                          6
 Additional paid-in
  capital...............          --        --           --           --            --
 Unearned
  compensation..........      (9,163)       --           --           --        (9,163)
 Accumulated deficit....    (375,256)    3,242     (250,369)     247,127      (375,256)
                           ---------  --------    ---------    ---------     ---------
Total nonredeemable
 equity (deficiency)....    (384,413)    3,242     (250,369)     247,127      (384,413)
                           ---------  --------    ---------    ---------     ---------
                           $ 745,272  $  3,242    $ 137,526    $      --     $ 886,040
                           =========  ========    =========    =========     =========

                           KMC TELECOM HOLDINGS, INC.

         Guarantor/Non-Guarantor Consolidating Statement of Operations

                          Year Ended December 31, 1999
                                 (in thousands)

                                                                             Consolidated
                           KMC Telecom                 Non-                  KMC Telecom
                          Holdings, Inc.            Guarantor                 Holdings,
                            Parent Co.   Guarantor Subsidiaries Eliminations     Inc.
                          -------------- --------- ------------ ------------ ------------
Revenue.................    $      --     $   --    $  64,352     $    (39)   $  64,313
Operating expenses:
  Network operating
   costs:
    Non-cash stock
     compensation.......        2,387         --           --           --        2,387
    Other network
     operating costs....           --         --       81,717          (39)      81,678
  Selling, general and
   administrative:
    Non-cash stock
     compensation.......       27,446         --           --           --       27,446
    Other selling,
     general and
     administrative
     costs..............       40,714         --       43,720           --       84,434
  Depreciation and
   amortization.........        3,104         --       25,973           --       29,077
                            ---------     ------    ---------     --------    ---------
Total operating
 expenses...............       73,651         --      151,410          (39)     225,022
                            ---------     ------    ---------     --------    ---------
Loss from operations....      (73,651)        --      (87,058)          --     (160,709)
Intercompany charges....       72,972         --      (72,972)          --           --
Other expense...........       (4,297)        --           --           --       (4,297)
Interest income.........        1,872      3,242        3,587           --        8,701
Interest expense........      (36,729)        --      (32,682)          --      (69,411)
Equity in net loss of
 subsidiaries...........     (185,883)        --           --      185,883           --
                            ---------     ------    ---------     --------    ---------
Net income (loss).......     (225,716)     3,242     (189,125)     185,883     (225,716)
Dividends and accretion
 on redeemable preferred
 stock..................      (81,633)        --           --           --      (81,633)
                            ---------     ------    ---------     --------    ---------
Net income (loss)
 applicable to common
 shareholders...........    $(307,349)    $3,242    $(189,125)    $185,883    $(307,349)
                            =========     ======    =========     ========    =========

                           KMC TELECOM HOLDINGS, INC.

         Guarantor/Non-Guarantor Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
                                 (in thousands)

                                                                             Consolidated
                           KMC Telecom                 Non-                  KMC Telecom
                          Holdings, Inc.            Guarantor                 Holdings,
                            Parent Co.   Guarantor Subsidiaries Eliminations     Inc.
                          -------------- --------- ------------ ------------ ------------
Operating activities
Net loss................    $(225,716)    $ 3,242   $(189,125)   $ 185,883    $(225,716)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Equity in net loss of
   subsidiaries.........      185,883          --          --     (185,883)          --
  Depreciation and
   amortization.........        3,104          --      25,973           --       29,077
  Non-cash interest
   expense..............       36,963          --      (5,822)          --       31,141
  Non-cash stock option
   compenstion expense..       29,833          --          --           --       29,833
  Changes in assets and
   liabilities:
    Accounts
     receivable.........           (6)         --     (19,828)          --      (19,834)
    Prepaid expense and
     other current
     assets.............         (917)         --         857           --          (60)
    Accounts payable....          441          --      28,878           --       29,319
    Accrued expenses....        9,075          --      15,152           --       24,227
    Amounts due from
     subsidiaries.......      (52,050)         --      52,050           --           --
    Other assets........        1,128          --       2,592           --        3,720
                            ---------     -------   ---------    ---------    ---------
Net cash provided by
 (used in) operating
 activities.............      (12,262)      3,242     (89,273)          --      (98,293)
                            ---------     -------   ---------    ---------    ---------
Investing activities
Loans receivable from
 subsidiaries...........     (324,390)     85,329     239,061           --           --
Construction of networks
 and purchases of
 equipment..............      (18,327)         --    (300,209)          --     (318,536)
Acquisitions of
 franchises,
 authorizations and
 related assets.........         (796)         --      (1,196)          --       (1,992)
Redemption (purchase) of
 investments............           --     (88,571)     27,920      104,101       43,450
                            ---------     -------   ---------    ---------    ---------
Net cash used in
 investing activities...     (343,513)     (3,242)    (34,424)     104,101     (277,078)
                            ---------     -------   ---------    ---------    ---------
Financing activities
Proceeds from issuance
 of preferred stock and
 related warrants, net
 of issuance costs......       91,001          --          --           --       91,001
Proceeds from exercise
 of stock options.......          333          --          --           --          333
Proceeds from issuance
 of senior notes, net of
 issuance costs and
 purchase of portfolio
 of restricted
 investments............      262,387          --          --     (104,101)     158,286
Proceeds from senior
 secured credit
 facility, net of
 issuance costs.........           --          --     192,836           --      192,836
Issuance costs of Lucent
 facility...............           --          --      (2,300)          --       (2,300)
                            ---------     -------   ---------    ---------    ---------
Net cash provided by
 financing activities...      353,721          --     190,536     (104,101)     440,156
                            ---------     -------   ---------    ---------    ---------
Net increase (decrease)
 in cash and cash
 equivalents............       (2,054)         --      66,839           --       64,785
Cash and cash
 equivalents, beginning
 of year................        1,221          --      19,960           --       21,181
                            ---------     -------   ---------    ---------    ---------
Cash and cash
 equivalents, end of
 year...................    $    (833)    $    --   $  86,799    $      --    $  85,966
                            =========     =======   =========    =========    =========

                          KMC TELECOM HOLDINGS, INC.

18. Subsequent Events

   Amended Senior Secured Credit Facility

   During the first quarter of 2000, KMC Telecom, KMC Telecom II, KMC Telecom of Virginia and KMC Telecom III (the "Borrowers"), amended, restated and combined the Senior Secured Credit Facility and the Lucent Facility by entering into a $700 million Loan and Security Agreement (the "Amended Senior Secured Credit Facility") with a group of lenders led by Newcourt Commercial Finance Corporation, GE Capital, Canadian Imperial Bank of Commerce ("CIBC"), First Union National Bank and Lucent Technologies, Inc. (the "Lenders").

   The Amended Senior Secured Credit Facility includes a $175 million reducing revolver facility (the "Revolver"), a $75 million term loan (the "Term Loan") and a $450 million term loan facility (the "Lucent Term Loan").

   The Revolver will mature on April 1, 2007. Proceeds from the Revolver can be used to finance the purchase of certain equipment, transaction costs and, upon attainment of certain financial conditions, for working capital and other general corporate purposes. The aggregate commitment of the Lenders under the Revolver will be reduced on each payment date beginning April 1, 2003. The initial quarterly commitment reduction is 5.0%, reducing to 3.75% on July 1, 2003 and increasing to 6.25% on July 1, 2004, and further increasing to 7.50% on July 1, 2006. Commencing with the fiscal year ending December 31, 2001, the aggregate Revolver commitment will be further reduced by an amount equal to 50% of excess operating cash flows (as defined in the Facility) for the prior fiscal year until the Borrowers achieve certain financial conditions. The Borrowers must pay an annual commitment fee on the unused portion of the Revolver ranging from .75% to 1.25%.

   The Term Loan is payable in twenty consecutive quarterly installments of $188,000 beginning on April 1, 2002 and two final installments of $35.6 million each on April 1, 2007 and July 1, 2007. Proceeds from the Term Loan can be used to finance the purchase of certain equipment, transaction costs, working capital and other general corporate purposes.

   The Lucent Term Loan provides for an aggregate commitment of up to $450 million. Proceeds from the Lucent Term Loan can be used to purchase Lucent products or to reimburse the Borrowers for Lucent products previously purchased with cash or other sources of liquidity. The Lucent Term Loan will mature on July 1, 2007 and has required quarterly amortization beginning on July 1, 2003 of 5%. The amortization decreases to 3.75% per quarter beginning on October 1, 2003, increases to 6.25% on October 1, 2004 and further increases to 7.50% on October 1, 2006. An annual commitment fee of 1.50% is payable for any unused portion of the Lucent Term Loan.

   The Amended Senior Secured Credit Facility will bear interest payable at the Borrowers' option, at (a) the "Applicable Base Rate Margin" (which generally ranges from 2.00% to 3.25%) plus the greater of (i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the "Applicable LIBOR Margin" (which generally ranges from 3.00% to 4.25%) plus LIBOR, as defined. "Applicable Base Rate Margin" interest is payable quarterly while "Applicable LIBOR Margin" interest is payable at the end of each applicable interest period or at least every three months. If a payment default were to occur, the interest rate will be increased by four percentage points. If any other event of default shall occur, the interest rate will be increased by two percentage points.

   KMC Holdings has unconditionally guaranteed the repayment of the Amended Senior Secured Credit Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. KMC Holdings has pledged the shares of each of the Borrowers to the Lenders to collateralize its obligations under the guaranty. In addition, the Borrowers have each pledged all of their assets to the Lenders.

                          KMC TELECOM HOLDINGS, INC.

   The Amended Senior Secured Credit Facility contains a number of affirmative and negative covenants, including a covenant requiring the Borrowers to obtain cash capital contributions from KMC Holdings of at least $185 million prior to April 1, 2001. KMC Holdings has secured a financing commitment from Lucent for $100 million in PIK Preferred Stock towards this requirement and currently contemplates raising the $85 million balance through private or public sales of securities in the capital markets. Additional affirmative and negative covenants include, among others, restricting the ability of the Borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to KMC Holdings, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person, subject to certain conditions.

   The Borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a ratio of total debt to contributed capital, certain minimum revenues, maximum EBITDA losses and minimum EBITDA, maximum capital expenditures and minimum access lines, a maximum total leverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The covenants become more restrictive upon the earlier of (i) March 31, 2002 and
(ii) after the Borrowers achieve positive EBITDA on a combined basis for two consecutive fiscal quarters and a total leverage ratio (as defined) equal to or less than 8 to 1.

   Failure to satisfy any of the financial covenants will constitute an event of default under the Amended Senior Secured Credit Facility permitting the Lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness. The Amended Senior Secured Credit Facility also includes other customary events of default, including, without limitation, a cross-default to other material indebtedness, material undischarged judgments, bankruptcy, loss of a material franchise or material license, breach of representations and warranties, a material adverse change, and the occurrence of a change of control.

      [Diagram of our Huntsville, Alabama network, our most mature market]

                            [LOGO OF KMC TELECOM]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimated except the SEC registration fee, the National Association of Securities Dealers filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee................. $52,800
   NASD filing fee.....................................................  20,500
   Nasdaq National Market listing fee..................................    *
   Printing and engraving expenses.....................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Blue Sky fees and expenses (including legal fees)...................    *
   Transfer agent and registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
                                                                        -------
       Total........................................................... $  *
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in our right) by reason of the fact that the person is or was a director, officer, agent or employee of ours or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in our right as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Article Seventh of the Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Article VI, Section 5 of the By-Laws provides that the Corporation shall indemnify, to the fullest extent permitted by law, members of the Board, its officers, employees and agents any and all persons whom it shall have power to indemnify against any and all expenses, liabilities or other matters.

   The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for beach of fiduciary duty (including breaches resulting from grossly negligent behavior), except in the situations described above.

   These provisions will not limit the liability of directors or officer under the federal securities laws of the United States. This discussion of Article Seventh of the Company's Certificate of Incorporation, as amended, and Article VI, Section 5 of the By-Laws is qualified in its entirety by reference to the relevant provisions of the Certificate of Incorporation (filed as Exhibit 3.1).

   Prior to the completion of this Offering, we intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we intend to obtain directors' and officers' insurance in the amount of
$         million providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

   The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

   At present, there is no pending material litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

   In the last three years, we sold the following securities:

   On September 22, 1997, KMC Telecom Holdings, Inc. sold to AT&T Credit Corporation 91,268 shares of its Common Stock. In the purchase agreement in respect of such sale, AT&T Credit Corporation represented that the shares were being acquired for the Purchaser's own investment and not with a present view to or for sale in connection with any distribution thereof and that the Purchaser is an "institutional accredited investor" as defined in Regulation D under the Securities Act.

   On September 22, 1997, AT&T Credit Corporation exercised a warrant to purchase 20,752.5 shares of Class A Common Stock of KMC Telecom Inc. Also on September 22, 1997, CoreStates Bank, N.A. exercised a warrant to purchase 6,917.5 shares of Class A Common Stock of KMC Telecom Inc. On September 22, 1997, all of the outstanding shares of Class A Common Stock of KMC Telecom were exchanged for a similar number of shares of Common Stock of KMC Holdings.

   Pursuant to a Stock Purchase Agreement dated September 22, 1997, KMC Telecom Holdings, Inc. sold to each of Harold N. Kamine and Nassau 13,835 shares of Common Stock.

   On October 31, 1997, KMC Telecom Holdings sold 100,000 and 50,000 shares of its Series C Cumulative Convertible Preferred Stock to General Electric Capital Corporation and CoreStates Holdings, Inc., respectively. Also on October 31, 1997, KMC Telecom Holdings, Inc. sold 25,000 shares of its Series D Cumulative Convertible Preferred Stock to Nassau. In the purchase agreement in respect of such sales, such purchasers represented that the shares were being acquired for such purchaser's own investment and not with a present view to or for sale in connection with any distribution thereof and that each purchaser is an "institutional accredited investor" as defined in Regulation D under the Securities Act. In January 1998, Nassau exercised its conversion rights and converted all of its shares of Series D Preferred Stock into an equal number of Series C Preferred Stock.

   On January 29, 1998, we sold 460,800 units to Morgan Stanley & Co. Incorporated, as Placement Agent. Each unit consisted of one 12 1/2% Senior Discount Note due 2008, with a principal amount at maturity of $1,000, and one warrant to purchase 0.21785 shares of common stock. The exercise price of the warrants is $.01 per share of common stock. The aggregate number of shares of common stock subject to the warrants is 100,385. The aggregate offering price of the units was $249,965,568 and the aggregate underwriting discounts and commissions were $9,998,623. Of the aggregate net proceeds of the offering of the units, after underwriting discounts, commissions and certain expenses of the offering, approximately $10,446,000 was attributed to the warrants. The sale of the units to the Placement Agent was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) of that Act, on the basis that the transaction did not involve a public offering. The Placement Agent agreed that any resales which it made would be made only (i) to qualified institutional buyers as defined in Rule 144A under the Securities Act, (ii) to institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (iii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

   In September 1998, we granted options to purchase an aggregate of 262,500 shares of our common stock to our employees and employees of certain of our affiliates under the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates. The majority of these options were issued to replace options to purchase shares of common stock of our subsidiary, KMC Telecom Inc., which had been issued in earlier years, prior to our organization and the establishment of the present holding company structure. No consideration was received by us for the issuance of the options. The options have various exercise prices with 157,500 exercisable at an exercise price of $20 per share, 52,500 exercisable at an exercise price of $30 per share, and 52,500 exercisable at an exercise price of $40 per share. The issuance of the options was made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of that Act, on the basis that the transaction did not involve a public offering.

   On January 1, 1999, July 1, 1999 and October 1, 1999, we granted options to purchase an aggregate of 82,342 shares of our Common Stock to our employees and employees of certain of our affiliates under the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates. No consideration was received by us for the issuance of the options. The options have various exercise prices with 67,509 exercisable at an exercise price of $125 per share, 2,933 exercisable at an exercise price of $225 per share, and 11,900 exercisable at an exercise price of $250 per share. The issuance of the options was made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of that Act, on the basis that the transaction did not involve a public offering.

   On January 25, 1999, one individual exercised stock options to purchase 14,800 shares of common stock previously granted to that individual under the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates for aggregate gross proceeds of $333,000. The sale was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering. An Option Exercise and Investment Representation Statement signed by the individual contains representations as to his investment intent and imposes substantial restrictions upon transfer of the securities.

   On February 4, 1999, we issued units (the "Units") consisting of an aggregate of 25,000 shares of Series E Senior Redeemable, Exchangeable, PIK Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"), and 40,000 shares of Series F Senior Redeemable, Exchangeable, PIK Preferred Stock, par value $.01 per share (the "Series F Preferred Stock"), and warrants (the "Warrants") to purchase approximately 24,660 shares of our Common Stock, par value $.01 per share, for aggregate gross proceeds of $65.0 million. Newcourt Commercial Finance Corporation ("Newcourt Finance"), a subsidiary of Newcourt Capital, Inc. ("Newcourt"), acquired all of the Series E Preferred Stock, 10,000 shares of the Series F Preferred Stock and Warrants to purchase 18,227 shares of common stock. Lucent Technologies Inc. ("Lucent") acquired 30,000 shares of the Series F Preferred Stock and Warrants to purchase 6,433 shares of Common Stock.

   The sale of the Units to Newcourt Finance and Lucent was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering. The offer and sale was made to only two institutional investors. In the Securities Purchase Agreement applicable to the transaction, Newcourt Finance and Lucent each made representations as to their investment intent. The Securities Purchase Agreement places substantial restrictions upon transfer of the securities and the certificates representing the securities have been legended to that effect.

   The Warrants issued as part of the Units entitle the holders of the Warrants to purchase an aggregate of 24,660 shares of Common Stock and are exercisable from February 4, 2000 through February 1, 2009 at a price of $.01 per share.

   On April 30, 1999, we issued units (the "Units") consisting of an aggregate of 35,000 shares of Series E Senior Redeemable, Exchangeable PIK Preferred Stock, par value $.01 per share (the "Series E Preferred Stock") and an aggregate of 127,932 warrants (the "Warrants"), each to purchase 0.471756 shares of our Common Stock, par value $.01 per share, to an institutional investor for aggregate gross proceeds of $35.0 million.

   The sale of the Units was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering. The offer and sale was made to only one institutional investor. In the Securities Purchase Agreement applicable to the transaction, such institutional investor made representations as to its investment intent. The Securities Purchase Agreement places substantial restrictions upon transfer of the securities and the certificates representing the securities have been legended to that effect. The Warrants issued as part of the Units entitle the holders of the Warrants to purchase an aggregate of 60,353 shares of Common Stock and are exercisable from February 4, 2000 through February 1, 2009 at a price of $.01 per share.

   On May 24, 1999, we sold $275.0 million aggregate principal amount of 13% Senior Notes due 2009 to Morgan Stanley & Co. Incorporated, as representative of certain initial purchasers. The sale of the Senior Notes to the initial purchasers was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) of that Act, on the basis that the transaction did not involve a public offering. The initial purchasers agreed that any resales which they made would be made only (i) to qualified institutional buyers as defined in Rule 144A under the Securities Act, (ii) to institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (iii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

   On December 16, 1999, one institutional investor exercised 50 warrants to purchase an aggregate of 10 shares of our common stock for aggregate gross proceeds of $0.10. The issuance of the shares upon exercise of the warrants was made in reliance on the exemption from registration provided by Section 4(2) of the Securities

Act, on the basis that the transaction did not involve a public offering. The Warrant Agreement applicable to the warrants contains representations as to such investor's investment intent and imposes substantial restrictions upon transfer of the securities.

   On February 1, 2000, an institutional investor exercised 4,250 warrants to purchase 925 shares of Common Stock pursuant to a Warrant Agreement dated as of January 29, 1998. The issuance of the shares upon exercise of the warrants was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering. The Warrant Agreement imposes substantial restrictions upon transfer of the securities and the certificates representing the securities have been legended to that effect.

   On February 28, 2000, an institutional investor exercised 700 warrants to purchase 152 shares of Common Stock pursuant to a Warrant Agreement dated as of January 29, 1998. The issuance of the shares upon exercise of the warrants was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering. The Warrant Agreement imposes substantial restrictions upon transfer of the securities and the certificates representing the securities have been legended to that effect.

   On July 7, 2000, we issued an aggregate of 539,989 shares of Series G Convertible Preferred Stock, par value $.01 per share (the "Series G Preferred Stock") to 7 accredited investors for aggregate gross proceeds of $182.5 million.

   The sale of the Series G Preferred Stock was made in reliance on the exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering. The offer and sale was made only to accredited investors. In the Securities Purchase Agreement applicable to the transaction, each investor made representations as to their investment intent. The Securities Purchase Agreement places substantial restrictions upon transfer of the securities and the certificates representing the securities have been legended to that effect.

Item 16. Exhibits and Consolidated Financial Statement Schedules

   (a) Exhibits

     See Exhibit Index.

   (b) Financial Statement Schedules

     Report of Independent Auditors (Included at page S-1)
     Schedule I--Condensed Financial Information of Registrant (Included at pages S-2 to S-10).

     Schedule II -- Valuation and Qualifying Accounts (Included at page 11)

     All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedminster, State of New Jersey, on the 19th day of September, 2000.

                                          KMC TELECOM HOLDINGS, INC.

                                                  /s/ William F. Lenahan
                                          By: _________________________________
                                                    William F. Lenahan
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints William F. Lenahan and William Stewart and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all applications, registration statements, notices, reports and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offering described therein, (iv) act on, sign and file any and all applications, notices, reports and other documents necessary or appropriate in connection with listing the common stock described in this registration statement or any amendment thereto on The Nasdaq National Market or any other stock market or securities exchange in connection with such offering, (v) act on, sign and file any and all such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith and (vi) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 19th day of September, 2000.

                 Signature                                   Title(s)
                 ---------                                   --------
         /s/ William F. Lenahan             Chief Executive Officer and Director
___________________________________________  (Principal Executive Officer)
            William F. Lenahan

         /s/ William H. Stewart             Executive Vice President, Chief Financial
___________________________________________  Officer and Director (Principal Financial
            William H. Stewart               Officer)

          /s/ Robert F. Hagan               Senior Vice President, Finance
___________________________________________  (Principal Accounting Officer)
              Robert F. Hagan

                 Signature                                   Title(s)
                 ---------                                   --------
          /s/ Harold N. Kamine              Chairman of the Board of Directors
___________________________________________
             Harold N. Kamine

           /s/ Gary E. Lasher               Vice Chairman of the Board of Directors
___________________________________________
              Gary E. Lasher

        /s/ Roscoe C. Young, II             President, Chief Operating Officer and
___________________________________________  Director
            Roscoe C. Young, II

          /s/ John G. Quigley               Director
___________________________________________
              John G. Quigley

        /s/ Richard H. Patterson            Director
___________________________________________
           Richard H. Patterson

          /s/ Randall A. Hack               Director
___________________________________________
              Randall A. Hack

        /s/ Alexander P. Coleman            Director
___________________________________________
           Alexander P. Coleman

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
KMC Telecom Holdings, Inc.

   We have audited the consolidated balance sheets of KMC Telecom Holdings, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, redeemable and nonredeemable equity and cash flows for the years then ended. Our audit report issued thereon dated January 31, 2000, except for Note 18, as to which the date is March 28, 2000, is included elsewhere in this Registration Statement.

   In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 31, 2000, except for
 Note 8, as to which the date
 is March 28, 2000

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KMC TELECOM HOLDINGS, INC.
                                (Parent Company)

                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                               December 31
                                                           --------------------
                                                             1998       1999
                                                           ---------  ---------
Assets
Current assets:
  Cash and cash equivalents (overdraft)................... $   1,221  $    (833)
  Amounts due from subsidiaries...........................    20,922     72,972
  Prepaid expenses and other current assets...............       332      1,255
                                                           ---------  ---------
Total current assets......................................    22,475     73,394
Loans receivable from subsidiaries........................   265,713    590,103
Networks and equipment, net...............................     4,775     58,531
Intangible assets, net....................................       625      1,388
Deferred financing costs..................................    12,055     21,031
Other assets..............................................     1,952        825
                                                           ---------  ---------
                                                            $307,595  $ 745,272
                                                           =========  =========
Liabilities, redeemable and nonredeemable equity
 (deficiency)
Current liabilities:
  Accounts payable........................................ $   2,043  $  40,984
  Accrued expenses........................................     5,838     14,967
                                                           ---------  ---------
Total current liabilities.................................     7,881     55,951
Senior notes payable......................................        --    275,000
Senior discount notes payable.............................   267,811    301,137
Losses of subsidiaries in excess of basis.................    61,244    247,127
                                                           ---------  ---------
Total liabilities.........................................   336,936    879,215
Redeemable equity:
  Senior redeemable, exchangeable, PIK preferred stock,
   par value $.01 per share; authorized: -0- shares in
   1998 and 630 shares in 1999; shares issued and
   outstanding:
    Series E, -0- in 1998 and 65 shares in 1999 ($65,004
     liquidation preference)..............................       --      50,770
    Series F, -0- in 1998 and 44 shares in 1999 ($44,177
     liquidation preference)..............................       --      41,370
  Redeemable cumulative convertible preferred stock, par
   value $.01 per share; 499 shares authorized; shares
   issued and outstanding:
    Series A, 124 shares in 1998 and 1999 ($12,380
     liquidation preference)..............................    30,390     71,349
    Series C, 175 shares in 1998 and 1999 ($17,500
     liquidation preference)..............................    21,643     40,301
  Redeemable common stock, shares issued and outstanding,
   224 in 1998 and in 1999................................    22,305     33,755
  Redeemable common stock warrants........................       674     12,925
                                                           ---------  ---------
Total redeemable equity...................................    75,012    250,470
Nonredeemable equity (deficiency):
  Common stock, par value $.01 per share, 3,000 shares
   authorized; shares issued and outstanding: 614 shares
   in 1998 and 629 shares in 1999.........................         6          6
  Additional paid-in capital..............................    13,750        --
  Unearned compensation...................................    (5,824)    (9,163)
  Accumulated deficit.....................................  (112,285)  (375,256)
                                                           ---------  ---------
Total nonredeemable equity (deficiency)...................  (104,353)  (384,413)
                                                           ---------  ---------
                                                            $307,595  $ 745,272
                                                           =========  =========

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KMC TELECOM HOLDINGS, INC.
                                (Parent Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                            September 22,
                                                1997          Year Ended
                                             (formation)     December 31
                                             to December  -------------------
                                              31, 1997      1998      1999
                                            ------------- --------  ---------
Operating expenses:
Network Operating Costs:
  Non-cash stock compensation..............   $     --    $  1,695  $   2,387
  Other network operating costs............         --          --         --
Selling, general and administrative:
  Non-cash stock compensation..............         --      19,495     27,446
  Other selling, general and administrative
   costs...................................         --      19,624     40,714
Depreciation and amortization..............         --       1,197      3,104
                                              --------    --------  ---------
Total operating expenses...................         --      42,011     73,651
                                              --------    --------  ---------
Loss from operations.......................         --     (42,011)   (73,651)
Other expense..............................         --          --     (4,297)
Intercompany charges.......................         --      20,922     72,972
Interest income............................         --       8,575      1,872
Interest expense...........................         --     (23,104)   (36,729)
Equity in net loss of subsidiaries.........    (21,860)    (41,135)  (185,883)
                                              --------    --------  ---------
Net loss...................................    (21,860)    (76,753)  (225,716)
Dividends and accretion on redeemable
 preferred stock...........................     (8,904)    (18,285)   (81,633)
                                              --------    --------  ---------
Net loss applicable to common
 shareholders..............................   $(30,764)   $(95,038) $(307,349)
                                              ========    ========  =========



                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KMC TELECOM HOLDINGS, INC.
                                (Parent Company)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                              September 22,
                                                  1997
                                               (formation)      Year Ended
                                                   to          December 31,
                                              December 31,  -------------------
                                                  1997        1998      1999
                                              ------------- --------  ---------
Operating activities
Net loss....................................    $(21,860)   $(76,753) $(225,716)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Equity in net loss of subsidiaries......      21,860      41,135    185,883
    Depreciation and amortization...........          --       1,197      3,104
    Non-cash interest expense...............          --      23,104     36,963
    Non-cash stock option compensation
     expense................................          --      21,190     29,833
    Changes in assets and liabilities:
      Prepaid expenses and other current
       assets...............................          --        (332)      (923)
      Accounts payable......................          --       2,043        441
      Accrued expenses......................          --       5,838      9,075
      Amounts due from subsidiaries.........          --     (20,922)   (52,050)
      Other assets..........................          --      (1,952)     1,128
                                                --------    --------  ---------
Net cash provided by (used in) operating
 activities.................................          --      (5,452)   (12,262)
                                                --------    --------  ---------
Investing activities
Loans receivable from subsidiaries..........     (24,623)   (233,685)  (324,390)
Purchases of equipment......................          --      (5,845)   (18,327)
Acquisitions of intangible assets...........        (506)       (166)      (796)
                                                --------    --------  ---------
Net cash used in investing activities.......     (25,129)   (239,696)  (343,513)
                                                --------    --------  ---------
Financing activities
Proceeds from issuance of preferred stock
 and related warrants, net of issuance
 costs......................................      16,498          --     91,001
Proceeds from exercise of stock options.....          --          --        333
Proceeds from issuance of senior notes, net
 of issuance costs and purchase of portfolio
 of restricted investments..................          --          --    262,387
Proceeds from issuance of common stock and
 warrants, net of issuance costs............       9,363      20,446         --
Proceeds from issuance of senior discount
 notes, net of issuance costs...............        (732)    225,923         --
                                                --------    --------  ---------
Net cash provided by financing activities...      25,129     246,369    353,721
                                                --------    --------  ---------
Net increase (decrease) in cash and cash
 equivalents................................          --       1,221     (2,054)
Cash and cash equivalents, beginning of
 year.......................................          --          --      1,221
                                                --------    --------  ---------
Cash and cash equivalents, end of year......    $     --    $  1,221  $    (833)
                                                ========    ========  =========

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          KMC TELECOM HOLDINGS, INC.
                               (Parent Company)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               December 31, 1999

1. Basis of Presentation

   In the parent company only financial statements, KMC Telecom Holdings, Inc.'s (the "Company") investment in subsidiaries is stated at cost less equity in losses of subsidiaries since date of formation. These parent company financial statements should be read in conjunction with the Company's consolidated financial statements. The Company's operating subsidiaries are KMC Telecom Inc. ("KMC Telecom"), KMC Telecom II, Inc. ("KMC Telecom II"), KMC Telecom III, Inc. ("KMC Telecom III") and KMC Telecom of Virginia, Inc.

   On September 22, 1997, the stockholders of KMC Telecom exchanged all of their KMC Telecom common and preferred stock for equal numbers of shares of common and preferred stock of the Company.

   Pursuant to a management agreement among the Company and its subsidiaries, the Company provides management and other services and incurs certain operating expenses on behalf of its subsidiaries. Such costs are allocated to the subsidiaries by the Company and reimbursed on a current basis. At December 31, 1998 and 1999, an aggregate of $20.9 and $73.0 million, respectively, was due from the subsidiaries for such costs and is included in the accompanying condensed balance sheet at December 31, 1998 and 1999 as a current receivable. Such reimbursements are permitted under the debt agreements of the Company's subsidiaries.

2. Senior Secured Credit Facility

   On December 22, 1998, KMC Telecom, KMC Telecom II and KMC Telecom of Virginia (the "Subsidiary Borrowers"), refinanced and expanded the Amended and Restated Loan and Security Agreement (the "AT&T Facility") by entering into a Loan and Security Agreement (the "Senior Secured Credit Facility") with AT&T Commercial Finance Corporation ("AT&T Finance"), First Union National Bank, General Electric Capital Corporation ("GECC") and Canadian Imperial Bank of Commerce (the "Creditors").

   The Company has unconditionally guaranteed the repayment of the Senior Secured Credit Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. The Company has agreed to pay all amounts outstanding under the Senior Secured Credit Facility, on demand, upon the occurrence and during the continuation of any event of default (as defined therein). The Company has pledged the shares of each of the Subsidiary Borrowers to the Creditors to collateralize its obligations under the guaranty. In addition, the Subsidiary Borrowers have pledged all of their assets to the Creditors. Accordingly, if there were an event of default under the Senior Secured Credit Facility, the lenders thereunder would be entitled to payment in full and could foreclose on assets of the Subsidiary Borrowers, and the holders of the Senior Discount Notes and Senior Notes would have no right to share in such assets. At December 31, 1999, an aggregate of $235.0 million was outstanding under this facility.

   Additionally, the Senior Secured Credit Facility restricts the ability of the Subsidiary Borrowers to pay dividends to, or to pay principal or interest on loans from, the Company. Such restrictions could adversely affect the Company's liquidity and ability to meets its cash requirements, including its ability to repay the Senior Discount Notes and the Senior Notes.

   At December 31, 1999, an aggregate of $504.8 million has been loaned by the Company to the Subsidiary Borrowers to be used for the construction and expansion of fiber optic telecommunications networks and for working capital and general corporate purposes.

   As discussed further in Note 8, the Subsidiary Borrowers amended, restated and combined the Senior Secured Credit Facility and the Lucent Loan and Security Agreement during the first quarter of 2000.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          KMC TELECOM HOLDINGS, INC.
                               (Parent Company)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)


3. Senior Discount Notes

   On January 29, 1998, the Company sold 460,800 units, each consisting of 12 1/2% senior discount notes with a principal amount at maturity of $1,000 due 2008 pursuant to the Senior Discount Note Indenture between KMC Holdings and the Chase Manhattan Bank, as trustee (the "Senior Discount Notes") and one warrant to purchase .21785 shares of Common Stock of the Company at an exercise price of $.01 per share. The gross and net proceeds of the offering were approximately $250.0 million and $236.4 million, respectively. A substantial portion of the net proceeds of the offering have been loaned by the Company to its subsidiaries. On August 11, 1998, KMC Holdings consummated an offer to exchange the notes issued on January 29, 1998 for $460.8 million aggregate principal amount at maturity of notes that had been registered under the Securities Act of 1933 (as used below and elsewhere herein, "Senior Discount Notes" includes the original notes and the exchange notes).

   The Senior Discount Notes are unsecured, unsubordinated obligations of the Company and mature on February 15, 2008. The Senior Discount Notes will fully accrete to face value on February 15, 2003. From and after February 15, 2003, the Senior Discount Notes will bear interest, which will be payable in cash, at the rate of 12.5% per annum on February 15 and August 15 of each year, commencing August 15, 2003. The Company is accreting the initial carrying value of the Senior Discount Notes to their aggregate face value over the term of the debt at its effective interest rate of 13.7%.

   The indebtedness evidenced by the Senior Discount Notes ranks pari passu in right of payment with all existing and future unsubordinated, unsecured indebtedness of KMC Holdings and senior in right of payment to all existing and future subordinated indebtedness of KMC Holdings. However, KMC Holdings is a holding company and the Senior Discount Notes are, therefore, effectively subordinated to all existing and future liabilities (including trade payables) of its subsidiaries.

   The Senior Discount Note Indenture restricts, among other things, the ability of the Company to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of capital stock, make investments or certain other restricted payments, sell assets of the Company, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

4. Lucent Loan and Security Agreement

   KMC Telecom III entered into a Loan and Security Agreement (the "Lucent Facility") dated February 4, 1999 with Lucent Technologies Inc. ("Lucent") which provides for borrowings to be used to fund the acquisition of certain telecommunications equipment and related expenses.

   The Company has unconditionally guaranteed the repayment of the Lucent Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. The Company has agreed to pay all amounts outstanding under the Lucent Facility, on demand, upon the occurrence and during the continuation of any event of default (as defined therein). The Company has pledged the shares of KMC Telecom III to Lucent to collateralize its obligations under the guaranty. In addition, KMC Telecom III has pledged all of its assets to Lucent. Accordingly, if there were an event of default under the Lucent Facility, Lucent thereunder would be entitled to payment in full and could foreclose on the assets of KMC Telecom III and the holders of the Senior Discount Notes and Senior Notes would have no right to share in such assets. At December 31, 1999, no amounts were outstanding under this facility.

   Additionally, the Lucent Facility restricts the ability of KMC Telecom III to pay dividends to, or to pay principal or interest on loans from, the Company. Such restrictions could adversely affect the Company's

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          KMC TELECOM HOLDINGS, INC.
                               (Parent Company)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

liquidity and ability to meet its cash requirements, including its ability to repay the Senior Discount Notes and the Senior Notes.

5. Senior Notes

   On May 24, 1999, the Company issued $275.0 million aggregate principal amount of 13 1/2% Senior Notes due 2009. On December 30, 1999, the Company exchanged the notes issued on May 24, 1999 for $275.0 million aggregate principal amount of notes that had been registered under the Securities Act of 1933 (as used below, "Senior Notes" includes the original notes and the exchange notes). Interest on the Senior Notes is payable semi-annually in cash on May 15 and November 15 of each year, beginning November 15, 1999. A portion of the proceeds from the offering of the Senior Notes was used to purchase a portfolio of U.S. government securities that were pledged as security for the first six interest payments on the Senior Notes.

   The Senior Notes are guaranteed by KMC Telecom Financing, Inc., a wholly-owned subsidiary. The Senior Notes are senior, unsubordinated unsecured obligations of KMC Holdings and rank pari passu in right of payment with all existing and future unsubordinated, unsecured indebtedness of KMC Holdings and senior in right of payment to all of existing and future subordinated indebtedness of KMC Holdings. However, KMC Holdings is a holding company and the Senior Notes are, therefore, effectively subordinated to all existing and future liabilities (including trade payables) of its subsidiaries.

   The Senior Note Indenture contains certain covenants that, among other things, limit the Company's ability to incur additional indebtedness, engage in sale-leaseback transactions, pay dividends or make certain other distributions, sell assets, redeem capital stock, effect a consolidation or merger of KMC Telecom Holdings, Inc. and enter into transactions with stockholders and affiliates and create liens on our assets.

6. Redeemable Equity

   Series E Preferred Stock

   On February 4, 1999, the Company issued 25,000 shares of Series E Senior Redeemable, Exchangeable PIK Preferred Stock (the "Series E Preferred Stock") to Newcourt Commercial Finance Corporation ("Newcourt Finance"), generating aggregate gross proceeds of $22.9 million. The Series E Preferred Stock has a liquidation preference of $1,000 per share and an annual dividend equal to 14.5% of the liquidation preference, payable quarterly. On or before January 15, 2004, the Company may pay dividends in cash or in additional fully paid and nonassessable shares of Series E Preferred Stock. After January 15, 2004, dividends must be paid in cash, subject to certain conditions. Unpaid dividends accrue at the dividend rate of the Series E Preferred Stock, compounded quarterly. During 1999, the Company issued 5,004 shares of Series E Preferred Stock to pay the dividends due.

   The Series E Preferred Stock must be redeemed on February 1, 2011, subject to the legal availability of funds therefor, at a redemption price, payable in cash, equal to the liquidation preference thereof on the redemption date, plus all accumulated and unpaid dividends to the date of redemption.

   The Series E Preferred Stock is not convertible. The Company may, at the sole option of the Board of Directors (out of funds legally available), exchange all, but not less than all, of the Series E Preferred Stock then outstanding, for a new series of subordinated debentures (the "Exchange Debentures") issued pursuant to an exchange debenture indenture.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          KMC TELECOM HOLDINGS, INC.
                               (Parent Company)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)


   Series F Preferred Stock

   On February 4, 1999, the Company issued 40,000 shares of Series F Senior Redeemable, Exchangeable PIK Preferred Stock (the "Series F Preferred Stock") to Lucent and Newcourt Finance, generating aggregate gross proceeds of $38.9 million. The Series F Preferred Stock has a liquidation preference of $1,000 per share and an annual dividend equal to 14.5% of the liquidation preference, payable quarterly. The Company may pay dividends in cash or in additional fully paid and nonassessable shares of Series F Preferred Stock. During 1999, the Company issued 4,177 shares of Series F Preferred Stock to pay the dividends due for such period.

   Upon the earlier of (i) the date that is sixty days after the date on which the Company closes an underwritten primary offering of at least $200 million of its Common Stock, pursuant to an effective registration statement under the Securities Act or (ii) February 4, 2001, any outstanding Series F Preferred Stock will automatically convert into Series E Preferred Stock, on a one for one basis.

   The Company may, at the sole option of the Board of Directors (out of funds legally available), exchange all, but not less than all, of the Series F Preferred Stock then outstanding for Exchange Debentures.

   Warrants

   In connection with the February 4, 1999 issuances of the Series E Preferred Stock and the Series F Preferred Stock, warrants to purchase an aggregate of 24,660 shares of Common Stock were sold to Newcourt Finance and Lucent. The aggregate gross proceeds from the sale of these warrants was approximately $3.2 million. These warrants, at an exercise price of $.01 per share, are exercisable from February 4, 2000 through February 1, 2009.

   In addition, the Company also delivered to the Warrant Agent certificates representing warrants to purchase an aggregate of an additional 107,228 shares of Common Stock at an exercise price of $.01 per share (the "Springing Warrants"). The Springing Warrants may become issuable under the circumstances described in the following paragraph.

   If the Company fails to redeem all shares of Series F Preferred Stock prior to the date (the "Springing Warrant Date") which is the earlier of (i) the date that is sixty days after the date on which the Company closes an underwritten primary offering of at least $200 million of its Common Stock pursuant to an effective registration statement under the Securities Act or
(ii) February 4, 2001, the Warrant Agent is authorized to issue the Springing Warrants to the Eligible Holders (as defined in the warrant agreement) of the Series E and Series F Preferred Stock. In the event the Company has redeemed all outstanding shares of Series F Preferred Stock prior to the Springing Warrant Date, the Springing Warrants will not be issued and the Warrant Agent will return the certificates to the Company. To the extent the Company exercises its option to exchange all of the Series F Preferred Stock for Exchange Debentures prior to the Springing Warrant Date, the Springing Warrants will not become issuable. Therefore, as the future issuance of the Springing Warrant is entirely within the control of the Company and the likelihood of their issuance is deemed to be remote, no value has been ascribed to the Springing Warrants.

   Redemption Rights

   Pursuant to a stockholders agreement, certain of the Company's stockholders and warrant holders have "put rights" entitling them to have the Company repurchase their preferred and common shares and redeemable common stock warrants for the fair value of such securities if no Liquidity Event (defined as (i) an initial public offering with gross proceeds of at least $40 million,
(ii) the sale of substantially all of the stock or assets of the

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          KMC TELECOM HOLDINGS, INC.
                               (Parent Company)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

Company or (iii) the merger or consolidation of the Company with one or more other corporations) has taken place by the later of (x) October 22, 2003 or
(y) 90 days after the final maturity date of the Senior Discount Notes. The restrictive covenants of the Senior Discount Notes limit the Company's ability to repurchase such securities. All of the securities subject to such "put rights" are presented as redeemable equity in the accompanying balance sheets.

   The redeemable preferred stock, redeemable common stock and redeemable common stock warrants, which are subject to the stockholders agreement, are being accreted up to their fair market values from their respective issuance dates to their earliest potential redemption date (October 22, 2003). At December 31, 1999, the aggregate redemption value of the redeemable equity was approximately $320 million, reflecting per share redemption amounts of $1,212 for the Series A Preferred Stock, $476 for the Series C Preferred Stock and $250 for the redeemable common stock and redeemable common stock warrants.

7. Arbitration Award

   During the second quarter of 1999, the Company recorded a $4.3 million charge to other expense in connection with an unfavorable arbitration award. The net amount due under the terms of the award was paid in full in June 1999.

8. Subsequent Events

   On February 15, 2000, KMC Telecom, KMC Telecom II, KMC Telecom of Virginia and KMC Telecom III (the "Borrowers"), amended, restated and combined the Senior Secured Credit Facility and the Lucent Facility by entering into a $700 million Loan and Security Agreement (the "Amended Senior Secured Credit Facility") with a group of lenders led by Newcourt Commercial Finance Corporation, GE Capital, Canadian Imperial Bank of Commerce ("CIBC"), First Union National Bank and Lucent Technologies, Inc. (the "Lenders").

   The Amended Senior Secured Credit Facility includes a $175 million reducing revolver facility (the "Revolver"), a $75 million term loan (the "Term Loan") and a $450 million term loan facility (the "Lucent Term Loan").

   The Revolver will mature on April 1, 2007. Proceeds from the Revolver can be used to finance the purchase of certain equipment, transaction costs and upon attainment of certain financial condition, for working capital and other general corporate purposes. The aggregate commitment of the Lenders under the Revolver will be reduced on each payment date beginning April 1, 2003. The initial quarterly commitment reduction is 5.0%, reducing to 3.75% on July 1, 2003 and increasing to 6.25% on July 1, 2004, and further increasing to 7.50% on July 1, 2006. Commencing with the fiscal year ending December 31, 2001, the aggregate Revolver commitment will be further reduced by an amount equal to 50% of excess operating cash flows (as defined in the Facility) for the prior fiscal year until the Borrowers achieve certain financial conditions. The Borrowers must pay an annual commitment fee on the unused portion of the Revolver ranging from .75% to 1.25%.

   The Term Loan is payable in twenty consecutive quarterly installments of $188,000 beginning on April 1, 2002 and two final installments of $35.6 million each on April 1, 2007 and July 1, 2007. Proceeds from the Term Loan can be used to finance the purchase of certain equipment, transaction costs, working capital and other general corporate purposes.

   The Lucent Term Loan provides for an aggregate commitment of up to $450 million. Proceeds from the Lucent Term Loan can be used to purchase Lucent products or to reimburse the Borrowers for Lucent products

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          KMC TELECOM HOLDINGS, INC.
                               (Parent Company)

             NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)

previously purchased with cash or other sources of liquidity. The Lucent Term Loan will mature on July 1, 2007 and has required quarterly amortization beginning on July 1, 2003 of 5%. The amortization decreases to 3.75% per quarter beginning on October 1, 2003, increases to 6.25% on October 1, 2004 and further increases to 7.50% on October 1, 2006. An annual commitment fee of 1.50% is payable for any unused portion of the Lucent Term Loan.

   The Amended Senior Secured Credit Facility will bear interest payable at the Borrowers' option, at (a) the "Applicable Base Rate Margin" (which generally ranges from 2.00% to 3.25%) plus the greater of (i) the administrative agent's prime rate or (ii) the overnight federal funds rate plus .5% or (b) the "Applicable LIBOR Margin" (which generally ranges from 3.00% to 4.25%) plus LIBOR, as defined. "Applicable Base Rate Margin" interest is payable quarterly while "Applicable LIBOR Margin" interest is payable at the end of each applicable interest period or at least every three months. If a payment default were to occur, the interest rate will be increased by four percentage points. If any other event of default shall occur, the interest rate will be increased by two percentage points.

   KMC Holdings has unconditionally guaranteed the repayment of the Amended Senior Secured Credit Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. KMC Holdings has pledged the shares of each of the Borrowers to the Lenders to collateralize its obligations under the guaranty. In addition, the Borrowers have each pledged all of their assets to the Lenders.

   The Amended Senior Secured Credit Facility contains a number of affirmative and negative covenants including, a covenant requiring the Borrowers to obtain cash capital contributions from KMC Holdings of at least $185 million prior to April 1, 2001. KMC Holdings has secured a financing commitment for $100 million in PIK preferred stock from Lucent towards this requirement and currently contemplates raising the balance of $85 million through sales of private and public securities in the capital markets. Additional affirmative and negative covenants include, among others, restricting the ability of the Borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to KMC Holdings, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person, subject to certain conditions.

   The Borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a ratio of total debt to contributed capital, certain minimum revenues, maximum EBITDA losses and minimum EBITDA, maximum capital expenditures and minimum access lines, a maximum total leverage ratio, a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The covenants become more restrictive upon the earlier of (i) March 31, 2002 and
(ii) after the Borrowers achieve positive EBITDA on a combined basis for two consecutive fiscal quarters and a total leverage ratio (as defined) equal to or less than 8 to 1.

   Failure to satisfy any of the financial covenants will constitute an event of default under the Amended Senior Secured Credit Facility permitting the Lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness. The Amended Senior Secured Credit Facility also includes other customary events of default, including, without limitation, a cross-default to other material indebtedness, material undischarged judgments, bankruptcy, loss of a material franchise or material license, breach of representations and warranties, a material adverse change, and the occurrence of a change of control.

                           KMC TELECOM HOLDINGS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                          Additions
                                    ---------------------
                                               Charged to
                         Balance at Charged to   Other
                         Beginning  Costs and  Accounts-- Deductions--  Balance at
      Description        of Period   Expenses   Describe    Describe   End of Period
      -----------        ---------- ---------- ---------- ------------ -------------
Year ended December 31,
 1997:
Allowance for doubtful
 accounts...............    $--       $   34      $--         $--         $   34
                            ====      ======      ====        ====        ======
Year ended December 31,
 1998:
Allowance for doubtful
 accounts...............    $ 34      $  370      $--         $ 54(1)     $  350
                            ====      ======      ====        ====        ======
Year ended December 31,
 1999:
Allowance for doubtful
 accounts...............    $350      $5,263      $--         $ 62(1)     $5,551
                            ====      ======      ====        ====        ======

  --------
  (1) Uncollectible accounts written-off.

                               INDEX OF EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation of KMC Telecom
         Holdings, Inc. dated as of September 22, 1997 (incorporated herein by reference to Exhibit 3.1 to KMC Telecom Holdings, Inc.'s Registration
         Statement on Form S-4 (Registration No. 333-50475) filed on April 20,
         1998 (hereinafter referred to as the "KMC Holdings' S-4")).
 3.2     Certificate of Amendment of the Certificate of Incorporation of KMC
         Telecom Holdings, Inc. filed on November 5, 1997 (incorporated herein by reference to Exhibit 3.2 to KMC Holdings' S-4).
 3.3     Certificate of Amendment of the Certificate of Incorporation of KMC
         Telecom Holdings, Inc. dated as of February 4, 1999 (incorporated herein by reference to Exhibit 3.3 to KMC Telecom Holdings, Inc.'s
         Form 10-K for the fiscal year ended December 31, 1998).
 3.4     Certificate of Amendment of the Certificate of Incorporation of KMC
         Telecom Holdings, Inc. dated as of April 30, 1999 (incorporated herein by reference to Exhibit 3.1 to KMC Telecom Holdings, Inc.'s Form 10-Q
         for the quarterly period ended June 30, 1999).
 3.5**   Certificate of Amendment of the Amended and Restated Certificate of
         Incorporation of KMC Telecom Holdings, Inc. dated July 7, 2000.
 3.6*    Certificate of Amendment of the Amended and Restated Certificate of
         Incorporation of KMC Telecom Holdings, Inc. dated       , 2000.
 3.7     KMC Telecom Holdings, Inc. Amended and Restated Certificate of the
         Powers, Designations, Preferences and Rights of the Series A
         Cumulative Convertible Preferred Stock, Par Value $.01 per Share,
         dated November 4, 1997 (incorporated herein by reference to Exhibit
         3.4 to KMC Telecom Holdings, Inc.'s Form 10-K for the fiscal year ended December 31, 1998).
 3.8     Certificate of Amendment to the Certificate of Powers, Designations,
         Preferences and Rights of the Series A Cumulative Convertible
         Preferred Stock, Par Value $.01 Per Share, dated as of April 30, 1999
         (incorporated herein by reference to Exhibit 3.2 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 3.9     Certificate of Amendment to the Certificate of the Powers,
         Designations, Preferences and Rights of the Series A Cumulative
         Convertible Preferred Stock, Par Value $.01 Per Share, dated as of
         June 29, 2000 (incorporated herein by reference to Exhibit 3.1 to KMC
         Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended June
         30, 2000).
 3.10**  Certificate of Amendment to the Certificate of the Powers,
         Designations, Preferences and Rights of the Series A Cumulative
         Convertible Preferred Stock, Par Value $.01 Per Share, dated July 7,
         2000.
 3.11    KMC Telecom Holdings, Inc. Certificate of the Powers, Designations,
         Preferences and Rights of the Series C Cumulative Convertible
         Preferred Stock, Par Value $.01 per Share, dated November 4, 1997
         (incorporated herein by reference to Exhibit 3.5 to KMC Telecom
         Holdings, Inc.'s Form 10-K for the fiscal year ended December 31,
         1998).
 3.12    Certificate of Amendment to the Certificate of Powers, Designations,
         Preferences and Rights of the Series C Cumulative Convertible
         Preferred Stock, Par Value $.01 Per Share, dated as of April 30, 1999
         (incorporated herein by reference to Exhibit 3.3 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 3.13    Certificate of Amendment to the Certificate of the Powers,
         Designations, Preferences and Rights of the Series C Cumulative
         Convertible Preferred Stock, Par Value $.01 Per Share, dated as of
         June 29, 2000 (incorporated herein by reference to Exhibit 3.2 to KMC
         Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended June
         30, 2000).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 3.14**  Certificate of Amendment to the Certificate of the Powers,
         Designations, Preferences and Rights of the Series C Cumulative
         Convertible Preferred Stock, Par Value $.01 Per Share, dated July 7,
         2000.
 3.15    KMC Telecom Holdings, Inc. Certificate of the Powers, Designations,
         Preferences and Rights of the Series D Cumulative Convertible
         Preferred Stock, Par Value $.01 per Share, dated November 4, 1997
         (incorporated herein by reference to Exhibit 3.6 to KMC Telecom
         Holdings, Inc.'s Form 10-K for the fiscal year ended December 31,
         1998).
 3.16    Certificate of Amendment to the Certificate of Powers, Designations,
         Preferences and Rights of the Series D Cumulative Convertible
         Preferred Stock, Par Value $.01 Per Share, dated as of April 30, 1999
         (incorporated herein by reference to Exhibit 3.4 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 3.17    Certificate of Voting Powers, Designations, Preferences and Relative
         Participating, Optional or Other Special Rights and Qualifications,
         Limitations and Restrictions Thereof of the Series E Senior,
         Redeemable, Exchangeable, PIK Preferred Stock of KMC Telecom Holdings,
         Inc., dated as of February 4, 1999 (incorporated herein by reference to Exhibit 3.7 to KMC Telecom Holdings, Inc.'s Form 10-K for the
         fiscal year ended December 31, 1998).
 3.18    Certificate of Amendment to the Certificate of Voting Powers,
         Designations, Preferences and Relative Participating, Optional or
         Other Special Rights and Qualifications, Limitations and Restrictions
         Thereof of the Series E Senior Redeemable, Exchangeable, PIK Preferred
         Stock, dated as of April 30, 1999 (incorporated herein by reference to
         Exhibit 3.5 to KMC Telecom Holdings, Inc.'s Form 10-Q for the
         quarterly period ended June 30, 1999).
 3.19    Certificate of Amendment to the Certificate of Voting Powers,
         Designations, Preferences and Relative Participating, Optional or
         Other Special Rights and Qualifications, Limitations and Restrictions
         Thereof of the Series E Senior Redeemable, Exchangeable, PIK Preferred
         Stock, dated as of June 30, 2000 (incorporated herein by reference to
         Exhibit 3.3 to KMC Telecom Holdings, Inc.'s Form 10-Q for the
         quarterly period ended June 30, 2000).
 3.20**  Certificate of Amendment to the Certificate of Voting Powers,
         Designations, Preferences and Relative Participating, Optional or
         Other Special Rights and Qualifications, Limitations and Restrictions
         Thereof of the Series E Senior Redeemable, Exchangeable, PIK Preferred
         Stock, dated July 7, 2000.
 3.21    Certificate of Voting Powers, Designations, Preferences and Relative
         Participating, Optional or Other Special Rights and Qualifications,
         Limitations and Restrictions Thereof of the Series F Senior,
         Redeemable, Exchangeable, PIK Preferred Stock of KMC Telecom Holdings,
         Inc., dated as of February 4, 1999 (incorporated herein by reference to Exhibit 3.8 to KMC Telecom Holdings, Inc.'s Form 10-K for the
         fiscal year ended December 31, 1998).
 3.22    Certificate of Amendment to the Certificate of Voting Powers,
         Designations, Preferences and Relative Participating, Optional or
         Other Special Rights and Qualifications, Limitations and Restrictions
         Thereof of the Series F Senior Redeemable, Exchangeable, PIK Preferred
         Stock, dated as of June 1, 1999 (incorporated herein by reference to
         Exhibit 3.6 to KMC Telecom Holdings, Inc.'s Form 10-Q for the
         quarterly period ended June 30, 1999).
 3.23    Certificate of Amendment to the Certificate of Voting Powers,
         Designations, Preferences and Relative Participating, Optional or
         Other Special Rights and Qualifications, Limitations and Restrictions
         Thereof of the Series F Senior Redeemable, Exchangeable, PIK Preferred
         Stock, dated as of June 30, 2000 (incorporated herein by reference to
         Exhibit 3.4 to KMC Telecom Holdings, Inc.'s Form 10-Q for the
         quarterly period ended June 30, 2000).
 3.24**  Certificate of Amendment to the Certificate of Voting Powers,
         Designations, Preferences and Relative Participating, Optional or
         Other Special Rights and Qualifications, Limitations and Restrictions
         Thereof of the Series F Senior Redeemable, Exchangeable, PIK Preferred
         Stock, dated July 7, 2000.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 3.25    Certificate of the Powers, Designations, Preferences and Rights of the
         Series G-1 Voting Convertible Preferred Stock and Series G-2 Non-
         Voting Convertible Preferred Stock, Par Value $.01 Per Share, dated as of July 5, 2000 (incorporated herein by reference to Exhibit 3.5 to
         KMC Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended
         June 30, 2000).
 3.26    Amended and Restated By-Laws of KMC Telecom Holdings, Inc., adopted as of April 1, 2000 (incorporated herein by reference to Exhibit 3.6 to
         KMC Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended
         June 30, 2000).
 3.27**  Amendment No. 1 to the Amended and Restated By-Laws of KMC Telecom
         Holdings, Inc., amended as of July 5, 2000.
 4.1     Amended and Restated Stockholders Agreement dated as of October 31,
         1997 by and among KMC Telecom Holdings, Inc., Nassau Capital Partners
         L.P., NAS Partners I L.L.C., Harold N. Kamine, KMC Telecommunications
         L.P., Newcourt Commercial Finance Corporation (formerly known as AT&T
         Credit Corporation), General Electric Capital Corporation, CoreStates
         Bank, N.A. and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 to KMC Holdings' S-4).
 4.2     Amendment No. 1 dated as of January 7, 1998 to the Amended and
         Restated Stockholders Agreement dated as of October 31, 1997, by and among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS
         Partners I L.L.C., Harold N. Kamine, KMC Telecommunications L.P.,
         Newcourt Commercial Finance Corporation (formerly known as AT&T Credit
         Corporation), General Electric Capital Corporation, CoreStates Bank,
         N.A. and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 to KMC Holdings' S-4).
 4.3     Amendment No. 2 dated as of January 26, 1998 to the Amended and
         Restated Stockholders Agreement dated as of October 31, 1997, by and among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS
         Partners I L.L.C., Harold N. Kamine, KMC Telecommunications L.P.,
         Newcourt Commercial Finance Corporation (formerly known as AT&T Credit
         Corporation), General Electric Capital Corporation, CoreStates Bank,
         N.A. and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.3 to KMC Holdings' S-4).
 4.4     Amendment No. 3 dated as of February 25, 1998 to the Amended and
         Restated Stockholders Agreement dated as of October 31, 1997, by and among KMC Telecom Holdings, Inc. , Nassau Capital Partners L.P., NAS
         Partners I L.L.C., Harold N. Kamine, KMC Telecommunications L.P.,
         Newcourt Commercial Finance Corporation (formerly known as AT&T Credit
         Corporation), General Electric Capital Corporation, CoreStates Bank,
         N.A. and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.4 to KMC Holdings' S-4).
 4.5     Amendment No. 4 dated as of February 4, 1999 to the Amended and
         Restated Stockholders Agreement dated as of October 31, 1997, by and among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS
         Partners I L.L.C., Harold N. Kamine, Newcourt Commercial Finance
         Corporation (formerly known as AT&T Credit Corporation), General
         Electric Capital Corporation, CoreStates Bank, N.A. and CoreStates
         Holdings, Inc. (incorporated herein by reference to Exhibit 4.5 to KMC
         Telecom Holdings, Inc.'s Form 10-K for the fiscal year ended December
         31, 1998).
 4.6     Amendment No. 5 dated as of April 30, 1999 to the Amended and Restated
         Stockholders Agreement dated as of October 31, 1997, by and among KMC
         Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I
         L.L.C., Harold N. Kamine, Newcourt Commercial Finance Corporation
         (formerly known as AT&T Credit Corporation), General Electric Capital
         Corporation, First Union National Bank (as successor to CoreStates
         Bank, N.A.) and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.11 to KMC Telecom Holdings, Inc.'s Form 10-Q
         for the quarterly period ended June 30, 1999).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 4.7     Amendment No. 6 dated as of June 1, 1999 to the Amended and Restated
         Stockholders Agreement dated as of October 31, 1997, by and among KMC
         Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I
         L.L.C., Harold N. Kamine, Newcourt Commercial Finance Corporation
         (formerly known as AT&T Credit Corporation), General Electric Capital
         Corporation, First Union National Bank (as successor to CoreStates
         Bank, N.A.) and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.12 to KMC Telecom Holdings, Inc.'s Form 10-Q
         for the quarterly period ended June 30, 1999).
 4.8     Amendment No. 7 dated as of January 1, 2000 to the Amended and
         Restated Stockholders Agreement dated as of October 31, 1997, by and among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS
         Partners I L.L.C., Harold N. Kamine, Newcourt Commercial Finance
         Corporation (formerly known as AT&T Credit Corporation), General
         Electric Capital Corporation, First Union National Bank (as successor to CoreStates Bank, N.A.) and CoreStates Holdings, Inc. (incorporated herein by reference to Exhibit 4.8 to KMC Telecom Holdings, Inc.'s
         Form 10-K for the fiscal year ended December 31, 1999).
 4.9     Amendment No. 8 dated as of April 1, 2000 to the Amended and Restated
         Stockholders Agreement, dated as of October 31, 1997, among KMC
         Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I
         L.L.C., Harold N. Kamine, General Electric Capital Corporation, First
         Union National Bank (as successor to CoreStates Bank, N.A.),
         CoreStates Holdings, Inc. and CIT Lending Services Corporation
         (formerly known as Newcourt Commercial Finance Corporation)
         (incorporated herein by reference to Exhibit 4.1 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         2000).
 4.10    Amendment No. 9 dated as of June 30, 2000 to the Amended and Restated
         Stockholders Agreement, dated as of October 31, 1997, among KMC
         Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I
         L.L.C., Harold N. Kamine, General Electric Capital Corporation, First
         Union National Bank (as successor to CoreStates Bank, N.A.),
         CoreStates Holdings, Inc., Dresdner Kleinwort Benson Private Equity
         Partners LP, 75 Wall Street Associates, LLC, Lucent Technologies Inc.
         and CIT Lending Services Corporation (formerly known as Newcourt
         Commercial Finance Corporation) (incorporated herein by reference to
         Exhibit 4.2 to KMC Telecom Holdings, Inc.'s Form 10-Q for the
         quarterly period ended June 30, 2000).
 4.11    Indenture dated as of January 29, 1998 between KMC Telecom Holdings,
         Inc. and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.5 to KMC Holdings' S-4).
 4.12    First Supplemental Indenture dated as of May 24, 1999 among KMC
         Telecom Holdings, Inc., KMC Telecom Financing, Inc. and The Chase
         Manhattan Bank, as Trustee, to the Indenture dated as of January 29,
         1998 between KMC Telecom Holdings, Inc. and The Chase Manhattan Bank,
         as Trustee (incorporated herein by reference to Exhibit 4.1 to KMC
         Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended
         September 30, 1999).
 4.13    Indenture dated as of May 24, 1999 among KMC Telecom Holdings, Inc.,
         KMC Telecom Financing, Inc. and The Chase Manhattan Bank, as Trustee
         (incorporated herein by reference to Exhibit 4.2 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended September
         30, 1999).
 4.14    Registration Rights Agreement dated as of January 26, 1998, between
         KMC Telecom Holdings, Inc. and Morgan Stanley & Co. Incorporated
         (incorporated herein by reference to Exhibit 4.6 to KMC Holdings' S-
         4).
 4.15    Registration Rights Agreement dated as of May 19, 1999 among KMC
         Telecom Holdings, Inc. and Morgan Stanley & Co. Incorporated, Credit
         Suisse First Boston Corporation, First Union Capital Markets Corp.,
         CIBC World Markets Corp., BancBoston Robertson Stephens Inc. and
         Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.5 to KMC Telecom Holdings, Inc.'s Form 10-Q for the
         quarterly period ended September 30, 1999).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 4.16    Warrant Agreement dated as of January 29, 1998 between KMC Telecom
         Holdings, Inc. and The Chase Manhattan Bank, as Warrant Agent
         (incorporated herein by reference to Exhibit 4.7 to KMC Holdings'
         S-4).
 4.17    Warrant Agreement dated as of February 4, 1999 among KMC Telecom
         Holdings, Inc., The Chase Manhattan Bank, as Warrant Agent, Newcourt
         Commercial Finance Corporation and Lucent Technologies Inc.
         (incorporated herein by reference to Exhibit 10.2 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended March 31,
         1999).
 4.18    Warrant Agreement dated as of April 30, 1999 among KMC Telecom
         Holdings, Inc., The Chase Manhattan Bank, as Warrant Agent, First
         Union Investors, Inc., Harold N. Kamine and Nassau Capital Partners
         L.P. (incorporated herein by reference to Exhibit 4.4 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 4.19    Amendment No. 1 dated as of April 30, 1999 to the Warrant Agreement dated as of February 4, 1999, among KMC Telecom Holdings, Inc., The
         Chase Manhattan Bank, as Warrant Agent, Newcourt Commercial Finance
         Corporation, Lucent Technologies Inc. and First Union Investors, Inc.
         (incorporated herein by reference to Exhibit 4.7 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 4.20    Amendment No. 2 dated as of June 1, 1999 to the Warrant Agreement dated as of February 4, 1999, among KMC Telecom Holdings, Inc., The
         Chase Manhattan Bank, as Warrant Agent, Newcourt Commercial Finance
         Corporation, Lucent Technologies Inc. and First Union Investors, Inc.
         (incorporated herein by reference to Exhibit 4.8 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 4.21    Warrant Registration Rights Agreement dated as of January 26, 1998 between KMC Telecom Holdings, Inc. and Morgan Stanley & Co.
         Incorporated (incorporated herein by reference to Exhibit 4.8 to KMC
         Holdings' S-4).
 4.22    Warrant Registration Rights Agreement dated as of February 4, 1999 among KMC Telecom Holdings, Inc., Newcourt Commercial Finance
         Corporation and Lucent Technologies Inc. (incorporated herein by reference to Exhibit 10.3 to KMC Telecom Holdings, Inc.'s Form 10-Q
         for the quarterly period ended March 31, 1999).
 4.23    Warrant Registration Rights Agreement dated as of April 30, 1999 between KMC Telecom Holdings, Inc. and First Union Investors, Inc.
         (incorporated herein by reference to Exhibit 4.5 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 4.24    Amendment No. 1 dated as of April 30, 1999 to Warrant Registration
         Rights Agreement among KMC Telecom Holdings, Inc., Newcourt Commercial
         Finance Corporation and Lucent Technologies Inc. (incorporated herein by reference to Exhibit 4.6 to KMC Telecom Holdings, Inc.'s Form 10-Q
         for the quarterly period ended June 30, 1999).
 4.25    Preferred Stock Registration Rights Agreement dated as of April 30,
         1999 between KMC Telecom Holdings, Inc. and First Union Investors,
         Inc. (incorporated herein by reference to Exhibit 4.9 to KMC Telecom
         Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30,
         1999).
 4.26    Amendment No. 1 dated as of June 1, 1999 to Preferred Stock
         Registration Rights Agreement among KMC Telecom Holdings, Inc., First
         Union Investors, Inc., Newcourt Commercial Finance Corporation and
         Lucent Technologies Inc. (incorporated herein by reference to Exhibit
         4.10 to KMC Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended June 30, 1999).
 4.27    Securities Purchase Agreement dated as of June 30, 2000 among KMC
         Telecom Holdings, Inc., Nassau Capital Partners IV, L.P., NAS Partners
         I L.L.C., Dresdner Kleinwort Benson Private Equity Partners LP, 75
         Wall Street Associates, Harold N. Kamine, CIT Lending Services
         Corporation and Lucent Technologies Inc. (incorporated herein by reference to Exhibit 4.3 to KMC Telecom Holdings, Inc.'s Form 10-Q for
         the quarterly period ended June 30, 2000).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  5.1*   Opinion of Kelley Drye & Warren LLP regarding legality.
 10.1    Amended and Restated Loan and Security Agreement dated as of February
         15, 2000 by and among KMC Telecom Inc., KMC Telecom II, Inc., KMC
         Telecom III, Inc., KMC Telecom of Virginia, Inc., KMC Telecom Leasing
         I LLC, KMC Telecom Leasing II LLC, KMC Telecom Leasing III LLC, KMC
         Telecom.com, Inc., KMC III Services LLC, the financial institutions from time to time parties thereto as "Lenders", First Union National
         Bank as Administrative Agent for the Lenders, First Union National
         Bank, as Administrative Agent for the Lenders and Newcourt Commercial
         Finance Corporation (formerly known as AT&T Commercial Finance
         Corporation), an affiliate of The CIT Group, Inc., as Collateral Agent for the Lenders (incorporated herein by reference to Exhibit 10.6 to
         KMC Telecom Holdings, Inc.'s Form 10-K for the fiscal year ended
         December 31, 1999).
 10.2    Amendment No. 1, dated as of March 28, 2000, to Amended and Restated
         Loan and Security Agreement dated as of February 15, 2000 by and among
         KMC Telecom Inc., KMC Telecom II, Inc., KMC Telecom III, Inc., KMC
         Telecom of Virginia, Inc., KMC Telecom Leasing I LLC, KMC Telecom
         Leasing II LLC, KMC Telecom Leasing III LLC, KMC Telecom.com, Inc.,
         KMC III Services LLC, the financial institutions from time to time parties thereto as "Lenders", First Union National Bank as
         Administrative Agent for the Lenders, First Union National Bank, as
         Administrative Agent for the Lenders and Newcourt Commercial Finance
         Corporation (formerly known as AT&T Commercial Finance Corporation), an affiliate of The CIT Group, Inc., as Collateral Agent for the
         Lenders (incorporated herein by reference to Exhibit 10.1 to KMC
         Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended
         March 31, 2000).
 10.3*   Loan and Security Agreement, dated as of June 30, 2000, among KMC
         Telecom IV, Inc., KMC IV Services LLC and KMC Telecom Leasing IV LLC,
         the financial institutions from time to time parties thereto as
         "Lenders", Lucent Technologies Inc., as Agent for the Lenders, and
         State Street Bank and Trust Company, as Collateral Agent for the
         Lenders.
 10.4    General Agreement by and among KMC Telecom Inc., KMC Telecom II, Inc.
         and Lucent Technologies Inc. dated September 24, 1997, as amended on
         October 15, 1997 (incorporated herein by reference to Exhibit 10.7 to
         KMC Holdings' S-4).
 10.5    Amendment Number Two to the General Agreement by and among KMC Telecom
         Inc., KMC Telecom II, Inc., KMC Telecom Leasing I LLC, KMC Telecom
         Leasing II LLC and Lucent Technologies Inc. dated as of December 22,
         1998 (incorporated herein by reference to Exhibit 10.8 to KMC Telecom
         Holdings, Inc.'s Form 10-K for the fiscal year ended December 31,
         1999).
 10.6    Amendment Number Three to the General Agreement by and among KMC
         Telecom Inc., KMC Telecom II, Inc., KMC Telecom III, Inc., KMC Telecom
         of Virginia, Inc., KMC Telecom Leasing I LLC, KMC Telecom Leasing II
         LLC, KMC Telecom Leasing III LLC and Lucent Technologies Inc. dated as of November 15, 1999 (incorporated herein by reference to Exhibit 10.9 to KMC Telecom Holdings, Inc.'s Form 10-K for the fiscal year ended
         December 31, 1999).
 10.7    Amendment Number Four to the General Agreement by and among KMC
         Telecom Inc., KMC Telecom II, Inc., KMC Telecom III, Inc., KMC Telecom
         IV, Inc., KMC Telecom of Virginia, Inc., KMC Telecom Leasing I LLC,
         KMC Telecom Leasing II LLC, KMC Telecom Leasing III LLC, KMC Telecom
         Leasing IV LLC, KMC III Services LLC and Lucent Technologies Inc.
         dated as of February 15, 2000 (incorporated herein by reference to
         Exhibit 10.10 to KMC Telecom Holdings, Inc.'s Form 10-K for the fiscal year ended December 31, 1999).
 10.8    Professional Services Agreement between KMC Telecom Inc. and Lucent
         Technologies, Inc. dated September 4, 1997 (incorporated herein by reference to Exhibit 10.8 to KMC Holdings' S-4).

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
 10.9     Memorandum of Agreement between KMC Telecom Holdings, Inc. and EFTIA
          OSS Solutions Inc., dated as of October 26, 1998 (incorporated herein by reference to Exhibit 10.6 to KMC Telecom Holdings, Inc.'s Form 10-
          K for the fiscal year ended December 31, 1998).
 10.10    Master License Agreement dated December 31, 1998 by and between
          Billing Concepts Systems, Inc. and KMC Telecom Holdings, Inc.
          (incorporated herein by reference to Exhibit 10.7 to KMC Telecom
          Holdings, Inc.'s Form 10-K for the fiscal year ended December 31,
          1998).
 10.11    Lease Agreement dated January 1, 1996 between Cogeneration Services
          Inc. (now known as Kamine Development Corp.) and KMC Telecom Inc.
          (incorporated herein by reference to Exhibit 10.8 to KMC Telecom
          Holdings, Inc.'s Form 10-K for the fiscal year ended December 31,
          1998).
 10.12    1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom
          Holdings, Inc. and Affiliates (incorporated herein by reference to
          Exhibit 4 to KMC Holdings, Inc.'s Form 10-Q for the quarterly period ended September 30, 1998).
 10.13    Specimen of Non-Qualified Stock Option Agreement for options granted under the 1998 Stock Purchase and Option Plan for Key Employees of
          KMC Telecom Holdings, Inc. and Affiliates (incorporated herein by reference to Exhibit 10.10 to KMC Holdings, Inc.'s Form 10-Q for the
          quarterly period ended September 30, 1998).
 10.14    Amendment No. 1 made as of June 7, 1999 to 1998 Stock Purchase and
          Option Plan for Key Employees of KMC Telecom Holdings, Inc. and
          Affiliates (incorporated herein by reference to Exhibit 10.1 to KMC
          Telecom Holdings, Inc.'s Form 10-Q for the quarterly period ended
          June 30, 1999).
 10.15**  Participation Agreement, dated as of June 28, 2000, among KMC Telecom
          V, Inc., Telecom V Investor Trust 2000-A, Wilmington Trust Company,
          in its individual capacity and as trustee of the Lessor, and the
          Investors party thereto.
 10.16**  Employment Agreement, dated as of April 17, 2000, by and between KMC
          Telecom Holdings, Inc. and William F. Lenahan.
 10.17**  Employment Agreement, dated as of March 9, 2000, by and between KMC
          Telecom Holdings, Inc. and William H. Stewart.
 10.18**  Amended and Restated Employment Agreement, dated as of March 6, 2000, by and between KMC Telecom Holdings, Inc. and Roscoe C. Young II.
 10.19*** Amended and Restated Media Gateway Services Agreement II between KMC
          Telecom V Inc. and Qwest Communications Corporation, effective as of
          March 31, 2000.
 10.20*** Media Gateway Services Agreement III between KMC Telecom VI Inc. and
          Qwest Communications Corporation, effective as of June 30, 2000.
 10.21*** Amendment No. 1 to the Media Gateway Services Agreement III between
          KMC Telecom VI Inc. and Qwest Communications Corporation, effective as of August 31, 2000.
 10.22*   Pledge and Security Agreement, dated as of June 1, 2000 by and among
          Harold N. Kamine, KNT Partners, LP, KNT Network Technologies, LLC and
          KMC Telecom Holdings, Inc.
 10.23*   Secured Promissory Note, dated as of June 1, 2000, delivered by KNT
          Network Technologies, LLC to KMC Telecom Holdings, Inc.
 10.24*   Real Estate Agreement, dated as of June 1, 2000 between KMC Telecom
          Holdings, Inc. and KNT Network Technologies, LLC.
 10.25*   Maintenance Agreement, dated as of June 1, 2000, by and between KMC
          Telecom Holdings, Inc. and KNT Network Technologies, LLC.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.26*  Master Engineering, Procurement and Construction Contract, dated as of
         June 1, 2000, by and between KMC Telecom Holdings, Inc. and KNT
         Network Technologies, LLC.
 10.27*  KNT Asset Transfer and Proceeds Sharing Agreement, dated as of June 1,
         2000 between KNT Network Technologies, LLC and KMC Telecom Holdings,
         Inc.
 21.1**  Subsidiaries of KMC Telecom Holdings, Inc.
 23.1**  Consent of Ernst & Young LLP.
 23.2*   Consent of Kelley Drye & Warren LLP (contained in Exhibit 5.1).
 24.1**  Powers of Attorney (included on signature page of this Registration
         Statement).

--------
  * To be filed by amendment.
 ** To be filed herewith.
*** Filed herewith with information omitted. Confidential treatment has been requested as to certain portions, and the omitted portions have been separately filed.